UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Radian Group Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800.523.1988

215.231.1000

April 7, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Radian Group Inc., which will be held at our headquarters, 1601 Market Street, 12th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time on May 14, 2014. The accompanying Notice of 2014 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

Radian Group Inc. will hold its 2014 Annual Meeting of Stockholders as provided below:

Date and Time:	Wednesday, May 14, 2014, 9:00 a.m. local time

Place:	Radian Group Inc. 1601 Market Street, 12th Floor Philadelphia, Pennsylvania 19103

Items of Business:

(1)    Elect eleven directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2)    Conduct an advisory vote to approve the overall compensation of our named executive officers;

(3)    Approve the Radian Group Inc. 2014 Equity Compensation Plan;

(4)    Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2014; and

(5)    In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date:	Stockholders of record as of the close of business on March 17, 2014 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Whether or not you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Any stockholder as of the record date who attends the Radian annual meeting may revoke any previous proxy and vote in person instead of by proxy. Also, a proxy may be revoked in writing at any time before the Radian annual meeting.

By Order of the Board of Directors,

Edward J. Hoffman
General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 7, 2014

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to be held on May 14, 2014:

This proxy statement and our 2013 Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies for use at Radian’s 2014 Annual Meeting of Stockholders (the “annual meeting”). A copy of the Notice of 2014 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card will be mailed to stockholders beginning on or about April 11, 2014, in order to furnish information relating to the business to be transacted at the meeting.

INFORMATION ABOUT VOTING

Who Can Vote

Only stockholders of record on the close of business on March 17, 2014, the record date, may vote at the annual meeting. On the record date, 173,166,892 shares of our common stock were outstanding and entitled to vote at the annual meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date.

These shares include:

•	Shares held directly in your name as the stockholder of record; and

•

Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account with a bank, broker or other holder of record (a “nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.

How Shares May Be Voted

Before the annual meeting, you can vote by completing, signing and returning by mail the enclosed proxy card.

Many of our stockholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These stockholders should review and follow the voting instructions forwarded by their nominee. Our stockholders of record may not vote by telephone or internet.

You also may vote your shares at the annual meeting if you attend in person. If you hold your shares in “street name” and wish to vote in person at the annual meeting, you must obtain a legal proxy from your nominee.

You may revoke your proxy at any time before it is voted by providing to our Corporate Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the annual meeting, by itself, will not constitute revocation of a proxy.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the annual meeting. You can always change your vote before the meeting or at the meeting, as described above.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the annual meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. Your shares are counted as present at the annual meeting if you attend the annual meeting and vote in person or if you properly complete and return a proxy.

The following table summarizes the vote threshold required for approval of each proposal. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, the institution that holds the shares is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal		Votes Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/ Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)
Proposal 1	Election of directors	Majority of votes cast	No effect (3)	Not voted/No effect	Voted “For”

Proposal 2	Advisory, non-binding vote to approve executive compensation	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/No effect	Voted “For”

Proposal 3	Approval of the Radian Group Inc. 2014 Equity Compensation Plan	Majority of votes cast	Same effect as a vote “Against” (4)	Not voted/No effect	Voted “For”

Proposal 4	Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included for purposes of determining whether a quorum is present, however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

(2)	If you complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the annual meeting.

(3)	Under Section 4.13(f) of our Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.

(4)	Under the listing standards of the New York Stock Exchange (“NYSE”), for purposes of this proposal, an abstention is counted as a vote cast and therefore has the same effect as a vote “Against” the proposal.

As described in the table above, our directors are elected by majority voting (Proposal 1). For an uncontested election of directors, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. If a sitting director fails to receive a majority of the votes cast, our board of directors will determine within 90 days of the annual meeting whether to accept the resignation of such director, unless the director retires during this 90 day period. If a nominee fails to receive a majority of the votes cast, he or she would not be elected and, as a result, there would be a vacancy created on the board. Our board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the board.

Where to Find Voting Results

We will announce the voting results at the conclusion of the annual meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, shall be determined by our board of directors.

Upon election, each of our directors serves a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier removal or resignation. Our board of directors currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Lisa W. Hess, Stephen T. Hopkins, Sanford A. Ibrahim, Brian D. Montgomery, Gaetano Muzio, Jan Nicholson, Gregory V. Serio and Noel J. Spiegel.

Upon the recommendation of the Governance Committee of our board of directors, the board has nominated each of our current directors for reelection. All nominees (other than Mr. Ibrahim) are independent under applicable independence rules of the SEC and NYSE, and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the annual meeting, any nominee is not available for election, proxies may be voted for another person nominated by the board, or the size of the board may be reduced.

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the board to conclude that he or she should be nominated for election or reelection.

Herbert Wender	Mr. Wender, 76, has served as non-executive Chairman of our board of directors since May 2005. He also previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal mortgage insurance subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender also served as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

Mr. Wender’s extensive leadership experience on our board of directors, his intimate familiarity with Radian, his prior management experience as Chief Executive Officer of our mortgage insurance subsidiary and his industry experience give him the expertise, skills and judgment to serve as a director and non-executive Chairman. Under Mr. Wender’s guidance, our board of directors oversaw our navigation through the financial crisis and economic downturn with a thoughtful, measured approach that we believe has positioned Radian well for the future.

David C. Carney	Mr. Carney, 76, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area

Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as Chairman of the Board of ImageMax, Inc., a provider of outsourced document management solutions, from 1999 through 2003. Mr. Carney currently serves as a director and Chairman of the Audit Committee of AAA Northern California, Nevada and Utah Insurance Exchange, a property and casualty insurer. He also serves as a director of AAA Mid-Atlantic, Inc. and AAA Club Partners. He has been a director of Radian since November 1992.

Mr. Carney’s service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. Mr. Carney’s experience as a CPA, as managing partner of the Philadelphia area offices of one of the “big four” nationally recognized accounting firms, and as a Chief Financial Officer of a large, publicly-traded financial institution give him particular financial expertise and management experience relevant to his qualifications as a director and as the Chairman of the Audit Committee of our board of directors. In addition, Mr. Carney’s consulting experience and service on other boards of directors give him a broad perspective and insight on effectively running and advising a business.

Howard B. Culang	Mr. Culang, 67, served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang was a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. In the past, he has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. Mr. Culang currently serves as a director of ioSemantics, LLC, a privately owned software company. He has been a director of Radian since June 1999.

Mr. Culang’s service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage business. These experiences are particularly relevant in Mr. Culang’s role as Chairman of the Credit Committee of our board of directors.

Lisa W. Hess	Ms. Hess, 58, has been President and Managing Partner of SkyTop Capital Management LLC, an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, Odyssey Partners and Goldman, Sachs & Co. and has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (TIAA), serving on the investment, real estate, customers and products and corporate governance committees. She has been a director of Radian since February 2011.

Ms. Hess’s extensive experience managing financial assets, including in her current role with SkyTop Capital Management LLC, as a chief investment officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to investments and the capital markets that is particularly beneficial to the board and in her role as Chairwoman of the Finance and Investment Committee of the board. Her position as President and Managing Partner of SkyTop Capital Management LLC brings a current, day-to-day business perspective that is valuable in enhancing board oversight in today’s operating environment. In addition, her experience serving on the corporate governance committee at TIAA brings an added perspective and insight to the board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Stephen T. Hopkins	Mr. Hopkins, 63, served most recently as President of Hopkins and Company LLC, a management consulting business, from February 1999 to 2014. From 1976 to January 1999, Mr. Hopkins held a number of managerial positions with Federal Home Loan Mortgage Corporation, a government sponsored enterprise that purchases and securitizes qualified mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Mr. Hopkins’ service as a director of Radian gives him significant knowledge of Radian, its history and its businesses. Additionally, Mr. Hopkins’ experience of more than 20 years with the Federal Home Loan Mortgage Corporation gives him specialized insight into the home mortgage industry and the role of government sponsored enterprises within the industry. Because Radian works closely on a regular basis with such government sponsored enterprises, Mr. Hopkins’ experience is especially valuable in this regard. Having served as an executive officer, he has broad general management experience and expertise to apply to many aspects of Radian’s business, including in his role as Chairman of the Compensation and Human Resources Committee of our board of directors.

Sanford A. Ibrahim	Mr. Ibrahim, 62, has served as Radian’s Chief Executive Officer since May 2005. Before joining Radian, from 1999 until April 2005, Mr. Ibrahim served in a number of executive capacities for GreenPoint Financial, including as President and Chief Executive of GreenPoint Mortgage Funding, Inc., a residential mortgage lender and as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp., the former parent company of GreenPoint Mortgage Funding Inc. Mr. Ibrahim is a member of the board of directors of the California Mortgage Bankers Association and he currently serves on the board of the Institute for International Education, New York, as well as on the organization’s Western Regional Advisory Board. In the past, he also has served on the Residential Board of Governors of the Mortgage Bankers Association of America and on the Fannie Mae National Advisory Council. He has been a director of Radian since joining Radian in May 2005.

Mr. Ibrahim was appointed to be our CEO because of his strong leadership skills and his exceptional industry knowledge, background and reputation. As discussed above, Mr. Ibrahim has extensive industry-specific management experience and expertise and has served in leadership roles in relevant professional associations. In addition, in his role as both a board member and CEO, Mr. Ibrahim serves as an important liaison between the board and management, a role that is extremely valuable in helping the board perform its oversight function. Importantly, Mr. Ibrahim’s strong leadership as CEO was instrumental in guiding Radian through the financial crisis and economic downturn, and positioning us for long-term success.

Brian D. Montgomery	Mr. Montgomery, 57, serves as Vice Chairman of The Collingwood Group, LLC (“Collingwood”), a business consulting firm that provides advice to corporate leadership on a range of issues within the financial services and mortgage banking industries. Prior to joining Collingwood in August 2009, Mr. Montgomery served as the Assistant Secretary for Housing and Commissioner of the Federal Housing Administration (“FHA”) within the U.S. Department of Housing and Urban Development from June 2005 to July 2009. Before serving as Commissioner of the FHA, from January 2001 to April 2005, Mr. Montgomery served in the White House as Deputy Assistant to the President and Cabinet Secretary, as well as Deputy Assistant to the President and Director of Presidential Advance. Mr. Montgomery was Chairman of the Hope for Homeowners Oversight Board from 2008 to 2009 and served as a board member of the Federal Housing Finance Board from 2005 to 2008. In 2014, Mr. Montgomery became a director of Reverse Mortgage Investment Trust Inc., a newly organized real estate finance company that is focused on acquiring, originating, financing and managing home equity conversion mortgage loans, home equity conversion mortgage backed securities guaranteed by the Government National Mortgage Association and other real estate-related assets. He has been a director of Radian since May 2012.

Mr. Montgomery possesses a significant understanding of the mortgage industry, a deep knowledge of federal housing policies and significant experience in the federal regulation of housing. This expertise is extremely valuable to the Company as it seeks to navigate and capitalize upon the regulatory and legislative changes in the mortgage finance industry.

Gaetano Muzio	Mr. Muzio, 60, is the co-founder of Ocean Gate Capital Management, LP, an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman Sachs in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy for, and was also one of the founding members of, Goldman’s Mortgage and Asset Backed Department. In 1990, he became a general partner and Co-Head of the Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department. He has been a director of Radian since May 2012.

Mr. Muzio possesses a broad understanding of the mortgage industry. In addition, his significant experience in finance, risk management and corporate governance and strategy gives him extensive expertise in several areas that are valuable to the board’s oversight responsibilities.

Jan Nicholson	Ms. Nicholson, 69, has been President of The Grable Foundation, a private, charitable foundation that is dedicated to helping children and youth through improving their educational opportunities, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, a financial guaranty insurer, where she oversaw Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, Ms. Nicholson was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation, a financial guaranty insurer. Ms. Nicholson has been a director of Ball Corporation, a supplier of metal and plastic packaging products and of aerospace and other technologies, since 1994. She has been a director of Radian since September 2003.

Ms. Nicholson’s management experience in the financial guaranty industry, and banking experience focused on derivatives, securitizations and workouts of large commercial real estate loans provide a breadth of knowledge regarding the financial sector. Her specific experience in debt portfolio management and risk assessment are particularly important in supporting the board’s risk oversight responsibilities. Ms. Nicholson’s extensive board experience, including her 11 years of service as a director of Radian and longstanding service on another public company board, allow her to provide thoughtful perspectives and strong leadership in her role as Chairwoman of the Governance Committee of our board of directors.

Gregory V. Serio	Mr. Serio, 52, has served as a partner with Park Strategies, LLC, a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. Before serving as Superintendent, from January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (NAIC) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He has been a director of Radian since May 2012.

Mr. Serio possesses extensive knowledge and experience in the insurance industry. His in-depth understanding of insurance regulatory matters, combined with his risk management experience and expertise, further strengthens the board’s oversight and perspective in these areas.

Noel J. Spiegel	Mr. Spiegel, 66, was a partner at Deloitte & Touche, LLP, a nationally recognized accounting firm, where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves on the board of directors of American Eagle Outfitters, Inc. and Vringo, Inc. He was appointed as a director of Radian in February 2011.

Mr. Spiegel’s significant prior service as a partner at Deloitte provides him with a depth of experience in management, financial reporting, risk management, and public accounting and finance that is of significant value to the board and the Audit Committee. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy.

Additional Information Regarding Directors

For additional information regarding our board of directors, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (the “Compensation Discussion and Analysis”) and the accompanying tabular and narrative disclosures. Previously, at our 2011 Annual Meeting of Stockholders, the Company’s stockholders voted on an advisory basis in favor of holding annual advisory votes on our executive compensation program. Following that vote, our board of directors determined that the advisory vote on our executive compensation program should be held annually. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Our executive compensation program is designed to attract, motivate and retain high quality executive officers and to link our pay-for-performance philosophy with sound risk management practices and our overall business and strategic objectives. As further discussed below in the Compensation Discussion and Analysis, 2013 represented a strong performance year for the Company and a year in which we continued to build upon many of the key compensation principles that have guided our compensation decisions during our emergence from the economic downturn (e.g., heavy focus on performance-based variable compensation, challenging long-term incentive (“LTI”) metrics based on traditional measures of performance, appropriate levels of Committee discretion, etc.).

In 2013, the Company capitalized on improving macroeconomic trends to emerge from a prolonged period of losses and become the largest private mortgage insurer based on insurance-in-force, with vastly improved capital and liquidity positions, a growing portfolio of high-quality insurance-in-force and a significantly reduced portfolio of pre-2009 (“legacy”) insured mortgages. Our achievements in 2013 translated into significant value for our stockholders. In 2013, our total stockholder return (“TSR”) was 131%, outperforming 97% of the companies included on the NASDAQ Financial – 100 Index and MGIC Investment Corporation (“MGIC”), which collectively constitute the peer group against which we measure performance for purposes of our 2011 through 2013 LTI awards. Our executive compensation program continued to evolve in 2013, reflecting the transformation in our business discussed above. Since 2010, as the operating environment has become increasingly more predictable for the Company, our overall compensation approach has become less qualitative, less dependent on Committee discretion, and more formula based with a heavier focus on more traditional measures of performance, such as TSR. In 2013, the Committee continued with this approach, emphasizing performance-based compensation, incorporating short-term incentive (“STI”) metrics focused on growth and new opportunities and adding a maximum payout limit to our performance-based LTI awards. In particular, we believe it is important to observe the following with respect to our 2013 executive compensation program:

➢	We maintained a heavy focus on performance-based variable compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 16% of Mr. Ibrahim’s 2013 total target compensation and, on average, only 26% of the total target compensation for our other NEOs. A significant portion of the remaining target compensation is tied to, and contingent upon, Company and individual performance.

➢	Our program demonstrated a strong correlation between pay and performance.

•	The Committee funded 2013 STI Awards above target based on the exceptional performance of our NEOs.

We believe 2013 was a strong performance year for the Company, characterized by significant new business growth, enhanced financial strength, and an improvement in our operating results,

including a return to operating profitability as measured under our STI program. Commensurate with these positive trends, which resulted in significant stockholder value creation in 2013, the Committee awarded to our NEOs 2013 STI awards at levels above target.

•	The Committee funded 2012 MTI Awards above target given the strong credit performance and projected profitability of our 2012 insured portfolio.

The 2012 MTI award was based on the credit performance of our 2012 mortgage insurance portfolio through the end of 2013. Based on the credit performance of this insured portfolio and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 125% of target for the 2012 MTI awards.

➢	The Committee granted annual LTI Awards with challenging performance metrics, including performance-based equity awards that require relative outperformance and strong absolute returns.

Under our 2013 LTI awards, our NEOs will be entitled to a meaningful payout only if the Company continues to both outperform the market and produce meaningful returns to stockholders. This overall design, which is intended to further align the interests of our NEOs with those of our stockholders and to enhance long-term stockholder value, consists of the following:

•

The 2013 Performance-Based RSUs incorporate measures of absolute performance in addition to performance relative to the Company’s peers. The 2013 Performance-Based RSUs require the Company to achieve at least a 25% TSR (on an absolute basis) over a three-year performance period for a NEO to be eligible to receive an award at 100% of target. Also, if the Company’s TSR is negative, the NEO’s maximum payout will be reduced to 50% of target, regardless of the degree to which the Company has outperformed relative to its peer group.

•

The 2013 Performance-Based Stock Options only will vest if the closing price of the Company’s common stock exceeds 125% of the option exercise price for ten consecutive trading days ending on or after the third anniversary of the grant date.

➢

We (1) provide limited perquisites; (2) have eliminated single-trigger vesting for change-of-control payments; (3) do not provide excise tax gross-ups; and (4) prohibit certain speculative transactions in our stock.

➢	We increased our stock ownership requirements in 2013.

The value of each NEO’s equity investment in Radian has increased with the increase in our stock price and our relative outperformance against measures under our outstanding LTI awards. In light of this and other market considerations, effective in November 2013, we increased the levels of stock ownership for each of our NEOs.

To fully appreciate and evaluate the Company’s compensation program, we believe it is important to understand that because we are both a mortgage insurer and a financial guarantor company, our circumstances are unique, both within the broader financial services industry and the specific industries in which we participate. In particular, more than most companies, our businesses were severely and negatively affected by the financial crisis and economic downturn that began in 2007, with our businesses only recently demonstrating improved operating performance. Given these circumstances, our story can be complex, both with respect to evaluating our performance and assessing our compensation program. This is particularly true with regard to understanding certain payouts to our NEOs in current periods that are being made pursuant to programs implemented during the challenging operating environment of past periods. In order to better understand our compensation program in the context of our current and past performance, we urge you to read our Compensation Discussion and Analysis in its entirety.

While this vote is advisory and non-binding, our board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 3

APPROVAL OF

RADIAN GROUP INC.

2014 EQUITY COMPENSATION PLAN

This section summarizes the terms of the Radian Group Inc. 2014 Equity Compensation Plan, which we refer to as the “2014 Equity Plan” or the “Plan,” and the proposal that stockholders approve the Plan. The full text of the 2014 Equity Plan is included as Appendix A to this proxy statement. The description of the 2014 Equity Plan below is qualified by reference to the full text of the Plan.

Preliminary Matters

Our board of directors adopted the 2014 Equity Plan on February 13, 2014, upon the recommendation of the Compensation and Human Resources Committee of the board (the “Committee”), and subject to the approval of our stockholders at the 2014 annual meeting. We are asking our stockholders to approve the 2014 Equity Plan as we believe that the Plan is important to our continued growth and success. The 2014 Equity Plan is designed to attract, motivate and retain highly qualified officers, directors, key employees and other key individuals who may include independent contractors, consultants and advisors. The purpose of the 2014 Equity Plan is to promote Radian’s interests by providing these individuals with appropriate incentives and by aligning their long-term interests with those of our stockholders. We believe that providing these individuals with an opportunity to acquire a direct interest in the future success of Radian will motivate these individuals to serve Radian and to expend maximum effort to improve our business and results of operations, including importantly encouraging a focus on generating long-term value for stockholders. Accordingly, we believe the 2014 Equity Plan is critical to our overall compensation strategy and necessary to further our compensation philosophy as discussed below under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Executive Summary and Compensation Philosophy.” In determining the number of shares to reserve for issuance under the 2014 Equity Plan, we considered many factors, including our share availability under our current Amended and Restated 2008 Equity Plan (the “2008 Equity Plan”), our historical burn rate, our projected burn rate under the 2014 Equity Plan, as well as the potential costs and benefits to our stockholders of the share request under the 2014 Equity Plan.

The Committee has not yet granted any equity awards under the 2014 Equity Plan. Participation and the types of awards under the 2014 Equity Plan are subject to the discretion of the Committee and, as a result, the benefits or amounts that will be received by any participant or groups of participants if the 2014 Equity Plan is approved are not currently determinable. On the record date, there were seven executive officers, 10 non-employee directors and approximately 775 employees who were eligible to participate in the 2014 Equity Plan.

We do not plan to make any awards under the 2014 Equity Plan unless it is approved by our stockholders. If stockholders approve the 2014 Equity Plan, we will not make any further awards under the 2008 Equity Plan, under which there were 116,180 shares of common stock remaining available as of the record date, and we will make awards exclusively from the 2014 Equity Plan. The 2008 Equity Plan was the successor to our 1995 Equity Compensation Plan (the “1995 Equity Plan”) under which we stopped making awards at the time our stockholders approved the 2008 Equity Plan.

The 2014 Equity Plan reserves for issuance the sum of (i) 6,416,180 shares of common stock (consisting of 6,300,000 newly-reserved shares and the remaining 116,180 shares available under the 2008 Equity Plan as of the record date), plus (ii) such number of shares of common stock subject to outstanding awards that are payable in shares under the 2008 Equity Plan, as of the date upon which our stockholders approve the 2014 Equity Plan, and which awards subsequently terminate, expire or are cancelled (“Prior Plan Shares”). Excluding Prior Plan Shares, this amount represents 3.64% of the number of shares of common stock outstanding as of the record date. As of the record date, our non-employee directors and employees held (i) stock options to purchase a total of 3,751,806 shares of our common stock (of which 1,494,174 options are vested) with a weighted average per share exercise price of $8.51 and weighted average remaining term of 4.65 years for all outstanding stock options; (ii) 0 shares of restricted stock; (iii) 1,248,510 restricted stock units (“RSUs”) to be settled in shares of common stock upon vesting (of these RSUs, 432,440 are subject to performance-based conditions with a potential maximum payout of 864,880 shares); and (iv) 288,959 shares of phantom stock (including dividend equivalents) under the 2008 Equity Plan and the 1995 Equity Plan. On the record date, the closing price of our common stock on the NYSE was $15.36.

Description of the Plan

Shares Subject to the Plan.    The 2014 Equity Plan authorizes the issuance of (i) 6,416,180 shares of common stock (consisting of 6,300,000 newly-reserved shares and the remaining 116,180 shares available under the 2008 Equity Plan), and (ii) the Prior Plan Shares (collectively, the “2014 Equity Plan Reserve”).

Share Counting Rules under the 2014 Equity Plan.    Each option or stock appreciation right (“SAR”) granted under the 2014 Equity Plan (other than a SAR providing for settlement solely in cash) will reduce the 2014 Equity Plan Reserve by one share for every share subject to such grant. Each grant of restricted stock, RSU or performance share award under the 2014 Equity Plan (other than an award providing for settlement solely in cash) will reduce the 2014 Equity Plan Reserve by 1.31 shares for every share subject to such grant. In each case, any such grants that are restored to the 2014 Equity Plan Reserve (because of termination, expiration or cancellation of such award) will increase the 2014 Equity Plan Reserve by the same respective amounts. Awards providing for settlement solely in cash will not reduce the 2014 Equity Plan Reserve. Other shares, such as shares not issued as a result of the net settlement of a stock-settled SAR, shares tendered in payment of an option exercise price or withheld for taxes or shares repurchased on the open market with the proceeds of the exercise price of any grant will not be restored to the 2014 Equity Plan Reserve.

Treatment of the 2008 Plan Awards for purposes of determining the 2014 Equity Plan Reserve.    A “2008 Plan Award” is an award granted under our 2008 Equity Plan in the form of either a non-qualified stock option, RSU, phantom stock or performance share award that is payable in shares and that is outstanding as of the date upon which our stockholders approve the 2014 Equity Plan. A 2008 Plan Award that is a non-qualified stock option (and that terminates, expires or is cancelled) is counted as one share for each such option. A 2008 Plan Award that is a RSU, phantom stock or performance award share (and that terminates, expires or is cancelled) is counted based on the applicable formula used under the 2008 Equity Plan (1.19 shares for grants made on or after May 11, 2011 and 1.14 shares for grants made on or after May 13, 2009 and before May 11, 2011). Other shares subject to the 2008 Plan Awards, such as shares tendered in payment of an option exercise price or withheld for taxes or shares repurchased on the open market with the proceeds of the exercise price of any grant will not be taken into account for purposes of the 2014 Equity Plan Reserve.

Administration of the Plan.    The 2014 Equity Plan is administered by the Committee, with grant decisions made by at least two non-employee directors, each of whom is an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and otherwise an independent director under the rules and regulations of the NYSE or such other securities exchange on which our common stock is then listed. The Committee has been appointed by the board to administer the 2014 Equity Plan. Subject to the 2014 Equity Plan, the Committee has the sole authority to determine:

•	who will receive grants under the Plan;

•	the type, size and terms of each grant;

•	when the awards will be granted and the duration of any exercise or restriction period;

•	any restrictions on resale applicable to the shares to be issued or transferred pursuant to a grant;

•	whether any grant will be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants or conditions; and

•	any other matters arising under the Plan.

The Committee has authority to delegate to the Chief Executive Officer the authority to make grants under the 2014 Equity Plan to employees, independent contractors, consultants, and advisors who are not subject to the restrictions of Section 16(b) of the Exchange Act. However, the Chief Executive Officer will not be permitted to make grants that are intended to meet the requirements of “qualified performance based compensation” pursuant to the requirements of Section 162(m) of the Code and all grants must be made in accordance with appropriate parameters set by the Committee. Any delegation of authority will be subject to such conditions and limitations as may be determined by the Committee and will be subject to applicable law, including Delaware law, and the rules of the NYSE or such other securities exchange on which our common stock is then listed.

Grants.    Awards under the 2014 Equity Plan may consist of stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, restricted stock grants, RSUs, stand-alone SARs, SARs granted in conjunction with all or part of any stock option, and performance shares. Incentive awards granted under the 2014 Equity Plan are referred to collectively as “Grants.” Each grant of restricted stock, RSUs and performance shares may be designed to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code.

Eligibility for Participation.    Our employees are eligible to participate in the 2014 Equity Plan. Non-employee directors and independent contractors, consultants and advisors are eligible to participate in the 2014 Equity Plan, but are not permitted to receive grants of performance shares. The maximum aggregate number of shares of our common stock that any grantee may receive pursuant to grants of stock options or SARs in any calendar year may not exceed 1,000,000 shares, and the maximum aggregate number of shares that any grantee may receive pursuant to grants of restricted stock, RSUs or performance share awards that are “qualified performance-based compensation” under Section 162(m) of the Code may not exceed 1,000,000 shares in any calendar year. These limitations are subject to certain adjustments as set forth in the 2014 Equity Plan.

For purposes of the 2014 Equity Plan, unless provided otherwise by the Committee in the grant letter, a participant’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the participant renders service to the Company as an employee, non-employee director, independent contractor, consultant or advisor, or a change in the Company entity for which the participant renders such service, provided that there is no interruption or termination of the participant’s continuous employment or service to the Company. Likewise, certain leaves of absence will not be deemed a termination or interruption of continuous employment. The provisions of the 2014 Equity Plan that refer to “retirement” and “disability” will not apply to a grantee who is an independent contractor, consultant or advisor.

No Repricing.    Except in connection with a corporate transaction such as a merger, spin-off or reorganization, the Company may not, without first obtaining stockholder approval: (a) amend the terms of outstanding stock options or SARs to reduce their exercise price; (b) cancel outstanding stock options or SARs in exchange for stock options or SARs with a lower exercise price; or (c) cancel outstanding stock options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Stock Options; Exercise Price, Term, Vesting and Method of Exercise.    The 2014 Equity Plan provides that the exercise price of a stock option may not be less than the fair market value of our common stock on the date the option is granted. Holders of stock options will not have any rights as a stockholder with respect to any share of common stock subject to the option unless and until such holder becomes the holder of record of such share.

The Committee will determine the exercise period for each option, up to a 10-year maximum. All stock options have a vesting period of at least one year from the grant date; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the initial Plan reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable. The Committee may provide in the grant letter to what extent a stock option would vest in certain circumstances, including in the event of the grantee’s termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Payment of the option price and applicable tax withholding upon the exercise of an option may be made in cash or, subject to any conditions imposed by the Committee, by tendering shares of common stock owned by the grantee, by having shares of common stock that are subject to the exercisable option be withheld to pay the exercise price, by authorizing a third party to sell shares of common stock acquired upon exercise of the option and paying to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding or any combination of the foregoing payment methods.

Restricted Stock and RSUs.    The Committee may issue shares of our common stock in the form of a restricted stock grant, or grant the right to receive shares of our common stock (or cash equal to the fair market value of the shares) under a grant of RSUs. Unless otherwise specified by the Committee, holders of restricted stock will have the rights of a stockholder with respect to the shares that are subject to the restricted stock grant, including the right to vote the shares and receive any cash dividends. Conversely, holders of RSUs do not have any rights of a stockholder with respect to the shares that are subject to the grant of RSUs, including voting or dividend rights. Holders of RSUs are unsecured creditors of the Company. The Committee may provide in the grant letter, however, that the holder is entitled to dividend equivalent rights as and when dividends are payable.

All restrictions imposed under a restricted stock grant or RSU grant lapse after the applicable restriction period. Unless otherwise provided in the applicable grant letter, if a grantee’s employment or service relationship with us terminates while shares or units are subject to restrictions, the restricted stock grant or RSU grant will terminate with respect to all shares that are subject to restrictions, and such shares or units will be immediately forfeited. Notwithstanding the foregoing, the Committee may provide in the grant letter to what extent the restriction period or restrictions may lapse in certain circumstances, including in the event of the grantee’s termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

While shares or units are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of them, except to a successor grantee in the event of the grantee’s death. The restriction period for any restricted stock grant or RSU grant, the vesting of which is based solely upon a continuing employment or service relationship with us, will be a minimum of three years from the grant date, and the restriction period for any restricted stock grant or RSU grant that is based upon performance criteria will be based upon performance over a minimum period of one year; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the initial Plan reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable.

SARs.    The Committee may grant either stand-alone SARs or SARs in conjunction with all or part of a stock option. Holders of SARs will not have any rights as a stockholder with respect to any share of common stock subject to the SAR unless and until such holder becomes the holder of record of such share.

The Committee determines the exercise period for each SAR, up to a 10-year maximum. All SARs have a vesting period of at least one year from the grant date; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the initial Plan reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable. The Committee may provide in the grant letter to what extent a SAR would vest in certain circumstances, including in the event of the grantee’s termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Upon a grantee’s exercise of some or all of his or her SARs, the grantee will receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash or shares of our common stock or a combination thereof, as the Committee may determine and as specified in the grant letter. The stock appreciation for a SAR is the amount by which the fair market value of the underlying common stock on the date of exercise of the SAR exceeds the exercise price of the SAR. The exercise price of a SAR will be at least the fair market value of a share of our common stock on the grant date of the SAR. No shares of common stock or cash will be issued upon the exercise of a SAR unless the exercise price and applicable tax withholding are paid in full at the time of exercise.

Performance Share Awards.    The 2014 Equity Plan also provides for the granting of performance share awards to employees of the Company. A performance share award may entitle the grantee to receive shares of common stock or cash upon settlement, contingent upon the satisfaction of specified performance goals established by the Committee and such other terms as the Committee deems appropriate for such award term. Holders of performance shares do not have any rights of a stockholder with respect to the shares that are subject to the performance share award, including voting or dividend rights. Holders of performance share awards are unsecured creditors of the Company. The Committee may provide in the grant letter, however, that a holder of a performance share award is entitled to dividend equivalent rights as and when dividends are payable. As with the other awards discussed above, performance share awards are based on an award term of at least one year; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the initial Plan reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable. The Committee may provide in the grant letter to what extent a performance share award would vest in certain circumstances, including in the event of the grantee’s termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Qualified Performance Based Compensation.    The 2014 Equity Plan permits the Committee to determine that grants of restricted stock, RSUs or performance share awards are to be considered “qualified performance based compensation” for purposes of Section 162(m) of the Code (“qualified performance awards”). When qualified performance awards are granted, the Committee will establish (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum potential award that may be earned if the performance goals are met and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” For purposes of establishing the objective performance goals, the goals must be substantially uncertain at the time they are established and such goals must be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable pursuant to a performance award. At the end of the designated performance period the Committee will determine to what extent the established performance goals have been met and will certify the performance results for any award made for such period. The Committee may provide in the grant letter to what extent a qualified performance award would be payable upon the grantee’s termination of employment or service, retirement, disability or death, or a change of control, or under other circumstances consistent with the requirements under Section 162(m) of the Code.

Except as otherwise permitted in the 2014 Equity Plan, the determination of the achievement of performance goals will be based on the relevant financial measure, computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements. The 2014 Equity Plan provides that, to the extent permitted by Section 162(m) of the Code, the Committee may provide for adjustment as it deems appropriate, including for changes in accounting principles, the impact of extraordinary non-recurring items and specified non-operating items.

Amendment and Termination of the Plan.    Our board of directors may amend or terminate the Plan at any time. However, our stockholders must approve any amendment to the extent required by applicable law or the regulations of the SEC or NYSE or such other securities exchange on which our common stock is then listed.

The 2014 Equity Plan will terminate on May 14, 2024 unless terminated earlier by our board of directors or further extended by the board with the approval of our stockholders.

Amendment and Termination of Outstanding Grants.    A termination or amendment of the 2014 Equity Plan that occurs after a grant is made will not terminate or amend the grant unless the grantee consents or unless the Committee revokes or modifies a grant that is contrary to applicable law. The grantee’s consent is not required for an amendment that merely accelerates the vesting or extends the post-termination exercise period of a grant or that does not adversely affect the grant.

Transferability of Awards.    Grants under the 2014 Equity Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available only to the participant during a participant’s lifetime. The Committee may not implement any program that would give participants the opportunity to transfer for value any outstanding Grants without stockholder approval.

Adjustment Provisions; Change of Control of Radian.    The number or kind of shares of our common stock available for grants or subject to outstanding Grants, as well as the exercise price of any stock grants, may change as a result of changes made to our common stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration.

If any such event occurs, then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee will preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant, any performance goals, and other terms, as applicable.

A change of control of Radian occurs when, unless otherwise specified in a grant letter:

•

a person (other than an employee or his or her family, Radian, any Radian or affiliate employee benefit plan, any person or entity organized, appointed or established by Radian for or pursuant to the terms of any such employee benefit plan), together with all affiliates or associates of such person, acquires 40% or more of our shares then outstanding and entitled to vote for directors generally;

•	any person (other than an employee and his or her family), together with all affiliates or associates of such person, purchases substantially all of the assets of Radian; or

•

during any 24-month period, individuals who at the beginning of such period constituted our board of directors cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by our stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

The Committee may establish such terms and conditions relating to the effect of a change of control on grants as the Committee deems appropriate. Unless otherwise specified in a grant letter, upon a change of control the Committee may take one or more of the following actions with respect to any or all outstanding Grants, without the consent of any grantee: (A) the Committee may determine that outstanding options and SARs will be fully exercisable, restrictions on outstanding restricted stock grants will lapse, and other grants will become payable upon specified terminations of employment or service, including retirement, death or disability, or at such other time as the Committee determines; (B) the Committee may require that grantees surrender their outstanding options and SARs for cancellation and the grantees will receive one or more payments, in cash, common stock or other property, in an amount equal to the amount, if any, by which the then fair market value of the shares of our common stock subject to the unexercised options and SARs exceeds the exercise price; (C) after giving grantees an opportunity to exercise their options and SARs, any or all unexercised stock options and SARs may be terminated; (D) with respect to grantees holding RSUs or performance share awards, the Committee may determine that such participants will receive one or more payments in settlement of such grants, in such amount and form and on such terms as may be determined by the Committee; or (E) the Committee may determine that grants that remain outstanding after the change of control will be converted to similar grants of the surviving corporation or a parent or subsidiary of the surviving corporation. If the per share fair market value of the common stock does not exceed the per share exercise price of an option or SAR, the Company will not be required to make any payment to the participant upon surrender of the option or SAR.

Company Policies.    All Grants will be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the board of directors from time to time.

Non-U.S. Grants.    The Committee may modify the terms and conditions of Grants made to persons outside the United States, establish subplans for such persons with modified procedures, or otherwise take action to conform with the provisions of local laws and regulations or local practices and policies in foreign countries.

Federal Income Tax Consequences

The following summarizes the U.S. federal income tax consequences to grantees and to us of grants made under the 2014 Equity Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws. This discussion is intended for the information of the stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who will participate in the 2014 Equity Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

From a grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates (long-term or short-term depending on the holding period) when the shares of common stock are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, then ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture) under section 83(b) of the Code; (ii) we will not be entitled to a tax deduction for compensation attributable to awards to one of our top five executive officers (other than our chief financial officer), if and to the extent such compensation does not qualify as “performance-based compensation” under section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same year, exceeds $1 million; and (iii) an award may be taxable to the recipient as ordinary income, with an additional 20% tax, at the time it becomes vested (even if the vesting date is prior to settlement of the award), if the award constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Non-Qualified Stock Options.    There are no federal income tax consequences to grantees or to us upon the grant of a non-qualified stock option. Upon the exercise of non-qualified stock options, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the acquired shares when exercised over the exercise price of the non-qualified stock option. We generally will be entitled to a corresponding income tax deduction. Grantees who are employees will be subject to applicable tax withholding requirements. Upon the sale of shares acquired upon exercise of a non-qualified stock option, a grantee will have a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale, in an amount equal to the difference between the amount realized upon the sale and the grantee’s basis in the shares.

Restricted Stock.    A grantee normally will not recognize taxable income upon the grant of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. However, a grantee will recognize ordinary compensation income on amounts paid to the grantee as dividends on shares of restricted stock while the stock remains subject to restrictions. We generally will be entitled to a deduction in the same amount when such amount is included in the grantee’s income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code. When restricted stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee’s other tax basis in the shares. However, a participant, within 30 days of receiving restricted stock, may elect under Section 83(b) of the Code to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of our common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code, we generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of our common stock will be a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale. If, after making the election, any of our common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

RSUs.    There are no immediate tax consequences to a grantee upon receiving an award of RSUs under the 2014 Equity Plan. If the grantee is an employee, the RSUs will be taxable for purposes of Federal Insurance Contributions Act (“FICA”) and the Federal Unemployment Tax Act (“FUTA”) when the grant is no longer subject to a substantial risk of forfeiture, regardless of whether the grantee has received a distribution with respect to such award at that time. A grantee who is awarded RSUs will recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee on the payment date. To the extent that the grantee has already paid FICA taxes with respect to the RSUs, no additional FICA amounts will be owed on the payment date. We generally will be entitled to a deduction in the same amount and at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

Performance Share Awards.    There are no immediate tax consequences to a grantee upon receiving a grant of performance share awards under the 2014 Equity Plan. In the year in which the performance share awards are settled, the grantee will recognize ordinary income equal to the fair market value of the shares of common stock or cash received in settlement of the performance share awards. At that time, the grantee will be required to satisfy the tax withholding requirements applicable to such income. We generally will be entitled to a deduction in the same amount and generally at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

SARs.    The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of our shares of common stock received upon such exercise. We generally will be entitled to a corresponding income tax deduction, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

Section 162(m).    Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its Chief Executive Officer or any of its three other most highly compensated officers (other than its chief financial officer) in excess of $1 million in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deduction cap, and therefore, remains fully deductible by the corporation that pays it. Under the 2014 Equity Plan, grants of non-qualified stock options and SARs with an exercise price not less than fair market value on the date of grant, are intended to meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Code. Other awards granted under the Plan will only meet the requirements of “performance-based compensation” if the Committee conditions such awards on the achievement of specific objective performance goals in accordance with the requirements of section 162(m) of the Code, as described under the section titled “Qualified Performance Based Compensation,” above.

Section 280G.    To the extent payments that are contingent on a change of control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax payable by the grantee and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A.    The Committee may permit a grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the 2014 Equity Plan. Certain awards under the 2014 Equity Plan, such as RSUs and SARs, may involve elements of deferred compensation, which is governed by Section 409A of the Code. The Committee may establish such rules and procedures as it may deem advisable and in our best interests in the event that Section 409A of the Code is implicated by any transaction under the 2014 Equity Plan. If an amount constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied, the grantee may be subject to a 20% excise tax in addition to ordinary income tax inclusion at the time the award becomes vested, plus an interest-based tax. In addition, Radian may be subject to penalties for under-withholding.

The 2014 Equity Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. If a grant is subject to Section 409A of the Code, (i) distributions will only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service will only be made upon a “separation from service” under Section 409A of the Code, (iii) payments to be made upon a change of control will only be made upon a “change of control event” under Section 409A of the Code, (iv) unless the grant specifies otherwise, each payment will be treated as a separate payment for purposes of Section 409A of the Code, and (v) in no event may a grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any grant under the 2014 Equity Plan that is considered deferred compensation under Section 409A of the Code and that is to be distributed to a key employee (as described below) upon separation from service will be administered so that any distribution with respect to such grant will be postponed for six months following the date of the grantee’s separation from service, if required by Section 409A of the Code. The determination of key employees, including the number and identity of persons considered key employees and the identification date, will be made by the Committee each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

Equity Compensation Plan Information

The following table sets forth certain information relating to our equity compensation plans as of December 31, 2013. Each number of securities reflected in the table is a reference to shares of our common stock.

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	5,547,842	(3)	$7.65	(4)	1,422,871	(5)
Equity compensation plans not approved by stockholders	—		—		—

Total	5,547,842	(3)	$7.65	(4)	1,422,871	(5)

(1)	The table does not include information for equity compensation plans assumed by us in mergers, under which we do not grant additional awards.

(2)	These plans consist of our 1995 Equity Plan, 2008 Equity Plan and our 2008 Employee Stock Purchase Plan (“2008 ESPP Plan”).

(3)	Represents 3,989,641 non-qualified stock options and 284,645 shares of phantom stock issued under our 1995 Equity Plan and our 2008 Equity Plan and 1,273,556 RSUs issued under our 2008 Equity Plan. Of the RSUs included herein, 432,440 are performance-based RSUs that, depending on performance, could result in the issuance of up to 864,880 shares (200% of target).

(4)	The shares of phantom stock and RSUs were granted at full value, and therefore, have a weighted average exercise price of $0. Excluding shares of phantom stock and RSUs from this calculation, the weighted average exercise price of outstanding non-qualified stock options was $10.63 at December 31, 2013.

(5)	Includes 118,813 shares available for issuance under our 2008 Equity Plan and 1,304,058 shares available for issuance under our 2008 ESPP Plan, in each case as of December 31, 2013. In January 2014, we issued 35,037 of the shares available for issuance under our 2008 ESPP Plan. As a result, 1,269,021 shares currently remain available for issuance under the 2008 ESPP Plan. When we obtained stockholder approval for our 2008 Equity Plan, we stated that we would not issue any additional shares under our 1995 Equity Plan.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE 2014 EQUITY PLAN. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2014 is being submitted to our stockholders for ratification. A representative of PwC is expected to attend our annual meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether or not to retain the firm. You should note that, even if the appointment of PwC is approved at the annual meeting, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time if it determines that such a change would be in our best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2013 and December 31, 2012:

Type of Fees	2013	2012
Audit Fees	$5,015,499	$4,845,000
Audit-Related Fees	—	—
Tax Fees	167,982	85,827
All Other Fees	284,426	488,186

Total	$5,467,907	$5,419,013

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, the filing of registration statements under the Securities Act of 1933, and for services that normally are provided in connection with statutory and regulatory filings.

•

“Audit-Related Fees,” if any, are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to consultation on financial accounting and reporting matters.

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning.

•

“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above, including advisory services provided in connection with information technology projects in 2013 and 2012.

All services provided by PwC and listed in the table above were pre-approved by the Audit Committee. The Audit Committee considered the nature and proposed extent of the non-audit services provided by the independent registered public accounting firm and determined that those services were in compliance with the provision of independent audit services by such firm.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2013, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and its Standing Committees

Our board of directors holds regular quarterly meetings, and holds special meetings as and when necessary. Our full board held 11 regular and seven special meetings during 2013. Our non-management directors meet in executive session at the conclusion of each regularly scheduled board meeting and frequently meet in executive session following each special meeting of the board. Each director participated in at least 75% of the meetings of the board and the committees on which he or she served during 2013. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board.

As discussed below, all of our directors, except our Chief Executive Officer, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules. Our policy is that all of our director nominees are expected to attend our annual meeting, and all of the current directors attended last year’s annual meeting.

The board of directors maintains the following standing committees:

Audit Committee.    The current members of the Audit Committee are Mr. Carney (Chairman), Ms. Hess, Mr. Serio and Mr. Spiegel, each of whom is independent under the NYSE’s listing standards, and each of whom meets the additional NYSE independence criteria applicable to audit committee members. All current members of the Audit Committee served on the committee in 2013. This committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results, and reviewing our accounting and reporting principles and policies. Our board has determined that Mr. Carney qualifies as an “audit committee financial expert” under the SEC’s rules and that he is independent under all applicable NYSE and SEC rules. The Audit Committee met eighteen times during 2013. See “Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Resources Committee.    The current members of the Compensation and Human Resources Committee are Messrs. Hopkins (Chairman), Culang, Montgomery and Muzio, each of whom meets the NYSE independence criteria applicable to compensation committee members. All current members of the Compensation and Human Resources Committee served on the committee in 2013; Mr. Muzio was appointed to the committee on May 15, 2013. This committee oversees compensation and benefit policies and programs for Radian and its subsidiaries, including compensation of the Company’s executive officers, and reviews the quality and depth of officers throughout Radian as well as our management development and succession practices and programs. The Compensation and Human Resources Committee met seven times during 2013. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Committee.    The current members of the Credit Committee are Mr. Culang (Chairman), Mr. Carney, Ms. Nicholson, Mr. Spiegel and Mr. Serio. All current members of the Credit Committee served on the committee in 2013; Mr. Serio was appointed to the committee on May 15, 2013. This committee oversees our credit and related risk management policies and procedures, including oversight of our procedures for identifying and quantifying emerging matters that could pose significant risk implications for Radian. This committee reviews our credit-based risks, credit policies and overall credit management. Specifically, this committee reviews the quality of our mortgage insurance and financial guaranty portfolios, and assesses general compliance with underwriting and diversification guidelines. The Credit Committee met five times during 2013.

Governance Committee.    The current members of the Governance Committee are Ms. Nicholson (Chairwoman) and Messrs. Carney, Culang and Hopkins. All current members of the Governance Committee served on the committee in 2013. This committee oversees the process of board governance, which includes: identifying and recommending candidates to become members of our board of directors, including potential candidates that may be recommended by stockholders; recommending committee membership and chairperson appointments; conducting regular board and individual director assessments; and examining our corporate governance processes. The Governance Committee met six times during 2013.

For a discussion of our board nomination process, see “Consideration of Director Nominees” below.

Finance and Investment Committee.    The current members of the Finance and Investment Committee are Ms. Hess (Chairwoman), and Messrs. Hopkins, Muzio and Spiegel. All current members of the Finance and Investment Committee served on the committee in 2013; Ms. Hess was appointed as Chairwoman of the committee on May 15, 2013. This committee reviews the Company’s capital structure and oversees the management of the Company’s investment portfolio. This committee also regularly reviews the performance of the investment professionals overseeing the portfolio to ensure adherence to our investment policy guidelines. The Finance and Investment Committee met four times during 2013.

For a discussion of our board and its committees’ roles in risk oversight of the Company, see “Board and Board Committee Roles in Risk Oversight” below.

Board Leadership Structure

Since May 2005, we have separated the positions of Chairman of the Board and Chief Executive Officer. We believe that the separation of these positions enhances the independent oversight of the Company and the monitoring and objective evaluation of the Chief Executive Officer’s performance, and ensures that the board is fully engaged with the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender, serving as non-executive Chairman of our board of directors, is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management in all matters concerning the interests of the board. The non-executive Chairman of the Board sets the agenda for board meetings and presides over meetings of the board. Mr. Ibrahim, in his role as the Chief Executive Officer, is responsible for the strategic direction of the Company and the day to day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include determining corporate strategies and policies, ensuring complete and accurate disclosures of financial, operational and management matters to the board, and informing the board so they are current with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our board of directors is actively involved in the oversight of risks that could affect the Company. The full board is responsible for the general oversight of risks. In this regard, the board seeks to understand and oversee the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full board and its committees, and ensures that management has in place effective systems and processes for managing all current risks facing us, as well as those that could arise in the future. On a quarterly basis, the board meets with management to review the Company’s enterprise risk management (“ERM”) process, which is designed to identify, assess, manage and mitigate risks. As part of this process, the board discusses the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks.

The board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•	The Audit Committee regularly inquires of management, the Company’s Chief Audit Executive, and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize such risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, and legal and compliance risks.

•

The Credit Committee provides oversight of our credit and related risk management policies and procedures, including the potential effect of developing risk trends in our insured portfolio. The Credit Committee regularly considers significant credit-based risks and exposures faced by the Company and assesses the steps management has taken to manage those risks, as well as our surveillance activities for identifying problem credits and emerging matters with significant risk implications.

•

The Compensation and Human Resources Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy, are achieving their intended purposes, and are not encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Compensation Principles and Objectives.” In addition, the Compensation and Human Resources Committee annually reviews with management a risk assessment of all of the Company’s compensation policies and procedures. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.

•

The Finance and Investment Committee regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio. The Finance and Investment Committee also oversees risks related to our capital management.

•

The Governance Committee oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “Certain Relationships and Related Person Transactions.”

Each Committee Chair provides regular reports to the full board regarding the Committee’s risk oversight responsibilities as discussed above. The board conducts its risk oversight responsibility through these reports, as well as through regular discussions and reports from management regarding any significant and other known risks, including the quarterly reports regarding the Company’s ERM process.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our board of directors must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. In evaluating the independence of each of our directors, our board, through the Governance Committee, considers all relevant facts and circumstances from the standpoint of the director, as well as from the perspectives of persons or organizations with which the director has an affiliation, including the Company. Our board of directors has determined that all of the members of the board, except Sanford A. Ibrahim, are “independent” under current NYSE listing standards and SEC rules. In determining that each of our non-employee directors was independent, the board considered whether there were any facts and circumstances that might impair the independence of each director. The board concluded that no material direct or indirect relationship exists between the Company and any of its non-employee directors, other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

In recommending to the board that each of our non-employee directors was independent, with respect to Mr. Montgomery, the Governance Committee of the board considered that in February 2014 the Company entered into a consulting engagement with Aitheras LLC (“Aitheras”). Aitheras is an affiliate of Collingwood and Mr. Montgomery is the Vice Chairman of Collingwood and owns 25% of its Class A interests. Mr. Montgomery has no role in the consulting engagement. Pursuant to the terms of the engagement, total fees and expenses that will be paid to Aitheras may not exceed $60,000. Based on the recommendation of the Governance Committee, the board considered this relationship and concluded that it was not material and determined that it did not impair Mr. Montgomery’s independence, including applicable standards of independence for compensation committee members.

Compensation and Human Resources Committee Interlocks and Insider Participation

Messrs. Hopkins (Chairman), Culang, Montgomery and Muzio served on the Compensation and Human Resources Committee during 2013; Mr. Muzio was appointed to the committee on May 15, 2013. No member of the Compensation and Human Resources Committee during 2013: (i) has ever been an officer or employee of Radian or any of its subsidiaries, or (ii) had any relationship with Radian or its subsidiaries during 2013 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2013, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

Our board of directors has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee), in which: (1) Radian or any of its subsidiaries was or is to be a participant; and (2) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of Radian, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee is responsible for reviewing, pre-approving or ratifying any related person transaction. The Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chairperson of the committee.

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (1) is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; (2) is consistent with the applicable independence rules of the SEC and NYSE; and (3) does not create or otherwise give the impression of a conflict of interest that could result in harm to us. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy); and (ii) the risks to us of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

As previously disclosed, in December 2012, in order to improve the maturity profile of our long-term debt, we commenced an exchange offer (the “Exchange Offer”) to eligible holders to exchange any and all of our 5.375% Senior Notes due 2015 (the “Old Notes”) for a new series of 9.000% Senior Notes due 2017 (the “New Notes”) and additional cash consideration, in certain circumstances. Two of Radian’s independent directors, Messrs. Spiegel and Wender, were holders of Old Notes but were not eligible to participate in the Exchange Offer pursuant to the terms of the offer. In June 2013, Messrs. Spiegel and Wender participated in a separate transaction with Radian to exchange $25,000 and $300,000 principal amount of Old Notes, respectively, for 9.000% Series B Senior Notes due 2017 (the “Series B New Notes”). The transaction was conducted on comparable terms to the Exchange Offer. Messrs. Spiegel and Wender received Series B New Notes with the same principal amount outstanding as the Old Notes that they exchanged and did not receive any additional cash consideration. The terms of the Series B New Notes are the same as the terms of the New Notes. In 2013,

Mr. Spiegel received interest payments in an aggregate amount of $1,797 and Mr. Wender received interest payments in an aggregate amount of $21,563 in relation to their respective ownership of the Old Notes before the transaction and the Series B New Notes after the transaction. The Governance Committee considered and approved this transaction in accordance with the related person transactions policy described above.

Information on Our Website

The Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our board of directors operates under a written charter adopted by the full board upon the recommendation of the Governance Committee of the board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our board, its committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and board regularly consider the need for amendments or enhancements to our Guidelines of Corporate Governance.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the code also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    This Proxy Statement and our Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the best interests of our stockholders; (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iii) the ability and commitment to devote the time and effort required to serve effectively on our board, including preparation for and attendance at board and committee meetings; (iv) the ability to draw upon relevant experience and expertise in contributing to board and committee discussions; and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

The board does not have a formal diversity policy. The board and the Governance Committee do consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, professional experience, and skill resulting in naturally varying perspectives, as well as diversity of race, gender, national origin and age. The board believes that diversity helps ensure comprehensive discussion of an issue from multiple perspectives before the board reaches a decision.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the board, the Governance Committee and the board of directors seek to foster a board that collectively possesses the qualifications discussed above and the appropriate mix of skills, experience and diversity to oversee the Company’s business. The Governance Committee does not aim to find directors who represent a single category or trait, but seeks nominees that supplement and complement the breadth and depth of board expertise.

When seeking and researching candidates for a new director nominee, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the board, by senior management, by stockholders (so long as such stockholders’ recommendations of candidates are submitted in accordance with the procedures described below), and, if necessary, by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full board.

Stockholder Nominations and Recommendations.    Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For our 2015 annual meeting of stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 13, 2015, but no earlier than January 14, 2015 (except that if the date of the 2015 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2014 annual meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2015 annual meeting or, if the first public announcement of the date of the 2015 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance

Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

The Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the board as a whole and each of its committees. The board and each standing committee of the board also perform an annual self-assessment. As part of its annual assessment, the board frequently engages an independent governance expert to provide an unbiased perspective on the effectiveness of the board and its committees as well as director performance and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for re-election to our board of directors.

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of a registered independent public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the auditor’s independence; (ii) monitor the professional services provided by the independent auditors, including pre-approving all audit and permissible non-audit services provided by the independent auditors in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent auditors; (iv) review and discuss with management and the independent auditors our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; and (vi) review with management, the independent auditors and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting.

Before our Annual Report on Form 10-K for the year ended December 31, 2013 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2013 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2013, the matters required to be discussed by PCAOB Auditing Standard 16 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chairman)

Lisa W. Hess

Gregory V. Serio

Noel J. Spiegel

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Proposal 1—Election of Directors.”

C. Robert Quint	Mr. Quint, 54, Executive Vice President and Chief Financial Officer of Radian, has served in this role since April 1999. Mr. Quint joined Radian Guaranty in August 1990 as Vice President, Administration and Controller. In January 1995, Mr. Quint was named Vice President, Finance and Controller of Radian and Radian Guaranty. He was appointed Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty in January 1996.

Teresa Bryce Bazemore	Ms. Bazemore, 54, President of Radian Guaranty, was appointed President of our mortgage insurance business in July 2008. She joined Radian in October 2006 as Executive Vice President, General Counsel and Corporate Secretary and also served as Radian’s Chief Risk Officer from January 2007 to July 2008. Before joining Radian, Ms. Bazemore served as General Counsel, Senior Vice President and Secretary of Nexstar Financial Corporation, a provider of mortgage outsourcing solutions to financial institutions. Prior to that, she was General Counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company. Ms. Bazemore serves as a member of the Residential Board of Governors of the Mortgage Bankers Association and, in the past, Ms. Bazemore has served on the board of directors of the Mortgage Bankers Association, on the Consumer Advisory Council of the Federal Reserve, as the President of Mortgage Insurance Companies of America and on the Fannie Mae National Advisory Council.

Richard I. Altman	Mr. Altman, 47, Executive Vice President and Chief Operating Officer of Radian Guaranty, was appointed to this role in June 2012. Mr. Altman joined Radian in July 2003 as Vice President, Operations, Finance and Planning and has held several positions while at Radian, including Executive Vice President and Chief Risk Officer and Chief Administrative Officer. Before joining Radian, Mr. Altman served as Vice President of Sales and Operations for the International Group at Pearson Education, a global publisher of educational, financial and technical materials. Prior to that, Mr. Altman held other senior operational and strategy roles at American Express and Citibank, and also served as a Change Management Consultant with Accenture, a global management consulting, technology services and outsourcing company.

Derek V. Brummer	Mr. Brummer, 43, Executive Vice President, Chief Risk Officer of Radian, was appointed to this role in June 2013. In this role, Mr. Brummer is responsible for all aspects of the credit risk management strategy and framework, as well as evaluating credit policy, for Radian and its subsidiaries. Mr. Brummer joined Radian in 2002 and has served in several positions with Radian Asset Assurance Inc. prior to assuming his current role with Radian. Most recently, Mr. Brummer served as Senior Vice President, Chief Risk Officer and General Counsel for Radian Asset Assurance Inc., where he managed all risk and legal matters for the financial guaranty company and its insured portfolio. Prior to joining Radian, Mr. Brummer was a corporate associate at Allen & Overy; and Cravath, Swaine & Moore, both in New York.

Edward J. Hoffman	Mr. Hoffman, 40, Executive Vice President, General Counsel and Corporate Secretary of Radian, was appointed General Counsel and Corporate Secretary in July 2008. Since April 2011, Mr. Hoffman also has provided executive oversight for the Company’s compensation and human resources function. Mr. Hoffman joined Radian in August 2005 as Vice President, Assistant General Counsel and was promoted to Senior Vice President, Assistant General Counsel in February 2008. Prior to joining Radian, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Catherine M. Jackson	Ms. Jackson, 51, Senior Vice President, Controller and Chief Accounting Officer of Radian, joined Radian in this role in January 2008. Before joining Radian, Ms. Jackson served eight years with Capmark Financial Group Inc., a financial services company, including as Chief Accounting Officer from June 2004 to August 2007. Prior to Capmark, she served eight years with Salomon Smith Barney as manager of accounting policy. She began her career in the audit practice at KPMG in Philadelphia.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 15, 2014, by: (1) each of our current directors, nominees for director at the annual meeting and our executive officers named in the 2013 Summary Compensation Table below; and (2) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 15, 2014 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent of Class
Herbert Wender	380,887	*
David C. Carney	139,952	*
Howard B. Culang	138,769	*
Lisa W. Hess	20,796	*
Stephen T. Hopkins	143,919	*
Sanford A. Ibrahim	1,031,559	*
Brian D. Montgomery	0	*
Gaetano Muzio	5,000	*
Jan Nicholson	135,107	*
Gregory V. Serio	0	*
Noel J. Spiegel	50,796	*
C. Robert Quint	209,626	*
Teresa Bryce Bazemore	245,513	*
Derek V. Brummer	58,537	*
Edward J. Hoffman	74,817	*
All current directors and executive officers as a group (17 persons)	2,767,220	1.6%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person listed is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of March 15, 2014, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Hopkins, who shares voting and dispositive power with his spouse with respect to 10,000 of the shares reported as beneficially owned; (ii) Mr. Spiegel, whose spouse owns 10,000 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership; (iii) Mr. Quint, whose spouse owns 21,600 of the shares reported as beneficially owned; and (iv) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 12,000 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•	Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan as of March 15, 2014.

•

Shares that may be acquired within 60 days of March 15, 2014 through the exercise of non-qualified stock options, as follows: Mr. Ibrahim—340,900 shares; Mr. Quint—72,200 shares; Ms. Bazemore—117,800 shares; Mr. Brummer—41,400; Mr. Hoffman—41,400 shares; and all current directors and executive officers as a group—667,175 shares.

•	Shares that may be acquired within 60 days of March 15, 2014 upon the conversion of stock-settled restricted stock units awarded to our non-employee directors and executive officers as follows:

Mr. Wender—140,942 shares; Mr. Carney—75,388 shares; Mr. Culang—75,388 shares; Ms. Hess—20,796 shares; Mr. Hopkins—75,388 shares; Ms. Nicholson—75,388 shares; Mr. Spiegel—20,796 shares; and all current directors and executive officers as a group—484,086 shares. All stock-settled restricted stock units granted to a non-employee director that have vested will be converted into shares of our common stock upon the director’s departure from our board. The restricted stock units vest three years from the date of grant or earlier upon a director’s retirement, death or disability. Stock-settled restricted stock unit amounts reported in the table reflect all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 15, 2014.

•

Shares that may be issued within 60 days of March 15, 2014 upon the conversion of phantom stock awards granted to our non-employee directors as follows: Mr. Wender—57,275 shares; Mr. Carney—59,363 shares; Mr. Culang—58,531 shares; Mr. Hopkins—58,531 shares; Ms. Nicholson—55,219 shares; and all current directors and executive officers as a group—288,919 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our board. The amounts reported in the table reflect all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 15, 2014, including dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

•	500,000 shares owned by a trust for the benefit of Mr. Ibrahim’s son as to which Mr. Ibrahim retains voting and investment control.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings with the SEC of Schedules 13D, 13F and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned	Percent of Class*
FMR LLC (1)	17,292,557	9.99%
245 Summer Street
Boston, MA 02110

BlackRock, Inc. (2)	13,115,206	7.40%
40 East 52nd Street
New York, NY 10022

Paulson & Co. Inc. (3)	11,393,900	6.58%
1251 Avenue of the Americas
New York, NY 10020

The Vanguard Group (4)	9,425,914	5.44%
100 Vanguard Blvd.
Malvern, PA 19355

Maverick Capital, Ltd. (5)	8,793,417	5.10%
300 Crescent Court, 18th Floor
Dallas, TX 75201

*	Based on shares of common stock outstanding at December 31, 2013.

(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014. These securities are beneficially owned by various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 17,292,557 shares and sole voting power with respect to 487,830 shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, may be deemed to control FMR LLC.

(2)	Based on a Schedule 13G filed with the SEC on February 11, 2014. BlackRock, Inc. reports that it has sole dispositive power with respect to 13,115,206 shares and sole voting power with respect to 12,571,376 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2014. Paulson & Co. Inc. reports that it has sole voting and dispositive powers with respect to these shares. These shares are beneficially owned by funds for which Paulson & Co. Inc. is an investment adviser.

(4)	Based on a Schedule 13G/A filed with the SEC on February 12, 2014, The Vanguard Group reports that it has sole dispositive power with respect to 9,182,963 shares, sole voting power with respect to 256,051 shares and shared dispositive power with respect to 242,951 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2014, Maverick Capital, Ltd. (“Maverick”) reports that it has sole dispositive and voting powers with respect to these shares. These shares are beneficially owned by accounts for which Maverick is an investment adviser. Lee S. Ainsle is manager of Maverick Capital Management, LLC, the general partner of Maverick, and has sole investment discretion with respect to these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2013 were made on a timely basis.

COMPENSATION OF EXECUTIVE OFFICERS

AND DIRECTORS

Compensation Discussion and Analysis

I.	Executive Summary and Compensation Philosophy

The following is a review of our senior executive compensation programs and policies, including the material decisions affecting 2013 compensation under these programs with respect to the following executive officers, whom we refer to as our “named executive officers” or “NEOs”:

•	Sanford A. Ibrahim, Chief Executive Officer (our principal executive officer)

•	C. Robert Quint, Chief Financial Officer (our principal financial officer)

•	Teresa Bryce Bazemore, President, Radian Guaranty

•	Derek V. Brummer, Executive Vice President and Chief Risk Officer

•	Edward J. Hoffman, Executive Vice President, General Counsel and Corporate Secretary

In June 2013, Mr. Brummer assumed the role of Chief Risk Officer (“CRO”) and was designated an executive officer of the Company by our board of directors. Before serving in this role, Mr. Brummer was Senior Vice President, General Counsel and Chief Risk Officer of Radian Asset Assurance Inc. (“Radian Asset”), our principal financial guaranty subsidiary. As he served in both roles in 2013, Mr. Brummer’s compensation for 2013 consists of the compensation he earned for the six months he served in our financial guaranty business and the compensation he earned for the six months following his becoming an executive officer of the Company, and as a result, joining our executive compensation program.

Overview of 2013 Performance and Compensation

2013 was a strong performance year for the Company and a year in which we continued to build upon many of the key compensation principles that have guided the decision making of the Compensation and Human Resources Committee of our Board of Directors (the “Committee”) during our emergence from the economic downturn (e.g., heavy focus on performance-based variable compensation, challenging long-term incentive (“LTI”) metrics based on traditional measures of performance, appropriate levels of Committee discretion, etc.).

2013 Performance.    As an insurer of mortgages and structured and public finance credits, our performance was negatively impacted by the financial crisis that began in 2007 and the economic downturn that followed. During this period, we focused on two principal objectives – surviving the turbulent loss environment and repositioning the Company to capitalize on an eventual recovery in the mortgage insurance sector. In 2013, the value of these efforts was evident as the Company benefited from improving macroeconomic trends to emerge from a prolonged period of losses and become the largest private mortgage insurer based on insurance-in-force, with vastly improved capital and liquidity positions, a growing portfolio of high-quality insurance-in-force and a significantly reduced portfolio of pre-2009 (“legacy”) insured mortgages.

Our achievements in 2013 translated into significant value for our stockholders. In 2013, our total stockholder return (“TSR”) was 131%, outperforming 97% of the companies included on the NASDAQ Financial – 100 Index as well as MGIC, which collectively constitute the peer group against which we measure performance for purposes of our 2011 through 2013 LTI awards.

2013 Compensation.    In 2013, our executive compensation program continued to evolve, reflecting the transformation in our business discussed above. Since 2010, as the operating environment has become increasingly more predictable for the Company, our overall compensation approach has become less qualitative, less dependent on Committee discretion, and more formula based with a heavier focus on more traditional measures of performance, such as TSR. In 2013, the Committee continued with this approach, emphasizing performance-based compensation, incorporating short-term incentive (“STI”) metrics focused on growth and new opportunities and adding a maximum payout limit to our performance-based LTI awards. In particular, we believe it is important to observe the following with respect to our 2013 executive compensation program:

➢	We maintained a heavy focus on performance-based variable compensation.

Fixed compensation continues to represent a limited portion of the NEOs’ total compensation. Base salary represented only 16% of Mr. Ibrahim’s 2013 total target compensation and, on average, only 26% of the total target compensation for our other NEOs. A significant portion of the remaining target compensation is tied to, and contingent upon, Company and individual performance.

➢	Our program demonstrated a strong correlation between pay and performance.

•	The Committee funded 2013 STI Awards above target based on the exceptional performance of the NEOs.

We believe 2013 was a strong performance year for the Company, characterized by significant new business growth, enhanced financial strength, and an improvement in our operating results, including a return to operating profitability as measured under our STI program discussed below. Commensurate with these positive trends, which resulted in significant stockholder value creation in 2013, the Committee awarded to the NEOs 2013 STI awards at levels above target. This stands in contrast to the performance years (from 2007) during and following the financial crisis, during which the NEOs received, on average, STI awards of 58% of target, with the CEO receiving no STI award in three of these years.

•	The Committee funded 2012 MTI Awards above target given the strong credit performance and projected profitability of our 2012 insured portfolio.

In response to the financial crisis, we replaced our short-term bonus plan with a program consisting of short-term and medium-term cash incentive awards. This plan, the Radian Group Inc. Short-Term and Medium-Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), enhanced our pay-for-performance and risk-based approach to compensation by reducing cash awards for short-term (one-year) performance periods and introducing a medium-term (two-year) performance period during which our executive officers continue to have pay at risk associated with: (i) the performance of insurance written during the initial, short-term performance period; and (ii) the on-going integrity of our financial results. The 2012 MTI award was based on the credit performance of our 2012 mortgage insurance portfolio through the end of 2013. Based on the credit performance of this insured portfolio and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 125% of target for the 2012 MTI awards.

➢	The Committee granted annual LTI Awards with challenging performance metrics, including performance-based equity awards that require relative outperformance and strong absolute returns.

Under our 2013 LTI awards, the NEOs will be entitled to a meaningful payout only if the Company continues to both outperform the market and produce meaningful returns to stockholders. This overall design, which is intended to further align the interests of the NEOs with those of our stockholders and to enhance long-term stockholder value, consists of the following:

•

The 2013 Performance-Based RSUs incorporate measures of absolute performance in addition to performance relative to the Company’s peers. The 2013 Performance-Based RSUs require the Company to achieve at least a 25% TSR (on an absolute basis) over a three-year performance period for a NEO to be eligible to receive an award at 100% of target. Also, if the Company’s TSR is negative, the NEO’s maximum payout will be reduced to 50% of target, regardless of the degree to which the Company has outperformed relative to its peer group.

•

The 2013 Performance-Based Stock Options only will vest if the closing price of the Company’s common stock exceeds 125% of the option exercise price for ten consecutive trading days ending on or after the third anniversary of the grant date.

All of the 2013 LTI Awards granted by the Company, including those awarded to the NEOs, will be settled in shares of the Company’s common stock, which as discussed in more detail below, is intended to limit (by not further contributing to) expense volatility associated with certain of the Company’s outstanding LTI awards.

➢

We (1) provide limited perquisites; (2) have eliminated single-trigger vesting for change-of-control payments; (3) do not provide excise tax gross-ups; and (4) prohibit certain speculative transactions in our stock.

In 2013, perquisites to the CEO and other NEOs were de-minimis. Beginning in 2010, we instituted a new termination pay strategy that eliminated any payments to the NEOs based solely upon a change of control without termination. Our Code of Conduct and Ethics specifically prohibits engaging in certain speculative transactions in Radian securities, including short sales and buying or selling puts or calls of Radian securities. In addition, we strongly discourage any other form of hedging or monetization transactions that would allow an employee or director to own securities without the full risks and rewards of ownership. Accordingly, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Company’s General Counsel and Chief Financial Officer. No such transactions were pre-cleared during 2013.

➢	We increased our stock ownership requirements in 2013.

The value of each NEO’s equity investment in Radian has increased with the increase in our stock price and our relative outperformance against measures under our outstanding LTI awards. In light of this and other market considerations, effective in November 2013, we increased the levels of stock ownership for each of the NEOs, as follows (discussed in greater detail in the “Stock Ownership” section below):

Officer Level	Prior Ownership Guidelines	New Ownership Guidelines
CEO	5 times salary	7 times salary
President of Radian Guaranty	2.5 times salary	4 times salary
CFO	2.5 times salary	3.5 times salary
Chief Risk Officer	N/A	3 times salary
All other designated officers	1.5 times salary	Range between 2.5 and 1.5 times salary

As of the record date, each of the NEOs other than Mr. Brummer met the new ownership thresholds as calculated pursuant to our stock ownership guidelines. Mr. Brummer did not receive annual LTI awards while serving as an officer of Radian Asset.

Understanding our Compensation Program and Performance

We are both a mortgage insurer and financial guarantor, which makes our circumstances unique within the broader financial services industry and the specific industries in which we participate. In particular, more than most companies, our businesses were severely and negatively affected by the financial crisis and economic downturn that began in 2007, with our businesses only recently demonstrating improved operating performance.

Given these circumstances, our story can be complex, both with respect to evaluating our performance and in assessing our compensation program. This is particularly true with regard to understanding certain payouts to the NEOs in current periods that are being made pursuant to programs implemented during the challenging operating environment of past periods. In an effort to help you better understand our compensation program in the context of our past and current performance, we highlight the following for your consideration:

➢	The total compensation of the NEOs continues to be impacted by LTI programs that were implemented during the financial crisis to guide our survival and recovery.

In response to economic and business conditions during the economic downturn, the Committee granted cash-based awards to the NEOs beginning in 2008 that were designed to reward management based on performance against a business plan focused on the survival and repositioning of the Company for future long-term success (“Non-Equity LTI Awards”). The Committee granted these cash-based awards rather than equity due to the limited amount of equity available for issuance under our equity plan at that time. In addition, the Non-Equity LTI Awards also allowed the Committee greater flexibility for assessing NEO performance during a period in which reliable projections were extremely difficult to develop and also to provide significant upside opportunities to NEOs for a high-level of performance. The first and largest (measured by target and maximum payout) of these Non-Equity LTI Awards was paid to the NEOs and reported as part of the NEOs’ total compensation in 2011. 2011 also happened to be the first year since the financial crisis in which the Committee granted LTI awards to the NEOs that consisted entirely of equity-based awards. In accordance with applicable SEC rules, equity-based awards are reported at their total grant date fair value when granted (as compared to the Non-Equity LTI Awards, which are not reported until paid). As a result, beginning in 2011, the NEOs’ total reported compensation has been significantly impacted by the combination of the cycle-end payouts under the Non-Equity LTI Awards granted in prior years and the Committee’s granting of equity-based LTI awards to motivate future performance.

The following table illustrates the compounding effect this had on the CEO’s total reported compensation from 2011 through 2013.

To further illustrate the impact of the form and timing of our LTI awards on total reported compensation, the following table illustrates what the CEO’s total reported compensation would have been had his LTI awards been granted entirely in the form of equity-based awards during the two-year period of 2009 through 2010.

The total amounts paid to the NEOs under these awards in any year are impacted not only by how the NEOs perform against the metrics for our Non-Equity LTI Awards, but also by the vesting schedule of these awards. For example, in 2013, both the second 50% of the 2009 award and first 50% of the 2010 award vested. Accordingly, the timing of these overlapping vesting schedules had a compounding effect such that the resulting payouts under the Non-Equity LTI Awards (to Mr. Ibrahim in particular) appear significantly larger in 2013 compared to 2012, during which only one half of one award vested. Currently, there is only half of one award remaining outstanding under the Non-Equity LTI Awards (the second 50% of the 2010 award), which vests in 2014.

➢	The structure of our STI/MTI program impacts the NEOs’ total reported compensation in any given year.

In response to the financial crisis, the Committee instituted the MTI program to permit the effective claw back of STI awards if the credit performance of our insured mortgage insurance portfolio failed to meet expectations. As discussed in more detail below, the MTI target for each of the NEOs constitutes 50% of the STI amount awarded to the NEO at the end of each STI performance period. Therefore, the MTI targets for the NEOs can vary significantly, depending on their performance and the corresponding amounts earned for STI in any given performance period. The Committee continually reviews this award structure and thus far has determined that the benefits of this structure – in particular a heightened focus on credit performance – outweigh the potential volatility in reported compensation for the NEOs.

➢	Radian has had few direct comparable peers against which to measure corporate performance.

As discussed above, because of our lines of business and particular exposure to the performance of the housing market, we are unique within the financial services industry. In addition, direct comparisons also are difficult within our own specific sectors given that: (i) we are the only participant in these sectors with significant operations or exposure in both mortgage insurance and financial guaranty; and (ii) many participants in these industries are subsidiaries of larger, more diversified companies. In evaluating our performance, we believe that MGIC serves as the most relevant comparison for purposes of evaluating our performance in 2013. Despite not having any financial guaranty exposure, MGIC is a publicly traded mortgage insurance company and maintains a sizable portfolio of insured business similar in size to our mortgage insurance business. The following table illustrates our performance (measured by annualized TSR) and that of MGIC over the past five years (through December 31, 2013).

The recently improved operating environment for the private mortgage industry has encouraged new entrants to join the mortgage insurance industry, and in 2013, two private mortgage insurers, Essent Group Ltd. and National Mortgage Insurance Corporation completed initial public offerings. Despite not having legacy mortgage insurance exposure, these entities may serve as good comparisons against which to measure our corporate performance in the future.

➢	Radian’s one-year and two-year TSRs are significantly better than its three-year and five-year TSRs.

We have been particularly exposed to the protracted weakness in the housing market, including the impact of continued high unemployment, which has recovered much slower than the overall economy following the financial crisis. Therefore, as this sector continued to languish, our performance also continued to be affected negatively, which further delayed our return to profitability compared to many financial services companies and resulted in a comparatively worse TSR in the period following the financial crisis. As discussed above, however, during this period, we focused on repositioning the Company to take advantage of an anticipated improvement in market trends, including by restructuring our sales force, strengthening our statutory capital and liquidity positions, and improving our risk management function. Consequently, in 2012, as the operating environment for our business improved, including a broad-based improvement in the housing market and a reduction in unemployment, we were ready to capitalize on these trends. In 2012 and 2013, we experienced improvement in our operating results, with a material decline in new mortgage insurance defaults and further stabilization of credit performance in our financial guaranty portfolio. This has translated into significant stockholder value, as demonstrated by our TSR during the one-year period (131%) and two-year annualized period (146%), which has continued through the first quarter of 2014.

II.	Compensation Principles and Objectives

Our executive compensation program is designed under the direction of the Committee to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with sound risk management practices and our overall business and strategic objectives. This pay-for-performance philosophy is intended to connect our executive officers’ interests with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. We have developed the following set of principles and objectives for executive compensation. We use these to make decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives.

We believe our executive compensation program should:

•	Support the execution of our business strategy and performance;

•	Maintain an appropriate balance between incentive compensation and total compensation;

•	Focus executives on long-term performance that aligns with stockholders’ interests;

•	Manage risk with appropriate protection/controls;

•	Maintain pay practices that are externally competitive and reasonable; and

•	Remain flexible to respond to current market developments.

III.	Compensation Process and Oversight

A.    Committee Process and Role

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by both our General Counsel and our Head of Human Resources, who serve as liaisons between management and the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as the Committee deems appropriate to advise the Committee with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Pay Governance as its sole independent compensation consultant. Pay Governance provides compensation advisory services to the Company primarily relating to non-employee director and executive officer compensation. Other than this work, Pay Governance currently performs no other work for the Company. The Committee chairman approves the payment of all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the performance of Pay Governance. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. In 2013, the Committee assessed the independence of Pay Governance and the Committee’s primary external counsel and concluded that the work performed by these advisors does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our board of directors to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.    Consideration of Stockholder Input Regarding our Executive Compensation Program

At our Annual Meeting of Stockholders on May 15, 2013, in the advisory vote on our executive compensation program, approximately 96% of the votes cast were in support of the overall compensation of the NEOs. We appreciate the support we received from our stockholders at last year’s meeting. As part of our commitment to engaging with our stockholders and in order to better understand the reasons for negative say-on-pay votes that we received, management continued an outreach program to contact those stockholders that we were able to identify as having voted against the say-on-pay proposal. In addition, as part of our solicitation efforts in connection with our 2013 Annual Meeting of Stockholders, management met with stockholders to discuss our executive compensation program.

Through this process, we learned about these stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation programs. Management shared this information with the Committee. Management and the Committee considered the outcome of the most recent say-on-pay vote and the information we learned from our solicitation and outreach efforts, and in response to this mainly positive feedback:

•	We continued with a total executive compensation program that is heavily weighted towards performance-based compensation;

•

Credit performance remains a significant focus of our compensation programs, with 50% of each NEO’s STI award remaining at risk and subject to the credit performance of the insurance we wrote during such period; and

•

We continued to maintain exceptional rigor in our LTI program, with payments for the 2013 LTI awards dependent on both our relative and absolute performance, including a meaningful increase in our stock price.

In addition, given the relative complexity of our business circumstances and executive compensation program, we have designed this Compensation Discussion and Analysis to explain the Committee’s implementation of its pay-for-performance philosophy in the context of the past and current economic and operating environments.

C.    Setting Compensation

To set compensation for the NEOs, we utilize different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent our “primary compensation tools,” which we use to establish an appropriate compensation level for each of the NEOs. In addition, in evaluating a NEO’s compensation, the Committee typically will assess the NEO’s overall performance, as well as current and potential future responsibilities within the Company. For the compensation of the NEOs other than the Chief Executive Officer, the main participants in our compensation process are the Committee, its independent compensation consultant and three members of management—the Chief Executive Officer, General Counsel (except with respect to his own compensation) and Head of Human Resources.

The independent compensation consultant annually prepares an analysis of competitive market compensation data for each NEO position. Based on this information, as well as other data from the primary compensation tools and the performance considerations discussed above, the Head of Human Resources prepares initial compensation proposals for each NEO, other than the CEO, and reviews these recommendations with the CEO. The CEO may make adjustments to these recommendations before they are submitted to the Committee for consideration. The Committee may approve the proposals, make adjustments to the proposals based on its own view of the primary compensation tools or other factors, or may seek additional information from the Head of Human Resources or the independent compensation consultant before making a final determination with respect to compensation. The Committee possesses ultimate authority over compensation decisions for the NEOs other than the CEO.

We believe that management’s participation in the compensation process is critical to create an equitably tailored program that is effective in motivating our executive officers and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and risk management. Our executive officers collectively develop an annual set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our board of directors. In addition, each executive officer develops a set of individual performance goals and presents them to the CEO, who adjusts and approves them and presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining an executive officer’s STI award. The process for assessing performance against these objectives is discussed in greater detail below.

With respect to the CEO, the Committee has the sole responsibility to develop an annual compensation proposal, utilizing the primary compensation tools and data developed by the independent compensation consultant, and to recommend to our independent directors an appropriate compensation level for the CEO. The independent directors may approve the proposal, make adjustments based on their own view of the primary compensation tools or other factors, or seek additional information from the Committee, the independent compensation consultant or legal counsel before making a final determination with respect to compensation for the CEO.

Benchmarking Compensation

We consider external benchmarking an important analytical tool for helping us establish a market competitive point of reference for evaluating executive compensation. However, benchmarking is not the sole factor used in setting compensation, and the Committee regularly assesses how and the extent to which benchmarking is used.

The primary components of our 2013 compensation program (i.e., base salary and short-term, medium-term and long-term incentives), as well as the 2013 total target cash and direct compensation for each NEO, were benchmarked (to the extent information was available) against similarly situated executive positions using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate:

(1) Data from a primary compensation peer group approved by the Committee and consisting of the following companies:

Assured Guaranty Ltd. Fidelity National Financial, Inc. First American Corporation Genworth Financial, Inc. MBIA Inc. MGIC	Ocwen Financial Corporation Old Republic International Corporation PHH Corporation Stewart Information Services Corporation Walter Investment Management

(2) Financial services data from 212 organizations that participate in Towers Watson’s Financial Services Executive Compensation Database; and

(3) General industry data from 1,129 organizations across a range of industries that participate in Towers Watson’s General Industry Executive Compensation Database.

Primary Compensation Peer Group.    Management prepares, and the Committee reviews and approves, the primary compensation peer group annually to develop a compensation peer group that is relevant for evaluating current executive officer compensation. For 2013 benchmarking, the Committee made two changes to our primary compensation peer group, removing PMI Group Inc., which filed for reorganization under Chapter 11, and adding Walter Investment Management Corporation, which focuses primarily on servicing credit-challenged mortgage assets. In general, we believe the roles and responsibilities of the NEOs are sufficiently similar to the executive positions within the primary compensation peer group, so that the companies in this peer group represent a relevant benchmark for evaluating our executive compensation. As discussed above, however, in light of our unique circumstances, we do not believe the companies included within our primary compensation peer group (other than MGIC in 2013), represent appropriate peers for measuring our corporate performance.

For purposes of assessing compensation, we compare ourselves with our primary compensation peers based on measures such as revenue, market capitalization and assets. For 2013 benchmarking, Radian was close to the median of the primary compensation peer group in terms of revenues and total assets, but below the 25th percentile in market capitalization. Given our performance in 2013, Radian currently is at the median of the primary compensation peer group with respect to market capitalization. The companies that comprise our primary compensation peer group vary in terms of size and relative complexity, and because we compete for talent in markets other than those in which we compete for business, we also use, as necessary, the broader financial services and general industry reference points, as discussed below.

Financial Services and General Industry Reference Points.    The financial services data and the general industry data are compiled annually by Towers Watson. For these two reference points, we use pre-established subsets of companies contained in the databases of Towers Watson, an independent third party, so that we compare companies of reasonably similar size to us. The subsets are based on standard revenue ranges that are provided in published compensation surveys and we do not select or have any influence over the companies that participate in these surveys. The subset of companies we use consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The financial services data focuses on companies with assets of less than $20 billion, while the general industry data is composed of companies with revenues of less than $3 billion. We do not participate in the selection of the companies for inclusion in these reference points and are not made aware of the companies that constitute these reference points.

We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken, such as, for example, the CRO role filled by Mr. Brummer in June 2013. In each case, it has been our practice to collaborate with the independent compensation consultant in this process in order to apply a consistent and disciplined approach in our benchmarking methodology and philosophy. In benchmarking an executive officer’s total target cash compensation, we consider base salary plus cash-based short-term and medium-term incentives. Total target direct compensation consists of target cash compensation plus the annualized accounting value of long-term incentives.

Our goal in benchmarking is to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate or in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group. For each executive officer, we may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group of companies, depending on the Committee’s judgment concerning the comparability of executive officer roles in these benchmark references. As a result, our assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies and specific roles against which our executive officer positions are being compared and the potential market demand for such positions.

For each of the NEOs, the results of the benchmarking conducted by the independent compensation consultant for 2013 compensation were as follows:

Executive Officer	Primary Compensation Peer Group	Financial Services Reference Point	General Industry Reference Point
Mr. Ibrahim (1)	Above 75th Percentile	Aligned with 75th Percentile	Aligned with 75th Percentile
Mr. Quint	Below Median	Between 50th and 75th Percentiles	Aligned with Median
Ms. Bazemore	Above Median	No relevant comparison	No relevant comparison
Mr. Brummer	Below Median	Aligned with 75th Percentile	No relevant comparison
Mr. Hoffman	Below Median	Aligned with 50th Percentile	Below Median

(1)	In comparing Mr. Ibrahim’s 2013 total reported compensation as set forth in the 2013 Summary Compensation table below with the 2012 total reported compensation for CEOs in the primary compensation peer group, Mr. Ibrahim’s compensation was 1.62 times the median (“Multiple of Median”) of total reported compensation for these CEOs.

As our benchmarking exercise for 2013 demonstrates, while the Committee considers benchmarking a valuable reference point for assessing the competitiveness of the NEOs’ compensation, the Committee does not set compensation for the NEOs strictly to adhere to any specific benchmarked reference point.

Internal Equity

While external benchmarking is critical in assessing the overall competitiveness of our compensation program, we believe that our compensation program also must be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, the Chief Executive Officer and the Committee also consider internal equity among our executive officer group and other members of senior management in setting the primary components of compensation.

Our review of internal equity involves comparing the compensation of positions within a given level of the organization and/or comparing the differences in compensation among various organization levels. For 2013 compensation, the Committee compared the compensation for each NEO against his/her peers in the executive officer group. In particular, given that Mr. Brummer joined our executive officer group in the middle of an annual compensation cycle, the Committee gave significant consideration to internal equity in establishing Mr. Brummer’s 2013 compensation as the CRO. Although we monitor the difference in pay between the Chief Executive Officer and the other executive officers, given the uniqueness of the CEO position, we do not perform a formal internal equity analysis of the CEO relative to other executive officer positions except for the President of Radian Guaranty.

Wealth Accumulation

The Committee regularly reviews “total reward” tally sheets for each of the executive officers and considers the current value and potential future value of existing equity awards along with potential future payouts under our Non-Equity LTI Awards as factors each time the Committee makes a determination with respect to a NEO’s compensation.

IV.	Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary direct compensation components: base salary; and short-term, medium-term, and long-term incentives. As discussed in greater detail below, the incentive-based portions of our program are tied to: (i) our short-term and medium-term corporate performance; (ii) achievement of strategic and individual performance goals; and (iii) our long-term business performance and growth in stockholder value. Short-term incentives have been designed to recognize the achievement of annual objectives, while the medium-term and long-term incentives have been designed to ensure that decisions made in achieving short-term objectives continue to have an appropriate impact on the Company in supporting our longer-term goals. In addition, awards of long-term incentives are used to recognize longer-term performance results designed to drive growth in stockholder value.

Compensation for the NEOs is heavily weighted towards performance-based, variable compensation. The following charts highlight, for the CEO and each of the NEOs, the percentage of 2013 total target compensation attributable to each primary component of compensation:

A.    Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. Base salaries for the NEOs are based on competitive market compensation data for comparable executive positions within the benchmark groups and internal equity, as discussed above. The following table compares the base salaries for each of the NEOs at year-end 2012 and 2013, as well as the most recent change in base salary for each executive:

2013 Base Salary

Named Executive	Year-end 2013 Salary	Year-end 2012 Salary	Most Recent Change in Base Salary
Mr. Ibrahim	$900,000	$900,000	2011	(1)
Mr. Quint	$400,000	$370,000	2013	(2)
Ms. Bazemore	$500,000	$500,000	2011	(1)
Mr. Brummer	$390,000	$312,000	2013	(3)
Mr. Hoffman	$350,000	$330,000	2014	(4)

(1)	The base salaries for Mr. Ibrahim and Ms. Bazemore were not adjusted for 2013. Under his most recent employment agreement, Mr. Ibrahim’s base salary was increased to $900,000, effective April 2011. Prior to this change, Mr. Ibrahim’s last increase in base salary was in 2007.

(2)	Effective January 2013, Mr. Quint’s base salary was increased from $370,000 to $400,000 to improve the market competitiveness of his total target cash compensation, and in particular, his lower base salary compared to CFOs in the benchmark groups. Prior to this change, Mr. Quint’s salary was last increased in 2006.

(3)	Mr. Brummer’s base salary was increased from $312,000 to $350,000 effective January 1, 2013. Upon assuming the role of CRO in June 2013, Mr. Brummer’s base salary was further increased from $350,000 to $390,000.

(4)	To improve the market competitiveness of his total target cash compensation, Mr. Hoffman’s base salary was increased from $330,000 to $350,000 effective January 2013, and from $350,000 to $375,000 effective January 2014.

B.    Short-Term and Medium-Term Incentive Program

This discussion refers to 2013 performance objectives for the Company and the NEOs as well as for 2013 actual performance. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.

In 2009, after reflecting upon various lessons learned from the financial crisis, the Committee adopted the STI/MTI Plan. As discussed above, the STI/MTI Plan enhances the Company’s risk- and performance- based approach to compensation. The STI/MTI Plan provides the Company’s senior officers with the opportunity to earn cash incentive awards during a two-year performance period, with the STI period covering the first calendar year in which the award is granted and the MTI period covering the full two-year performance period (from January 1 of the year of grant through December 31 of the second performance year). By adding the MTI performance period and award, the STI/MTI Plan also serves to protect against unnecessary or excessive risk-taking because the medium-term payout is dependent upon credit performance over the entire two-year period, and thus does not simply reward insurance origination without regard for its sustained credit performance.

Short-Term Incentive – Award Process

The amount of STI awarded to a NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental objectives are established each year in the context of our annual business planning process and are approved by our board of directors. Individual performance goals are established by each NEO and adjusted and approved by the CEO and the Committee, as discussed in “Compensation Process and Oversight” above.

At the end of each performance year, each NEO provides a performance self-assessment to the CEO (the CEO provides a similar self-assessment to the Committee), including his or her level of attainment of the specified performance goals. The CEO reviews the performance of each NEO against his or her respective performance objectives and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded.

The Committee (the independent directors in the case of the CEO) retains ultimate authority with respect to amounts awarded to the NEOs under the STI/MTI Plan. Although actual performance measured against the performance goals is the primary consideration for the STI awards, the Committee (or the independent directors) may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each NEO. Multiple factors in the complex business environment in which we currently operate may significantly impact the achievement of our performance objectives. As a result, the Committee retains discretion over the STI awards in order to ensure that appropriate weightings are assigned to performance achievements (or disappointments) to reflect the impact of management’s performance on the achievement of the Company’s objectives. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award. For each NEO, the Committee may weigh the various performance goals differently in light of the NEO’s role, giving appropriate consideration to the potential opportunity that each NEO may have to impact our performance.

Once the amount of STI is determined for each executive officer, only 50% of this amount is actually paid to each executive officer as an STI bonus. For 2013, these amounts are set forth in the “Bonus” column of our 2013 Summary Compensation Table. The remaining 50% of each executive’s STI award then becomes that executive officer’s target MTI award for the MTI performance period. At the end of the MTI performance period, the Committee determines what percentage, if any, of the target MTI awards will be paid to the NEOs based on the Company’s achievement of certain pre-established business and financial performance metrics and goals (discussed below for the 2012 MTI award). Other than for determining the MTI target amount (which is derived based on each individual’s STI performance), individual officer performance is not evaluated for purposes of determining or paying the MTI awards, and all NEOs receive the same percentage payout relative to target. Under the STI/MTI Plan, in prior years, maximum achievement could have resulted in an MTI award of up to 150% of the target amount. However, beginning with the 2012 MTI awards, the Committee set a maximum payout of 125% of target. In addition, the Committee also may limit or decide not to pay the MTI award in the event there is a material restatement of our earnings, which effectively acts as a form of claw back for 50% of the amounts awarded as STI. The following diagram illustrates the award process under our STI/MTI Plan for the 2013 STI/MTI awards:

2013 Short-Term Incentive Analysis

For 2013, the NEOs’ STI awards were determined based on the Committee’s assessment of the Company’s performance against the following three performance areas, weighted as indicated:

•	Radian’s “2013 Total Corporate Results” generally consider two critical items—the Company’s operating performance and liquidity and capital management.

•

Radian’s “Absolute and Relative Business Objectives” generally consider the Company’s absolute performance against four critical business metrics—profitability of new mortgage insurance business, the amount of new mortgage insurance written (“NIW”), mortgage insurance market share and expense management; and the Company’s relative performance against its mortgage insurance peers in three areas for which public information is available—mortgage insurance market share, expense management, and the amount of NIW.

•

Radian’s “Positioning for the Future” generally considers the Company’s performance against certain strategic priorities that are important to our long-term success, including promoting the role of private mortgage insurance, developing new business opportunities, improving operational effectiveness and continuing to engage and retain the Company’s employees.

The following table highlights the Company’s performance in each of the three performance areas, including targets established by management and approved by the Committee, the Company’s actual and relative performance against certain targets (as applicable) and the payout allocated by the Committee for each of the three performance areas:

2013 Short-Term Incentive Measures and Performance (1)

2013 Total Corporate Results				Business Objectives (2)				Positioning for the Future
Metric	Target	Actual		Metric	Target	Actual		Metric
Consolidated After Tax Operating Income (3)	($45.0M)	$10.2M	+	NIW	$40.0B	$47.3B	+	Promote MI/New Business Opportunities (8)
Capital & Liquidity Management (2)(4)				Market Share (5)	25.0% to 29.0%	27.0%		Operational Effectiveness and Performance (9)
				Expense Ratio (6)	Max 25%	24.0%		Employee Engagement & Retention
				NIW ROE (7)	11.5%	12.3%

(1)	The potential payout range for each of the three performance areas was as follows—2013 Total Corporate Results (-50% to 100%); Business Objectives (0% to 70%); and Positioning for the Future (0% to 30%). Collectively, the ranges reflect a maximum potential payout of 200%, but also the potential to reduce the overall payout of this award for failure to achieve the Company’s after tax operating income target and objectives with respect to capital and liquidity management.

(2)	Measured on both an absolute and relative basis. The peers for comparative purposes were the most comparable peers for each metric and consisted of: MGIC; Genworth Financial Inc.; United Guaranty; and Essent.

(3)	Represents consolidated after-tax operating income, which is a non-GAAP financial measure that we calculated for purposes of 2013 compensation based on consolidated after-tax net (loss) income, as presented in our audited consolidated financial statements, excluding the impact of changes in fair value of derivatives, unrealized net gains (losses) on investments and other financial instruments, and other-than-temporary impairment (“OTTI”) losses.

(4)	For 2013, our objectives in these areas were to maximize our holding company liquidity while seeking to remain below a 25:1 risk-to-capital ratio for Radian Guaranty (and in no event exceeding a 30:1 risk-to-capital ratio).

(5)	Market share represents the Company’s average market share of NIW for 2013, based on currently available public information.

(6)	Represents the operating expense for our mortgage insurance segment, adjusted to exclude certain expenses associated with stock-based compensation and net deferred policy acquisition costs.

(7)	ROE, or return on equity, represents the projected lifetime return for NIW originated in 2013.

(8)	Represents efforts to promote the Company’s position on legislative and regulatory issues that have the ability to impact the mortgage insurance industry and the Company. Additionally, represents identifying potential new business opportunities for the Company in the mortgage finance industry.

(9)	Represents a focus on process improvements to achieve greater efficiency, better response times to customers and a reduction of the overall expenses associated with our mortgage insurance operations.

We believe 2013 was a transformational year for the Company. In 2013, the Company capitalized on improving macroeconomic trends to emerge from a prolonged period of losses and become the largest private mortgage insurer based on insurance-in-force, with vastly improved capital and liquidity positions, a growing portfolio of high-quality insurance-in-force and a significantly reduced portfolio of legacy insured mortgages. Heading into 2013, the Committee established an STI program that included performance metrics fundamental to this transformation. Management and the Committee discussed each of these metrics and determined that if management were able to achieve or exceed these objectives in 2013, the Company would be well positioned to return to operating profitability and to establish the foundation for generating long-term value for our stockholders.

As discussed in detail below, the Committee believes that each of the 2013 STI metrics was exceeded. The overall impact on the Company and value generation has been significant. As measured under our STI program, we achieved operating profitability for the first time in the last seven years. This translated into an increase in market capitalization of approximately $1.6 billion and a TSR for 2013 of 131%. Most important, while challenges still remain, we believe we have positioned the Company for continued success in the future as we look to further capitalize on the high credit quality mortgages being generated today as well as future opportunities to leverage our mortgage credit expertise in the ever-evolving housing finance market.

With respect to the overall 2013 STI payout for the NEOs, the Committee assigned a base payout of 140% of target based on the following assessment:

2013 Short-Term Incentive Metrics Summary

Funding Level	Target	Potential Payout	Approved
Total Corporate Results:
* Consolidated After Tax Operating Income	25%	(50%) - 100% Max	35%
* Capital & Liquidity Management	25%	(50%) - 100% Max	35%
Business Objectives	35%	0% - 70% Max	50%
Positioning for the Future	15%	0% - 30% Max	20%
Total Funding	100%	0% - 200%	140%

Total Corporate Results.    As measured for purposes of our STI plan, the Company achieved consolidated operating income for the first time in the last seven years, mainly driven by an overall improvement in mortgage insurance incurred losses. In light of these results, the Committee determined that the NEOs exceeded expectations, assigning a payout 10% above target. This compares favorably to our 2012 results in which we incurred an operating loss of $500.3 million (below target by 10.6%) and the NEOs were assigned a payout of 10% below target.

We continued to make significant progress in enhancing our existing capital and liquidity positions and in preparing for the anticipated release of new GSE eligibility requirements for private mortgage insurers. In the first quarter of 2013, following the completion of a successful restructuring of a portion of our long-term debt, the Company launched simultaneous public offerings of common stock and convertible debt that raised approximately $670 million in new capital. This allowed Radian Guaranty to achieve a 20:1 risk-to-capital ratio in 2013 and to commit to remaining at or below a 20:1 risk to capital ratio for the foreseeable future. In addition to this new capital, we continued to effectively manage existing capital, including proactive loss management efforts in both of our business segments and the execution of a transaction agreement with Freddie Mac that significantly reduced our legacy mortgage insurance exposure. As a result of the progress in this area, the Committee determined that the NEOs exceeded expectations with respect to capital and liquidity management, assigning a payout 10% above target.

Business Objectives.    We wrote $47.3 billion in NIW in 2013 compared to a target of $40 billion, with much of this success derived from our customer diversification strategy. In 2013, the Company added 137 new customers and signed another 311 lenders that have submitted at least one insurance certificate. The significant volume of NIW allowed us to finish 2013 as the leading mortgage insurance provider with respect to insurance-in-force. Our share of the private mortgage insurance market has remained strong in an increasingly competitive market. We estimate that our full year market share was approximately 27%, and despite competitive pricing pressures, the Company’s projected return on capital of 12.3% for the 2013 insured portfolio was above our target of 11.5%. As calculated for purposes of our STI program, the Company continued to manage expenses while investing for the future, achieving an overall expense ratio of 24% for 2013 versus a target of 25%. During 2013, we made substantial investments for the future by increasing our sales and operational resources to capture growth opportunities and by investing in the modernization of our operations and technology platforms. In light of these achievements in our business fundamentals, the Committee determined that the NEOs significantly exceeded target expectations in this area, assigning a payout 15% above target.

Positioning for the Future.    We continued to promote the role of mortgage insurance as well as engage on issues that have the potential to impact our mortgage insurance franchise, such as the potential reform of the GSEs and the housing finance system. The Company significantly improved its operational service levels, including claims processing. We believe employee engagement continued to improve in 2013 in light of the overall improvement in business trends and the healthy change in focus from surviving the operating environment to growth opportunities. Based on these results, the Committee determined that the NEOs exceeded targets in this area, assigning a payout 5% above target.

The following table sets forth, for each NEO: (i) the maximum amount that could have been awarded under the STI/MTI Plan for 2013 short-term performance (column a); (ii) the NEO’s target 2013 STI award (column b); (iii) the total amount actually awarded to the NEO based on 2013 short-term performance (column c); (iv) the total amount paid as a bonus to the NEO for 2013 STI (50% of amount awarded)(column d); and (v) the NEO’s 2013 MTI target (the remaining 50% of amount awarded)(column e):

2013 Short-Term/Medium-Term Incentives

Named Executive	(a) 2013 Maximum STI Award	(b) 2013 Target STI Award	(c) 2013 Total Amount Awarded ($ and % of Target)	(d) 2013 STI Amount Paid	(e) 2013 MTI Target
Mr. Ibrahim (1)	$3,150,000	$1,575,000	$2,165,000	$1,082,500	$1,082,500
			137.5%

Mr. Quint (2)	$1,000,000	$500,000	$640,000	$320,000	$320,000
			128.0%

Ms. Bazemore (3)	$1,500,000	$750,000	$1,087,500	$543,750	$543,750
			145.0%

Mr. Brummer (4)	$429,000	$214,500	$311,026	$155,513	$155,513
			145.0%

Mr. Hoffman (5)	$700,000	$350,000	$625,000	$312,500	$312,500
			178.6%

(1)

In assessing Mr. Ibrahim’s performance, the independent directors noted that he achieved a number of critical objectives in 2013, including enhancing the Company’s capital and liquidity positions, creating a dedicated function for evaluating future growth and diversification opportunities, overseeing the effective management of our financial guaranty exposure and our legacy mortgage insurance exposure, growing our mortgage insurance franchise by increasing market share and NIW, pursuing government relations aimed at enhancing the role of private capital in housing finance reform, ensuring a balanced and disciplined risk management strategy, managing key external relationships, and managing operating expenses.

(2)	In assessing Mr. Quint’s performance, the Committee noted that he achieved a number of critical objectives in 2013, including enhancing our capital and liquidity positions and exploring future growth and diversification opportunities.

(3)	In assessing Ms. Bazemore’s performance, the Committee noted that she achieved a number of critical objectives in 2013, including successfully increasing our mortgage insurance market share and NIW, leading efforts to diversify our mortgage insurance customer base, ensuring a balanced and disciplined pricing strategy, enhancing our mortgage insurance operations, promoting a significant role for mortgage insurance in housing finance reform, and continuing to manage successfully our loss management efforts. In particular, the Committee recognized Ms. Bazemore’s efforts in generating NIW, improving operations and reducing our legacy mortgage insurance portfolio through the Freddie Mac Agreement.

(4)	The amounts for Mr. Brummer represent a six-month proration of his 2013 STI/MTI amounts based on his joining our executive compensation program in June 2013. In assessing Mr. Brummer’s performance as CRO, the Committee noted that he achieved a number of critical objectives in 2013, including the further development of risk management principles to enhance our risk culture, developing a new proprietary model to serve as a foundation for credit evaluation and analysis, maintaining the high credit quality of our NIW, and effectively reducing our financial guaranty exposure and our legacy mortgage insurance exposure. In particular, the Committee recognized Mr. Brummer’s efforts in quickly assimilating to his new role as CRO, maintaining the high credit quality of NIW, furthering development of a new credit model and effectively reducing our legacy financial guaranty and mortgage insurance exposures.

(5)	In assessing Mr. Hoffman’s performance, the Committee noted that he achieved a number of critical objectives in 2013, including the successful management of certain litigation and regulatory matters, overseeing the execution of the Company’s capital and liquidity initiatives, successfully managing the Company’s annual meeting process, coordinating legal efforts with respect to the Freddie Mac Agreement, exploring potential alternatives for leveraging our credit expertise and overseeing certain internal compliance matters. In addition, the Committee recognized Mr. Hoffman’s executive oversight responsibilities with respect to human resources, including working with human resources to satisfy a significant increase in recruiting, maintaining a high level of engagement in the organization, and managing our benefits program to comply with regulatory changes, improve service, and manage costs.

2012 Medium-Term Incentive Analysis

Pursuant to our STI/MTI Plan, the 2012 MTI target awards were established in March 2012, at the time that the 2012 STI awards were paid to the NEOs. The amounts payable to the NEOs under the 2012 MTI award were determined based on the Committee’s assessment of the Company’s credit default rate and projected profitability (through the end of 2013) for mortgage insurance written by the Company in 2012. We believe that the credit default rate for the first two years of an insured portfolio is an important indicator of that portfolio’s current and future projected credit performance and ultimate profitability.

As of December 31, 2013, the default rate for the 2012 insured portfolio was 0.22%. This compares favorably to historical two-year averages. Specifically, for the insured mortgage insurance portfolios written between 2000 and 2005, the average two-year default was approximately 3.91%. During the poor underwriting years of 2006 through 2008, the average two-year default rate for flow insurance written during those years increased to 11.70%. Beginning in 2009, as a result of our more restrictive underwriting guidelines, the default rates for new flow insurance written have significantly improved, and the two-year default rates for our 2009 through and 2011 insured portfolios were 0.93%, 0.28%, and 0.35%, respectively. The following table illustrates these trends for the last seven years:

In addition to credit performance, we look at the profitability of an insured portfolio to assess its overall strength of performance and value creation. Based on the two-year default rate of 0.22% for the 2012 portfolio (through December 31, 2013), we expect this portfolio to produce a return on equity of approximately 16.26%. In light of the credit performance of this insured portfolio thus far and the expected strong profitability of these insured loans, we believe this portfolio represents the strongest performing portfolio that the Company has ever written. As a result, the Committee awarded the maximum payout of 125% of target for the 2012 MTI awards. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of our 2013 Summary Compensation Table, and the following table illustrates for each NEO the target award amount and the amount awarded under the 2012 MTI award.

Executive Officers (1)	2012 MTI Target	Approved Payout at 125%
Mr. Ibrahim	$905,625	$1,132,031
Mr. Quint	$262,500	$ 328,125
Ms. Bazemore	$450,000	$ 562,500
Mr. Hoffman	$175,000	$ 218,750

(1)	In 2012, Mr. Brummer was an executive of Radian Asset, and therefore, did not participate in the 2012 MTI program.

C.    Long-Term Incentive Program

The contributions of the NEOs to the creation of stockholder value are primarily recognized through our LTI program. This program consists of a series of annual grants, including equity instruments and Non-Equity LTI Awards, with overlapping performance periods and varying performance metrics. As a result, in any given period, the NEOs are motivated to perform based on their:

•

Outstanding restricted stock, stock options and SARs, which collectively are designed to motivate the NEOs to drive performance that will lead to stock price growth and wealth creation for our stockholders;

•	Performance-Based RSUs, which focus the NEOs on outperforming our primary industry competitors as well as other companies of similar size in other industries; and

•

Non-Equity LTI Awards, which were granted following the financial crisis to focus the NEOs on selected business fundamentals (e.g., mortgage insurance credit performance, mortgage insurance market share and capital and expense management) that were critical to our survival and repositioning for long-term success.

Because our LTI program consists of a series of annual awards established at different times and with different performance periods and metrics, the amounts paid to the NEOs pursuant to any given award may not be consistent with our short-term financial performance at the time of such payment. This is particularly true of the Non-Equity LTI Awards, which focus on fundamental business metrics rather than changes in our stock price. Each of our LTI awards is intended to support our ultimate goal of creating future long-term stockholder value. While certain of the LTI awards are designed to reward the NEOs for satisfying significant objectives in pursuit of this overall objective, other awards are designed to reward executive officers only if and when this objective has been achieved (e.g., restricted stock, stock options, SARs and Performance-Based RSUs).

Payment of 2009 and 2010 Non-Equity LTI Awards

Between 2008 and 2010, the Committee granted Non-Equity LTI Awards to the NEOs pursuant to our 2008 Executive Long-Term Incentive Cash Plan (the “Executive LTI Cash-Based Plan”). Beginning in 2009, eligibility for 50% of each award is measured over a three-year performance period, with performance for the remaining 50% of each award measured over a four-year performance period. At the end of each performance period, the Committee determines in its sole discretion the specific cash payout to each participant, which may range from 0% to 300% of the amount of the target award then under consideration, based on the Committee’s view of the Company’s overall corporate performance, the participant’s performance and the degree to which each of the following performance measures have been satisfied: (1) mortgage insurance market share; (2) capital management; (3) mortgage insurance credit quality; (4) expense management; and (5) operating profitability.

On May 30, 2013, the performance periods concluded under two Non-Equity LTI Awards – The four-year performance period under the 2009 Non-Equity LTI Award (measuring performance from May 30, 2009 through May 30, 2013) and the three-year performance period under the 2010 Non-Equity LTI Award (measuring performance from May 30, 2010 through May 30, 2013). In evaluating the Company’s performance over these performance periods, the Committee performed an analysis of each of the five performance metrics both quantitatively and qualitatively. Based on this evaluation, the Committee determined (for each performance metric) whether the Company “Significantly Underperformed,” “Underperformed,” “Met Expectations,” “Exceeded Expectations,” or “Significantly Exceeded Expectations.” The Committee then assigned a percentage payout for each performance metric based on the following ranges:

Designation	Payout Range (% of Target)
Significantly Underperform (SU)	0%
Underperform (U)	25% - 75%
Met Expectations (ME)	75% - 125%
Exceeded Expectations (EE)	125% - 200%
Significantly Exceeded Expectations (SEE)	200% - 300%

Following the Committee’s assessment of each of the performance metrics discussed above, the Committee assigned a specific weighting to each metric, based on the Committee’s judgment of the significance of the metric to the Company’s overall performance during the performance period. From this, the Committee derived the average weighted payout to serve as a baseline for each NEO’s performance payout. The following table illustrates for both the 2009 and 2010 Non-Equity LTI Awards the percentage payouts designated by the Committee for each metric, the weighting assigned to each metric and the total average weighted payout percentage based on Company performance:

	2009 Non-Equity LTI Award				2010 Non-Equity LTI Award
	Performance Period: 1Q2009 - 1Q2013				Performance Period: 1Q2010 - 1Q2013
Metric	Management Recommendation	Payout Level	Metric Weighting	Weighted Average	Management Recommendation	Payout Level	Metric Weighting	Weighted Average
Market Share	SEE	250%	15%	37.50%	SEE	250%	20%	50.00%
Credit Quality	ME	100%	15%	15.00%	EE	150%	10%	15.00%
Operating Profitability	SU	0%	35%	0.00%	SU	0%	35%	0.00%
Expense Management	ME	100%	10%	10.00%	UP	75%	10%	7.50%
Capital Management	SEE	275%	25%	68.75%	SEE	250%	25%	62.50%
	131.25%				135.00%

Market Share.    During the performance periods, our mortgage insurance market share grew to 28.4% (through the first quarter of 2013) from 22.8% in the second quarter of 2009 and from 20.9% in the second quarter of 2010, after having fallen to as low as 16.7% during the performance periods as a result of customer loss due to loss mitigation activity. Despite significant competitive pressures, we maintained a high market share (of at least 27.7%) during the final six quarters of the performance periods and achieved the highest market share in the industry during the final two quarters of the performance periods. Our high market share has allowed us to capture a significantly greater proportion of the high credit quality business available following the financial crisis, which has facilitated the transformation of our insured mortgage insurance portfolio more quickly than many of our competitors.

Credit Quality.    As discussed above under “2012 Medium-Term Incentive Analysis,” the two-year default rates for the insurance we wrote during the performance periods are significantly below historical rates. From a credit and profitability perspective, the business written during these performance periods represents some of the best performing business we have ever written, which has served as a foundation for the improvement in our business trends and operating performance. The changes to our credit and risk policies that we implemented following the financial crisis resulted in progressively improved credit performance for our NIW, with the 2010 and later portfolios outperforming the 2009 portfolio. As a result, the Committee assigned a higher payout percentage to the 2010 Non-Equity LTI Award (150%) compared to the 2009 Non-Equity LTI Award (100%).

Operating Profitability.    Consolidated after-tax operating income is a non-GAAP financial measure that we calculated for purposes of the Non-Equity LTI Awards based on consolidated after-tax net (loss) income, as presented in our audited consolidated financial statements, excluding the impact of changes in fair value of derivatives, net gains (losses) on investments and other financial instruments and OTTI losses. During the performance periods, the Company’s mortgage insurance operating results often were below our operating plan, primarily due to higher than anticipated incurred losses during the period of prolonged macroeconomic weakness. As a result, the Committee determined that the Company significantly underperformed with respect to this metric and awarded a 0% payout for both awards.

Expense Management.    We generally improved our expenses throughout the performance periods. Throughout 2012 and the first quarter of 2013, on an adjusted basis applied consistently throughout the performance periods (i.e., excluding the impact of (1) variable accounting expenses associated with certain cash-settled performance awards that we granted and (2) deferred policy acquisition costs), we continued to make progress on improving our overall expense ratio, which was 22.4% for the first quarter of 2013 (below our target of 25%). In order to achieve these savings, we undertook an expense reduction effort in 2010 and 2011, involving headcount reductions and non-compensation related reductions. This effort resulted in a full-year expense reduction in 2012 of $27.3 million. The Company’s operating results for the last quarter of the performance periods were impacted by an increase in expenses associated with certain outstanding cash-settled performance awards. As a result, the Committee awarded an Underperformed rating for the 2010 Non-Equity LTI Award.

Capital Management.    During the performance period, we overcame a number of challenges through a series of proactive capital initiatives, including: (i) risk commutations and discounted purchases of debt; (ii) raising approximately $1.7 billion in new capital and improving the maturity profile of our long-term debt; (iii) the sale of certain assets; (iv) harvesting statutory gains in our investment portfolio; (v) releasing contingency reserves in our financial guaranty business after successfully reducing our financial guaranty exposure; and (v) internal and external reinsurance transactions. As a result of these initiatives, at the end of the first quarter of 2013, we continued to maintain approximately $815 million of liquidity at our holding company and were positioned to maintain a risk-to-capital ratio at Radian Guaranty of at least 20:1 for the foreseeable future. As a result, the Committee determined that the Company significantly exceeded expectations for both awards.

The following table illustrates for each NEO, the target award amount under both the 2009 and 2010 Non-Equity LTI Awards and the amounts awarded under these awards.

2009 & 2010 Performance Cash Award Vesting (1)
Executive Officers	2009 Performance Period Target	2009 Performance Period Maximum	2009 Approved Payout	2010 Performance Period Target	2010 Performance Period Maximum	2010 Approved Payout	Total 2009 & 2010 Approved Payout
Mr. Ibrahim	$720,000	$2,160,000	$1,000,000	$400,000	$1,200,000	$600,000	$1,600,000
Mr. Quint	$206,460	$619,380	$271,000	$100,000	$300,000	$135,000	$406,000
Ms. Bazemore	$360,000	$1,080,000	$525,000	$200,000	$600,000	$301,000	$826,000
Mr. Hoffman	$59,400	$178,200	$96,000	$50,000	$150,000	$78,000	$174,000
(1)	As an officer of Radian Asset, Mr. Brummer did not receive a Non-Equity LTI Award.

LTI Awards Granted in 2013

Each year, in designing the annual LTI awards for the NEOs, the Committee reviews and assesses the type of awards that would best complement our existing LTI program in aligning the interests of the NEOs with those of our stockholders and enhancing long-term stockholder value. In addition, the Committee also considers, among other things: (1) an appropriate balance between retention and performance-based objectives; (2) the potential financial, accounting and tax impact of awards; (3) whether the award objectives are clear to the NEOs, stockholders and other constituencies; (4) the potential impact of the awards on risk behavior; and (5) as discussed above, input from our stockholders with respect to the form and performance metrics for our awards.

For the 2013 annual LTI grant, the Committee granted only performance-based equity awards, including: (1) stock-settled performance-based restricted stock units (“Performance-Based RSUs”), and (2) performance-based, non-qualified stock options (“Performance-Based Options”). For each of the NEOs, the Performance-Based RSUs and Performance-Based Options represent approximately 65% and 35%, respectively, of the total value of his/her 2013 LTI Award. The 2013 mix of Performance-Based RSUs and Performance-Based Options represents a slight shift from the 2012 mix of 75% Performance-Based RSUs and 25% Performance-Based Options. This change in mix was necessary in order to grant all of the 2013 LTI awards as stock-settled, compared to 2012 when we granted cash-settled Performance-Based RSUs that do not count against the share reserve under the Company’s 2008 Equity Plan. As discussed in the next paragraph, in designing the award mix for 2013, avoiding further expense volatility associated with cash-settled LTI awards was an important consideration for 2013.

All of the 2013 LTI Awards granted by the Company, including those awarded to the NEOs, will be settled in shares of the Company’s common stock. In prior periods, the low stock price of the Company’s common stock and the limited number of shares available for issuance under the Company’s 2008 Equity Plan resulted in the Company relying on cash-settled instruments for its LTI awards because cash-settled awards do not count against the share reserve under the Company’s 2008 Equity Plan. However, in accordance with the accounting standard regarding share-based compensation payments, the Company is required to calculate the fair value of cash-settled awards at the end of each measurement period and to record as an increase or decrease to expenses any changes to the fair value of such awards in such period. Consequently, changes in the fair value of such awards, which are impacted by changes in the Company’s stock price and performance against the performance metrics established for such awards, among other items, can result in significant volatility in the expenses incurred by the Company in any given period. In particular, the Company’s expenses in 2013 have increased as a result of the change in the fair valuation of cash-settled RSUs granted in 2011 and 2012. By granting only stock-settled instruments for the 2013 LTI Awards, the Company is taking action that it expects will limit (by not further contributing to) future expense volatility associated with the LTI awards.

2013 Performance-Based RSU Awards.    The Performance-Based RSU awards generally vest on May 14, 2016, upon the conclusion of a three-year performance period. As further described below, at the end of the performance period, each NEO will be entitled to receive a number of RSUs (from 0 to 200% of his/her target Performance-Based RSU award) based on the Company’s absolute and relative TSR over the three-year performance period, subject to the maximum payout of six times the value of his/her award on the grant date. Each vested Performance-Based RSU will be payable in one share of common stock, subject to the maximum payout.

The Company’s absolute TSR will be determined based on the change in market value of the Company’s common stock during the performance period, as measured by comparing (x) the average closing price of the Company’s common stock on the NYSE for the 20 consecutive trading days ending on May 14, 2013 and (y) the average closing price for the 20 consecutive trading days ending on May 14, 2016. The Company’s relative TSR will be measured against the median TSR of a peer group consisting of the companies listed on the NASDAQ Financial Index and MGIC (the “Peer Group”).

The payout for the Performance-Based RSU awards will be determined based on an analysis of both the Company’s relative TSR and absolute TSR, beginning with an assessment of Company’s relative TSR. The Company’s TSR initially will be compared to the median TSR of the companies included in the Peer Group (the “Median Peer Group TSR”). The starting point for the payout determination (the “Relative Payout Percentage”) will be 100% of target. For every 1% by which the Company’s TSR exceeds the Median Peer Group TSR, the Relative Payout Percentage will increase by 2 percentage points above 100% of target. For every 1% by which the Company’s TSR is below the Median Peer Group TSR, the Relative Payout Percentage will decrease by 3 percentage points below 100% of target.

Once the Relative Payout Percentage has been determined, the Company’s absolute TSR and corresponding maximum payout percentage (set forth in the table below) will be used to determine whether the Relative Payout Percentage should be reduced. If the Company’s Relative Payout Percentage exceeds the maximum payout percentage attributable to the Company’s absolute TSR, the actual payout percentage under the Performance-Based RSU award (the “Final Payout Percentage”) will be reduced to the corresponding maximum payout percentage. This is intended to ensure that regardless of the Company’s performance against the Peer Group, the award remains closely correlated to the Company’s stock price performance. Accordingly, the maximum payout percentage ranges are correlated to the Company’s absolute TSR, as set forth below:

Company’s Absolute TSR(1)	Maximum Payout Percentage(1) (% of Target)
≥75%	200%
50%	150%
25%	100%
10%	70%
≤0%(2)	50%

(1)	If the Company’s absolute TSR falls between two referenced percentages, the maximum payout percentage will be interpolated.

(2)	If the Company’s absolute TSR is negative, the maximum payout percentage will be 50%.

To summarize, once the Relative Payout Percentage is calculated, the number of RSUs ultimately to be paid out will be adjusted, if necessary, to ensure that the Final Payout Percentage does not exceed the applicable maximum payout percentage. To the extent necessary, the Final Payout Percentage for each NEO then may be further adjusted downward to ensure compliance with the maximum payout.

The Performance-Based RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company, the Performance-Based RSUs will become payable at target upon the vesting of the awards on May 14, 2016, provided that the executive officer remains employed by the Company through such date. However, if a NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” and the date of termination (or, in the event of termination for good reason, the event giving rise to the good reason) occurs within 90 days before or one year after a change of control, the Performance-Based RSUs will become fully vested at target upon such termination (or, if later, on the date of the change of control).

The Performance-Based RSUs also include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for a period of time (either 12 or 18 months, the “Restricted Period”) following termination of the executive officer’s employment for any reason.

Additionally, the Performance-Based RSUs will become fully vested and payable at target in the event of a NEO’s death or disability. If the NEO retires before the end of the three-year performance period, the award will remain outstanding and will become payable at the end of the performance period to the extent that the performance criteria discussed above have been satisfied, or will vest at the target level in the event of a change of control.

2013 Stock Option Awards.    In 2013, the Committee granted Performance-Based Options under the 2008 Equity Plan to each of the NEOs. Each Performance-Based Option has a per share exercise price of $13.99 (the closing price of the Company’s common stock on the NYSE on the date of grant), and a ten-year term, with 50% of the award vesting on or after the third anniversary of the grant date (i.e., May 14, 2016) and the remaining 50% of the award vesting on or after the fourth anniversary of the grant date (i.e., May 14, 2017); provided, however, that the Performance-Based Options will not vest unless the closing price of the Company’s common stock on the NYSE exceeds $17.49 (125% of the Performance-Based Option exercise price) for ten consecutive trading days ending on or at any time after the third anniversary of the grant date (i.e., May 14, 2016) (the “Stock Price Vesting Hurdle”).

The Performance-Based Options provide for “double trigger” vesting in the event of a change of control. Except as described below, upon a change of control, the Performance-Based Options will continue to vest 50%

on the third and fourth anniversaries of the grant date, regardless of whether the Stock Price Vesting Hurdle has been satisfied, as long as the NEO remains employed by the Company through such date. However, if a NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” and the date of termination (in the event of termination for good reason, the event giving rise to the good reason) occurs within 90 days before or one year after a change of control, the Performance-Based Options will become fully vested upon such termination (or, if later, on the date of the change of control).

The Performance-Based Options also include a provision substantially identical to the provision in the Performance-Based RSU awards that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers during the Restricted Period following termination of the NEO’s employment for any reason.

Additionally, the Performance-Based Options will become fully vested and exercisable in the event of a NEO’s death, disability or retirement. However, if Messrs. Ibrahim or Quint retires before the Performance-Based Options are otherwise exercisable, his Performance-Based Options will remain outstanding and become exercisable in accordance with the three- and four-year vesting schedule and the Stock Price Vesting Hurdle for such Performance-Based Options, or as provided above in the event of a change of control.

Equity awards are not coordinated with the release of material nonpublic information. The Committee does not take the release of such information into account as an element of when to make grants.

Stock Ownership

Consistent with our compensation philosophy, we believe that senior management, including the NEOs, should have a significant equity investment in Radian in order to further align their interests and actions with the interests of our stockholders and to further focus the NEOs on sustained performance.

Under our Stock Ownership Guidelines, the NEOs and certain other officers designated by the Chief Executive Officer are expected to hold shares with a market value equal to at least the values provided below. Unless the officer holds more than this threshold market value of shares, the officer is not permitted to sell shares of our common stock that he or she owns, subject to certain limited exceptions. The levels of stock ownership, which were increased effective November 2013, are outlined below:

Officer Level	Ownership Guidelines
CEO	7 times salary
President of Radian Guaranty	4 times salary
CFO	3.5 times salary
Chief Risk Officer	3 times salary
All other designated officers	Range between 2.5 and 1.5 times salary

V.	Mr. Brummer’s Compensation Prior to Serving as CRO

Mr. Brummer joined our executive compensation program upon becoming CRO of Radian in June 2013. Prior to assuming this role, Mr. Brummer served as Senior Vice President, General Counsel and Chief Risk Officer (his “Prior Role”) for Radian Asset and was compensated under a compensation program established for Radian Asset executives. In his Prior Role, his compensation consisted of: (1) a base salary of $350,000; (2) an annual STI award with a target of 110% of his base salary; and (3) a three-year, cash-settled LTI award (“FG LTI”) with a target of $150,000; and (4) certain retention incentives. Among other items, Mr. Brummer’s 2013 reported compensation includes the amounts he earned as base salary and as STI while serving in his Prior Role for the first six months of 2013. Mr. Brummer’s FG LTI award terminated upon his joining our executive compensation program in June 2013. He continues to be entitled to certain retention payments established under his Prior Role as discussed below.

In reaction to the financial crisis, in 2008, Radian Asset ceased writing new financial guaranty business and since then has been reducing its operations and exposures in order to mitigate uncertainty and maximize the ultimate capital and liquidity available for its parent company, Radian Guaranty. Given his Prior Role in developing and executing upon many of the initiatives critical to the success of our financial guaranty business in 2013, the Committee awarded Mr. Brummer a payout of 145% of his target or $279,125 after prorating for the percentage of time he served in his Prior Role in 2013.

Given the criticality of Mr. Brummer’s Prior Role to the sucessful run-off of our financial guaranty business, the Company previously agreed with Mr. Brummer to provide him with cash retention awards (the “Legacy Retention Awards”) if he remained employed in good standing with the Company through certain dates. The amount of the Legacy Retention Awards were calculated as a percentage of the STI award (100%) and LTI award (150%) earned by Mr. Brummer in various performance years. Currently, the following Legacy Retention Awards remain outstanding: (i) 2011 awards that vest in 2014 ($312,000 vested on March 10, 2014 and $135,000 vesting on May 1, 2014); (ii) 2012 awards that vest in 2015 ($312,000 vesting on March 15, 2015 and $135,000 vesting on May 1, 2015); and (iii) a 2013 award that vests in 2015 ($385,000 vesting on December 31, 2015). In connection with his acceptance of the CRO position, the Company agreed to continue to honor Mr. Brummer’s Legacy Retention Awards, subject to the existing terms (and potential forfeitures) of the awards. Under the terms of the awards, Mr. Brummer will forfeit any unvested amounts if he terminates employment with the Company or its affiliates, except under certain specified circumstances.

VI.	Other Compensation

In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a limited extent, through perquisites.

A.    Retirement Compensation

We are committed to providing all of the Company’s employees with competitive benefits, including retirement benefits that make sense for their financial security, while positioning us for future growth and improved profitability.

Savings Incentive Plan

The Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) serves as a retirement vehicle for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6% of eligible pay). In addition, the Savings Plan also provides participants who had attained at least five years of service and who were active participants on December 31, 2006 in Radian’s Pension Plan, which was terminated effective, June 1, 2007, with yearly cash “transition credits” (initially for up to five years, if employed by us during this time) under the Savings Plan equal to a fixed percentage of their eligible pay, calculated based on a formula that takes into account their age and years of completed vesting service as of January 1, 2007. Each of the NEOs participated in the Savings Plan in 2013.

Benefit Restoration Plan

We maintain a Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. As compared to the Supplemental Executive Retirement Program (“SERP”), which we replaced with the BRP in 2007, we believe the BRP better represents our compensation philosophy and objectives, including our goal of enhancing the equitable distribution of benefits among our employees. In particular, we believe the BRP is a more appropriate plan for employees and stockholders for the following reasons:

•	Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($255,000 for 2013)

are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

•	The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization;

•	Based on plan design, the BRP is dependent on Company contributions each year, which makes it more flexible and fiscally responsible for Radian;

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula as it was under the SERP; and

•	Unlike the SERP, the BRP permits the investment of contributions in the Radian common stock fund, thus permitting participants to invest in Radian.

B.    Deferred Compensation Plan

We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) all or a portion of cash received under their STI/MTI awards, and effective November 13, 2013, the cash or shares associated with the vesting of restricted stock units. Deferring compensation allows executive officers to earn on the deferred amounts a rate of return calculated under different options available to participating executive officers. The deferred compensation program complies with the requirements of applicable IRS regulations. None of the NEOs contributed to the deferred compensation plan in 2013. See “Nonqualified Deferred Compensation” below.

C.    Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our executive officer compensation. Effective January 1, 2012, the Committee terminated the annual flexible spending allowance that previously had been provided to the NEOs. This program had provided executive officers access to a wide range of market competitive perquisites (equal to up to $15,000 for the CEO, and up to $12,500 for each of the other NEOs) for predefined services and fees not covered under our compensation and benefits programs, including auto leasing, estate planning, financial planning, tax preparation, executive health assessments and health/fitness club memberships.

Mr. Brummer was required to move to the Philadelphia area in connection with assuming the role of CRO. As discussed in the 2013 Summary Compensation Table below, the Company provided Mr. Brummer with relocation assistance in connection with his move. Mr. Brummer was not entitled to any tax gross-ups as part of his relocation assistance.

VII.	Change of Control and Severance Agreements

The Committee believes that maintaining severance arrangements on a limited basis is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. Having previously experienced the dislocation caused by a proposed merger, and given the current volatile operating and regulatory environment, we want the NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing termination pay agreements, including the amounts provided for, are consistent with, and in some cases more conservative than, current market practice.

The Committee regularly evaluates the on-going need for change of control and severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:

•	Responsibly tailoring termination payment levels based on current market standards;

•	Enhancing clarity regarding future potential severance payments to the NEOs;

•	Applying a consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Eliminating enhanced payouts on an executive officer’s termination in connection with a change of control of the Company.

As part of this strategy, we replaced various existing severance and change of control agreements for each of the NEOs (each with differing terms) with a consistent and reasonable severance-based approach. In general, these agreements provide the covered executive with between one and two times the sum of his or her base salary and target incentive award under our STI/MTI Plan as well as a pro-rated target incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control, no accelerated vesting of equity awards and no gross-up for taxes.

Effective April 5, 2011, we entered into a new employment agreement with Mr. Ibrahim. This agreement replaced Mr. Ibrahim’s previous employment agreement and included the following notable changes:

•

Consistent with our termination pay strategy, the agreement eliminated any accelerated or enhanced severance payment in the event of a change of control and included a reasonable severance provision at two times the sum of Mr. Ibrahim’s base salary and target incentive award under our STI/MTI Plan, as well as a pro-rated target incentive award for the year of termination; and

•	The agreement eliminated any tax gross-up as a result of any “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code.

See “Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.

VIII.	Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Code limits the deductibility of compensation over $1 million paid to a company’s chief executive officer and three next most highly compensated executive officers (with the chief financial officer being excluded). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). In general, to be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. The Committee may decide to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders. For example, the Executive LTI Cash-Based Plan was designed to motivate, retain, and reward our executive officers through an unprecedented volatile housing and related credit market cycle. The Committee decided to retain significant discretion in determining whether objectives were achieved for awards under the plan, and therefore, the awards under the plan will be non-deductible compensation under Section 162(m).

IX.	Anti-Hedging, Claw Backs and Pledging of Securities

Our Code of Conduct and Ethics specifically prohibits engaging in certain speculative transactions in Radian securities, including short sales and buying or selling puts or calls of Radian securities. In addition, we strongly discourage any other form of hedging or monetization transactions that would allow an employee or director to own securities without the full risks and rewards of ownership. Accordingly, any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with our General Counsel and Chief Financial Officer. No such transactions were pre-cleared during 2013.

The SEC has not yet adopted final rules implementing the requirements of Section 954 of the Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regarding the recoupment of compensation, including equity-based compensation, paid to executive officers where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement. Proposed rules may be issued 2014. We plan to adopt a formal compensation recovery, or claw back, policy once the SEC rules are finalized. During this interim period before the SEC adopts final rules, we believe the restructuring of our STI program to incorporate an MTI component gives us the ability to effectively claw back compensation, as warranted. As discussed above, under the STI/MTI plan, 50% of an STI award is withheld for an additional one-year performance period, with a possibility that the eventual payout under this “medium term” award may be reduced to zero in the unlikely event the Committee determines there was a material restatement of our earnings. In addition, under our STI and LTI awards, the Committee retains certain negative discretion to reduce or eliminate payouts, which also could serve as an effective means for eliminating certain performance-based compensation in the unlikely event of a financial misstatement.

Currently, none of our directors or NEOs has pledged any shares of the Company’s common stock as collateral for any loan or other borrowing.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our board of directors has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2013. This report is provided by the following independent directors, who constitute the Committee:

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Brian D. Montgomery

Gaetano Muzio

Director Compensation

The form and amount of our director compensation are determined and reviewed annually by the Committee. The guiding principles for our director compensation program are: (i) compensation should be made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of Radian, and in light of the current business environment; (ii) directors’ interests should be aligned with the long-term interests of our stockholders; (iii) the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and (iv) compensation should be consistent with director independence.

Directors that are employed by us do not receive additional compensation for serving as a director.

Cash Compensation

All of our non-employee directors other than Mr. Wender receive an annual fee for their services of $32,500. Mr. Wender receives an annual fee of $150,000 for serving as non-executive Chairman, and the chairpersons of the following committees are paid the following additional annual fees:

Audit Committee – $25,000

Compensation and Human Resources Committee – $15,000

Credit Committee – $25,000

Governance Committee – $10,000

Finance and Investment Committee – $10,000

Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2013 Director Compensation table below represent amounts paid to our directors in 2013.

As described below in “Nonqualified Deferred Compensation,” we maintain a deferred compensation plan for our non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and equity awards and earn a selected rate of return on such amounts. Our non-employee directors are not entitled to participate in our retirement plans.

Equity Compensation

Each of our non-employee directors is entitled to an annual equity award with a grant date fair market value of $115,000. In addition, Mr. Wender also is entitled to an additional annual equity award with a grant date fair market value of $100,000 for serving as Chairman. We provide annual equity awards to our non-employee directors to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders.

Each year, the Committee considers and recommends to our non-employee directors the form of annual equity awards to be granted to our non-employee directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-employee directors under our 2008 Equity Plan. The awards may be settled in cash or in shares of the Company’s common stock, as recommended by the Committee and approved by the non-employee directors. The terms of the awards (e.g., vesting, change of control, retirement) are approved by the non-employee directors based on the Committee’s recommendation. Unless the

Committee determines otherwise before the beginning of the year for which equity awards are earned, future equity awards will be granted in the form of restricted stock units, or RSUs, that are payable upon a non-employee director’s separation from service.

Since 2011, we have granted annual equity awards to our non-employee directors in the form of stock-settled RSUs. The directors’ RSUs vest in their entirety three years from the date of grant or earlier upon the director’s retirement, death or disability. Ms. Nicholson and Messrs. Wender, Carney, Culang and Hopkins currently are eligible for retirement. In addition, vesting also may be accelerated under certain circumstances if the non-employee director has a separation from service following a change of control.

Upon the conversion date of the RSUs (generally defined as a director’s termination of service with us), our non-employee directors will be entitled to a cash amount equal to the then fair market value of the vested cash-settled RSUs, or if stock-settled, the non-employee directors will be entitled to the equivalent number of shares of common stock awarded on the date of grant. The RSUs do not entitle our non-employee directors to voting or dividend rights.

Any director who joins the Board prior to, or in connection with, the Company’s annual meeting of stockholders is entitled to a full annual equity award at the regularly scheduled quarterly board meeting immediately following the Company’s annual meeting. Equity awards to new non-employee directors will be subject to a minimum three-year vesting period, with acceleration of vesting in the event of death, disability or upon separation from service on or after a change in control, as may be recommended by the Committee and approved by the non-employee directors.

Directors who leave the Board other than for cause (including in the event of death, disability or retirement) are entitled to a pro-rated cash award for the period of time served since the Company’s last annual meeting of stockholders. This award will be calculated by dividing the number of days served since the last annual meeting of stockholders by 365 and multiplying this percentage by the fair market value of the annual equity award to non-employee directors (currently $115,000). In addition, Mr. Wender is entitled to a similar pro-ration with respect to his annual equity award for serving as Non-Executive Chairman.

Our board of directors views equity ownership in Radian as an important means of accomplishing the alignment of directors’ and stockholders’ interests. Each non-employee director is therefore expected to hold a minimum direct investment in Radian equal to a market value of at least $350,000. Unless a director holds more than this threshold market value, that director is not permitted to sell shares or other holdings of the Company that he or she owns, subject to certain limited exceptions.

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending board, committee or other company business meetings and approved educational seminars.

The following table provides information about compensation paid to each of our non-employee directors in 2013.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Herbert Wender	$258,000	$215,000	$473,000
David C. Carney	135,500	115,000	250,500
Howard B. Culang	131,500	115,000	246,500
Lisa W. Hess	114,760	115,000	229,760
Stephen T. Hopkins	117,500	115,000	232,500
Brian D. Montgomery	94,500	115,000	209,500
Ronald W. Moore*	172,735	0	172,735
Gaetano Muzio	100,500	115,000	215,500
Jan Nicholson	100,500	115,000	215,500
Gregory V. Serio	106,500	115,000	221,500
Noel J. Spiegel	110,500	115,000	225,500

*	Mr. Moore retired from the board of directors on May 15, 2013. The amount in the table includes fees paid to him for meeting attendance and for serving as chairman of the board’s Finance and Investment Committee through the date of his retirement. In addition, as discussed above, the amount in the table for Mr. Moore also includes a prorated cash award for the period of time he served since the Company’s 2012 annual meeting of stockholders.

(1)	Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each non-employee director who was elected at our 2013 Annual Meeting of Stockholders was awarded 8,221 RSUs (stock settled) on May 14, 2013, with a grant date fair value of $115,000. In addition, Mr. Wender received an additional award of 7,148 RSUs (stock settled) with a grant date fair value of $100,000 for his services as Chairman. The grant date fair value of RSUs is the closing price of our common stock on the NYSE as of the grant date ($13.99 on May 14, 2013). As of December 31, 2013, our non-employee directors did not hold any non-qualified stock options. As of December 31, 2013, each non-employee director held the following number of shares of phantom stock and cash and stock settled RSUs:

Name	Shares of Phantom Stock(A) (#)	Restricted Stock Units (#)
Mr. Wender	57,275	241,798
Mr. Carney	59,363	129,334
Mr. Culang	58,531	129,334
Ms. Hess	0	75,388
Mr. Hopkins	58,531	129,334
Mr. Montgomery	0	54,592
Mr. Muzio	0	54,592
Ms. Nicholson	55,219	129,334
Mr. Serio	0	54,592
Mr. Spiegel	0	75,388

(A)	Includes dividend equivalents to be issued upon conversion of the phantom shares.

Executive Compensation

The 2013 Summary Compensation Table below describes our compensatory and other arrangements with: (1) Mr. Ibrahim, our principal executive officer; (2) Mr. Quint, our principal financial officer; (3) Ms. Bazemore and Messrs. Brummer and Hoffman, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2013.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non- Equity Incentive Plan Compen- sation (3) ($)	All Other Compen- sation (4) ($)	Total ($)
Sanford A. Ibrahim	2013	$900,000	$1,082,500	$1,499,706	$787,634	$2,732,031	$109,384	$7,111,255
Chief Executive Officer	2012	900,000	905,625	1,233,564	612,915	1,177,875	104,692	4,934,671
(Principal Executive Officer)	2011	874,616	472,500	2,276,957	787,524	4,000,000	102,958	8,514,555

C. Robert Quint	2013	400,000	320,000	333,357	175,091	734,125	47,087	2,009,660
Executive V.P., Chief	2012	370,000	262,500	537,880	161,894	342,158	43,297	1,717,729
Financial Officer (Principal	2011	370,000	138,750	872,556	161,885	1,034,125	74,390	2,651,706
Financial Officer)

Teresa Bryce Bazemore	2013	500,000	543,750	476,167	250,098	1,388,500	53,047	3,211,562
President, Radian Guaranty	2012	500,000	450,000	830,725	250,003	573,750	50,858	2,655,336
	2011	484,615	225,000	1,684,418	312,528	1,317,500	53,561	4,077,622

Derek V. Brummer	2013	373,077	869,638	273,819	143,774	0	127,055	1,787,363
Executive V.P., Chief Risk Officer

Edward J. Hoffman	2013	350,000	312,500	208,315	109,391	392,750	33,223	1,406,179
Executive V.P., General Counsel and Corporate Secretary	2012	330,000	225,000	274,155	82,517	147,825	30,760	1,090,257
	2011	293,846	101,500	471,624	87,512	372,101	37,465	1,364,048

(1)	Represents the STI award paid to each of our NEOs for performance with respect to the year indicated. Each NEO is paid 50% of his or her STI award for the year earned, with the remaining 50% forming the NEO’s target MTI award. MTI award payments are reported in the Non-Equity Incentive Plan Compensation column as described in footnote (3) below. For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.” In addition, with respect to Mr. Brummer, the amounts reported include payments to him in 2013 under compensation programs related to his Prior Role with Radian Asset, including: (i) a STI award of $279,125 under Radian Asset’s STI program; and (ii) $435,000 of Legacy Retention Awards. For additional information, see “Compensation Discussion and Analysis—Mr. Brummer’s Compensation Prior to Serving as CRO.”

(2)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2013 awards, the grant date fair value was calculated by using the Monte Carlo model ($13.26 and $10.95 on May 14, 2013 for Performance-Based RSUs (stock settled) and Performance-Based Options, respectively). For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.

(3)

Amounts reported for 2013 represent: (i) the MTI award paid to each of our NEOs with respect to the year in which it is earned (for 2013, reported amounts represent payments pursuant to the 2012 MTI award, covering the 2012 through 2013 performance period); and (ii) amounts paid to our NEOs under our Executive LTI Cash-Based Plan. For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—2012 Medium-Term Incentive Analysis” and “Compensation Discussion and Analysis—Primary Components of

Compensation—Long-Term Incentive Program—Payment of 2009 and 2010 Non-Equity LTI Awards.” In his Prior Role, Mr. Brummer did not receive a 2012 MTI award and did not participate in our Executive LTI Cash-Based Plan.

(4)	For 2013, “All Other Compensation” includes the following amounts:

•	$15,300 in matching contributions credited under our Savings Plan for the benefit of each of the NEOs.

•	Contributions made by us under our BRP for the benefit of the NEOs in the following amounts: Mr. Ibrahim—$52,200; Mr. Quint—$14,700; Ms. Bazemore—$22,200; Mr. Brummer—$12,681; and Mr. Hoffman—$10,950.

•

The dollar value of imputed income from premiums and the related tax gross-up paid by us for long-term disability insurance for the benefit of the NEOs in the following amounts: Mr. Ibrahim—imputed income of $8,558, plus a tax gross-up of $8,227; Mr. Quint—imputed income of $5,032, plus a tax gross-up of $4,755; Ms. Bazemore—imputed income of $3,301, plus a tax gross-up of $3,120; Mr. Brummer—imputed income of $2,018, plus a tax gross-up of $1,907; and Mr. Hoffman—imputed income of $1,951, plus a tax gross-up of $1,844.

•

The dollar value of imputed income from premiums and the related tax gross-up paid by us under life insurance policies on the lives of the NEOs in the following amounts: Mr. Ibrahim—imputed income of $12,708, plus a tax gross-up of $12,216; Mr. Quint—imputed income of $3,027, plus a tax gross-up of $2,860; Ms. Bazemore—imputed income of $3,497, plus a tax gross-up of $3,305; Mr. Brummer—imputed income of $1,694, plus a tax gross-up of $1,601; and Mr. Hoffman—imputed income of $1,629, plus a tax gross-up of $1,539.

•	The dollar value of dividends paid on restricted stock in the following amounts: Mr. Ibrahim—$174; Mr. Quint—$33; Ms. Bazemore—$56; and Mr. Hoffman—$9.

•

$91,049 of relocation expenses reimbursed to Mr. Brummer in connection with his relocation to Philadelphia upon assuming the role of CRO. Mr. Brummer did not receive any tax gross-ups in connection with these relocation expenses.

2013 Grants of Plan Based Awards

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (3) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Mr. Ibrahim	2/14/2013	$905,625	$1,132,031
	5/14/2013			113,100	226,200			$1,499,706
	5/14/2013					71,930	$13.99	787,634

Mr. Quint	2/14/2013	262,500	328,125
	5/14/2013			25,140	50,280			333,356
	5/14/2013					15,990	13.99	175,091

Ms. Bazemore	2/14/2013	450,000	562,500
	5/14/2013			35,910	71,820			476,167
	5/14/2013					22,840	13.99	250,098

Mr. Brummer	2/14/2013	N/A	N/A
	5/14/2013			20,650	41,300			273,819
	5/14/2013					13,130	13.99	143,774

Mr. Hoffman	2/14/2013	175,000	218,750
	5/14/2013			15,710	31,420			208,315
	5/14/2013					9,990	13.99	109,391

(1)	Represents the 2012 MTI award (covering the 2012 and 2013 performance years) granted under our STI/MTI Plan. As discussed above under “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program,” each NEO’s target 2012 MTI award was established in 2013, in connection with the payment of the 2012 STI awards. Each NEO was entitled to a cash payment in 2013 ranging from 0% to 125% of his or her target 2012 MTI award. In his Prior Role, Mr. Brummer was not eligible to receive a 2012 MTI award. See the 2013 Summary Compensation Table for the amounts paid to each NEO under this award and “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program—2012 Medium-Term Incentive Analysis” for a discussion regarding the payment of the 2012 MTI award. These awards do not have a threshold level or equivalent.

(2)	Represents the target and maximum number of shares that may be issued pursuant to Performance-Based RSU Awards (stock settled) granted to each of the NEOs under our 2008 Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of target) based on the Company’s relative and absolute TSR for the performance period. For more information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Long-Term Incentive Program—LTI Awards Granted in 2013—2013 Performance-Based RSU Awards.” These awards do not have a threshold level or equivalent.

(3)	Represents non-qualified Performance-Based Options granted under our 2008 Equity Plan to each of the NEOs. The Performance-Based Options will vest 50% on each of the third and fourth anniversaries of the grant date, provided that, the options only will vest if the closing price of the Company’s common stock on the NYSE exceeds $17.49 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant. For more information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Long-Term Incentive Program—LTI Awards Granted in 2013—2013 Stock Option Awards.”

(4)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2013 awards, the grant date fair value was calculated by using the Monte Carlo model ($13.26 and $10.95 on May 14, 2013 for Performance-Based RSUs (stock settled) and Performance-Based Options, respectively). For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2013 Annual Report on Form 10-K.

The following table provides information regarding all equity awards outstanding at December 31, 2013 for each of the NEOs.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Mr. Ibrahim	253,000	0		2.48	08/07/15
	269,000	0		2.68	05/13/14
	43,950	43,950	(1)	10.42	05/12/17
	0	269,700	(2)	3.58	06/09/18
									658,080	(3)	$9,292,090
	0	320,060	(4)	2.45	06/05/22
									581,870	(5)	8,216,004
	0	71,930	(6)	13.99	05/13/23
									113,100	(7)	1,596,972

Mr. Quint	20,000	0		45.95	02/10/14 (8)
	30,200	0		2.48	08/07/15
	77,500	0		2.68	05/13/14
	11,000	11,000	(1)	10.42	05/12/17
	0	55,440	(2)	3.58	06/09/18
									135,280	(9)	1,910,154
	0	84,540	(4)	2.45	06/05/22
									153,680	(10)	2,169,962
	0	15,990	(6)	13.99	05/13/23
									25,140	(7)	354,977

Ms. Bazemore	73,800	0		2.48	08/07/15
	134,500	0		2.68	05/13/14
	22,000	22,000	(1)	10.42	05/12/17
	0	107,030	(2)	3.58	06/09/18
									261,150	(9)	3,687,438
	0	130,550	(4)	2.45	06/05/22
									237,350	(10)	3,351,382
	0	22,840	(6)	13.99	05/13/23
									35,910	(7)	507,049

Mr. Brummer	1,100	0		45.95	02/10/14	(8)
	40,300	0		20.34	09/14/14
									20,650	(7)	291,578
	0	13,130	(6)	13.99	05/13/23

Mr. Hoffman	22,500	0		20.34	09/14/14
	7,900	0		2.48	08/07/15
	22,500	0		2.68	05/13/14
	5,500	5,500	(1)	10.42	05/12/17
	0	29,970	(2)	3.58	06/9/18
									73,120	(9)	1,032,454
	0	43,090	(4)	2.45	06/05/22
									78,330	(10)	1,106,020
	0	9,990	(6)	13.99	05/13/23
									15,710	(7)	221,825

(1)	These options will vest on May 12, 2014.

(2)	These options will vest in two equal installments on each of the following dates: June 9, 2014 and June 9, 2015, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.48 (125% of the option exercise price) for ten consecutive trading days ending on or any time after the third anniversary of the date of grant.

(3)	These RSUs are scheduled to vest on June 9, 2014. These are performance-based RSUs to be settled in cash, with a potential payout ranging from 0% to 111% of the RSUs scheduled to vest.

(4)	These options will vest in two equal installments on each of the following dates: June 6, 2015 and June 6, 2016, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $4.90 (200% of the option exercise price) for ten consecutive trading days ending on or any time after the third anniversary of the date of grant.

(5)	These RSUs are scheduled to vest on June 6, 2015. These are performance-based RSUs to be settled in cash, with a potential payout ranging from 0% to 116.86% of the RSUs scheduled to vest.

(6)	These options will vest in two equal installments on each of the following dates: May 14, 2016 and May 14, 2017, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $17.49 (125% of the option exercise price) for ten consecutive trading days ending on or any time after the third anniversary of the date of grant.

(7)	These RSUs are scheduled to vest on May 14, 2016. These are performance-based RSUs to be settled in stock, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(8)	These options expired on their expiration date unexercised.

(9)	These RSUs are scheduled to vest on June 9, 2014. These are performance-based RSUs to be settled in cash, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(10)	These RSUs are scheduled to vest on June 6, 2015. These are performance-based RSUs to be settled in cash, with a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

Option Exercises and Stock Vested During 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Mr. Ibrahim	0	$0	106,162	$1,416,659
Mr. Quint	0	0	22,100	294,476
Ms. Bazemore	0	0	40,700	542,157
Mr. Brummer	0	0	0	0
Mr. Hoffman	0	0	8,300	110,471

(1)	Represents the aggregate market value of the shares on the vesting date.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plans allow: (1) senior officers to defer receipt of all or a portion of their annual cash incentive award and/or the payment date of their RSUs; and (2) non-employee directors to defer receipt of all or a portion of their cash compensation and/or the payment date of their deferred stock unit awards (phantom stock and restricted stock units) (“DSUs”). Except as set forth below, under the plans, a participant must make a binding written election before the year in which compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made. With respect to RSUs and DSUs, the election must be made before the year in which the RSU or DSU is granted; provided that in the case of officers’ deferred compensation plan, if the RSUs qualify as “performance-based” compensation, as set forth in Section 409A of the Code, an election must be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions, participants may also elect to further defer, or re-defer, amounts previously deferred under the plans.

Amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the Committee (the “Notional Fund Return”), with the exception of certain amounts that were deferred prior to January 1, 2008. With regard to deferred stock settled RSUs and DSUs, the portion of a participant’s account related to unvested and vested stock settled RSUs or DSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value. For cash settled RSUs, the portion of a participant’s account related to unvested RSUs or DSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value. Upon vesting, the notional cash amount associated with the cash settled RSUs is credited to a participant’s deferred compensation account and is credited with earnings and debited with losses based on the Notional Fund Return, as described above with respect to the deferred compensation account.

Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed at the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded and the amounts deferred are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

In 1997, we adopted a nonqualified supplemental executive retirement plan for selected senior officers of Radian and our participating subsidiaries. As part of the restructuring of our retirement program, we terminated the SERP, effective December 31, 2006, and adopted a new nonqualified BRP, effective January 1, 2007. The value of participants’ bookkeeping accounts under the SERP was transferred to the BRP, effective January 1, 2007.

Participants in the BRP are entitled, among other things, to the following:

•	Each participant in the SERP at December 31, 2006 received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date.

•

For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to 6% of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus certain bonus and commissions.

•

For each participant eligible to receive a transition credit under the Savings Plan, we have provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP.

•	Our board of directors also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP.

Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the 6% company credit and transition credits. Discretionary credits, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with service credit for those years of service completed prior to receipt of such credits. Discretionary credits, if any, become fully vested upon death, disability or a change of control. To date, our board of directors has not made any discretionary credits to participants under the BRP. Under the terms of Mr. Ibrahim’s 2008 employment agreement with the Company, Mr. Ibrahim became fully vested in the amount of his accrued benefit under the BRP upon his completion in May 2010 of five full years of service with Radian.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.

The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs.

2013 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings(Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Ibrahim	DCP	0	0	0	0	0
	BRP	*	$52,200	$274,958	0	$1,323,796

Mr. Quint	DCP	0	0	0	0	0
	BRP	*	14,700	108,730	0	784,245

Ms. Bazemore	DCP	0	0	0	0	0
	BRP	*	22,200	26,746	0	164,844

Mr. Brummer	DCP	0	0	0	0	0
	BRP	*	12,681	16,002	0	100,644

Mr. Hoffman	DCP	0	0	0	0	0
	BRP	*	10,950	486	0	40,311

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (the “DCP”) and the Radian Group Inc. Benefit Restoration Plan (“BRP”).

(2)	These amounts are also included in the All Other Compensation column of the 2013 Summary Compensation Table for 2013.

Potential Payments Upon Termination of Employment or Change of Control

This section describes the various employment and severance agreements that we have entered into with each of our NEOs, as well as other benefits that our NEOs would receive in the event of employment termination under specific circumstances. The amounts presented in the tables that follow only include those amounts that would be paid to a NEO as of a particular termination event, and do not include amounts that he/she (or his/her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive after the end of any applicable incentive compensation performance period following a termination event.

The amounts in each column of the tables presented are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2013, and assumes that a change of control of Radian or termination of the CEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

CEO Compensation Related Agreements

2011 Employment Agreement with Mr. Ibrahim.    In 2011, we entered into a new employment agreement with Mr. Ibrahim that replaced his prior employment agreement.

Mr. Ibrahim’s employment agreement provides that Mr. Ibrahim will continue as Chief Executive Officer of the Company through December 31, 2014 and that we will nominate him as a member of the board of directors of the Company during this term. The employment agreement entitles Mr. Ibrahim to the following compensation during the term of his employment: (1) an annual base salary of $900,000, which may be increased, but not decreased; (2) eligibility to earn an incentive award under the STI/MTI Plan, subject to achievement of certain performance goals established by the Compensation and Human Resources Committee of the board, with his target level for the STI/MTI Plan to be at least 1.75 times his annual base salary; and (3) eligibility to participate in any LTI programs established by the Company for its senior level executives, including the 2008 Equity Plan and the Executive LTI Cash-Based Plan, with his target level for LTI compensation for any fiscal year to be at least 3.5 times his annual base salary. Mr. Ibrahim is also provided with vacation, holiday, sick leave and perquisites, at levels commensurate with those provided to other senior executives of the Company, and he may participate in the Company’s employee benefit plans, in accordance with their terms.

With respect to equity awards and other LTI awards (including Non-Equity LTI Awards under the Executive LTI Cash-Based Plan), his employment agreement provides:

•

For equity and other LTI awards granted on or after April 5, 2011: (1) if Mr. Ibrahim’s employment terminates for any reason (other than for cause or upon his death or disability), including retirement, any service-based vesting provisions will immediately lapse, but in all other respects, these awards will continue to vest (including based on the achievement of any applicable performance conditions) or become exercisable or payable according to their terms; (2) if Mr. Ibrahim dies or becomes disabled while employed, his equity awards and any non-equity-based LTI awards that are not subject to performance conditions will become fully vested, exercisable and payable, and any non-equity-based LTI awards that are subject to performance-based vesting will continue to vest according to their terms; and (3) if Mr. Ibrahim dies or becomes disabled following his termination of employment (other than for cause), his equity awards and any non-equity-based LTI awards that are not subject to performance conditions will become fully vested, exercisable and payable, while any equity awards and non-equity-based LTI awards that are subject to performance-based vesting will continue to vest according to their terms; and

•	For equity awards granted in 2010, such awards will be subject to the terms of the applicable grant agreements.

For cash-based LTI awards granted to Mr. Ibrahim before April 5, 2011, the definition of “retirement” will mean any separation from service other than for “cause” that follows Mr. Ibrahim’s attainment of age fifty-five and his completion of five years of service with the Company.

Pursuant to his employment agreement, Mr. Ibrahim will receive the following severance benefits if his employment is terminated without “cause” or if he terminates employment for “good reason” and he executes and does not revoke a written release of any claims against the Company: (1) two times his base salary (payable as follows: the maximum amount that can be paid under the “separation pay” exception of section 409A of the Code ($520,000 for 2014) to be paid in 12 equal monthly installments following Mr. Ibrahim’s termination of employment, with the first payment to be made on the 60th day following his termination and the remainder to be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); (2) two times his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum payment between March 1 and March 15 of the calendar year following his termination of employment); and (3) a pro-rated target incentive award under the STI/MTI Plan for the year of termination (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) (which amount will be paid in a lump sum on the 60th day following his termination of employment).

If Mr. Ibrahim’s employment terminates for any reason other than cause, Mr. Ibrahim is entitled to continued medical coverage for himself and his spouse under the Company’s health plans until the earlier of (including similar coverage conditions for his spouse): (1) the date on which Mr. Ibrahim attains age 65; (2) the date he is eligible for medical coverage under a plan maintained by a successor employer; (3) the date he is eligible for coverage under Social Security Medicare; or (4) the date of Mr. Ibrahim’s death. During any period of continued medical coverage, Mr. Ibrahim shall pay the full monthly premium cost of such coverage which shall be equal to the COBRA premium during the COBRA health care continuation coverage period and shall be the Company’s deemed premium cost of such medical coverage after that period. If, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company, he will be entitled to receive monthly reimbursements equal to the premium rate paid by him for continued participation in the Company’s health plans, less the co-payment rate paid by Company employees. If the Company is not able to provide continued coverage to Mr. Ibrahim under the Company’s health plans without adverse tax consequences, the Company will provide an economically equivalent benefit in another mutually agreeable form.

His employment agreement also provides that: (1) if Mr. Ibrahim’s employment terminates by reason of his death or disability, Mr. Ibrahim (or in the event of his death, his estate) will be entitled to receive his target incentive award under the STI/MTI Plan for the year in which his death or disability occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year); and (2) if Mr. Ibrahim’s employment continues through the end of any calendar year and he is not terminated for cause, he will be eligible to receive (subject to certain conditions, but without regard to continued service) any STI award to be paid shortly following such calendar year and any MTI award to be paid shortly following the conclusion of the subsequent calendar year.

Mr. Ibrahim’s employment agreement does not include any tax gross-up. If an excise tax under section 4999 of the Code will be triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the employment agreement will be reduced to an amount that does not cause any amounts to be subject to an excise tax under section 4999 of the Code if the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration any excise tax under section 4999 of the Code.

If Mr. Ibrahim continues in employment through December 31, 2014, and his employment is terminated (other than for cause) on or after December 31, 2014, the Company and Mr. Ibrahim will enter into a consulting agreement (the “Consulting Agreement”). During the twelve-month period immediately following Mr. Ibrahim’s termination date, he will be retained to provide consulting services with respect to the transition of management and other matters as determined by the Company and, in this capacity, will be paid a monthly consulting fee equal to his monthly base salary at the rate in effect on December 31, 2014. At the end of the initial twelve month consulting period, the Company may offer to extend the Consulting Agreement for one or more periods that, in the aggregate, do not exceed two additional years. During any extension period, Mr. Ibrahim will be paid a monthly consulting fee equal to fifty percent of his monthly base salary at the rate in effect on December 31, 2014. Mr. Ibrahim and the Company will enter into the Consulting Agreement only if, upon his termination of employment, Mr. Ibrahim executes and does not revoke a written release of any claims against the Company.

Under his employment agreement, Mr. Ibrahim has agreed not to compete with the Company in any business in which the Company is then materially and actively engaged (subject to certain exceptions) and not to solicit its customers during his employment and for a period ending on the later of: (i) 12 months after his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement. Mr. Ibrahim has also agreed not to solicit the Company’s employees during his employment, during any period during which he is providing services to the Company under the Consulting Agreement, and for a period of twelve months following the later of (i) his termination of employment for any reason; or (ii) the end of the term of the Consulting Agreement.

CEO Payments and Benefits upon Termination or Change of Control

The following tables describe the potential payments and benefits to which our CEO would be entitled under his employment agreement, as well as under our other plans and arrangements, in the event of the triggering events listed in each column. The Company does not accelerate any payments or the vesting of any equity or non-equity LTI awards in the event of a change of control of Radian unless there is also a subsequent termination event.

Sanford A. Ibrahim

Payments and Benefits	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$1,800,000	$0	$1,800,000	$0	$0
Bonus	4,725,000	0	4,725,000	0	0
STI/MTI (2):	2,214,531	0	2,214,531	2,214,531	1,575,000
Acceleration under Equity & Cash Based Performance Plans:
Accelerated Stock Options (3)	0	0	6,749,704	0	6,749,704
Accelerated RSUs (3)	0	0	19,105,066	0	19,105,066
Non-Equity LTI Awards: (4)
(2010-2013/2014 Performance)	0	0	400,000	0	0
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	72,386	0	72,386	72,386	72,386

Total (7)	$8,811,917	$0	$35,066,687	$2,286,917	$27,502,156

(1)	Mr. Ibrahim currently is eligible to retire pursuant to the terms of the awards granted to him under the 2008 Equity Plan and the Executive LTI Cash-Based Plan.

(2)	Mr. Ibrahim will be entitled to payments under the STI/MTI Plan on the same terms as described in footnote (2) to the tables below for our other NEOs except with respect to the following:

•	In the event of Mr. Ibrahim’s death or disability, Mr. Ibrahim will be entitled to his target STI and MTI award for the year of his death or disability.

•

In the event Mr. Ibrahim retires or voluntarily resigns on or after the end of any calendar year, Mr. Ibrahim will remain eligible to receive his STI award (and corresponding MTI award) for such performance year, which amounts (if any) will be paid at the same time as amounts are paid to other participants.

(3)	With respect to equity awards granted to Mr. Ibrahim in 2010 and performance-based equity awards granted to Mr. Ibrahim in 2011 through 2013:

•

In the event of a change of control, Mr. Ibrahim’s stock options, performance-based stock options and performance-based RSUs would continue to vest (at target for performance-based RSUs) in accordance with their terms and become exercisable or payable, as applicable, at the same time as other participants; provided, however, that if Mr. Ibrahim’s employment is terminated without cause or he terminates for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control (the “COC Period”), such stock options, performance-based stock options and the performance-based RSUs would vest (at target for performance-based RSUs) and become exercisable or payable as applicable, upon such termination (or, if later, on the date of the change of control).

•

In the event of Mr. Ibrahim’s death or disability, his stock options and performance-based stock options would vest and become immediately exercisable and his performance-based RSUs would vest (at target) and become immediately payable.

•

In the event of Mr. Ibrahim’s termination of employment other than for cause, death or disability (including upon his retirement), his stock options would vest, but would not become exercisable until the original vesting dates (and would remain exercisable for the balance of the full option term) and his performance-based stock options and performance-based RSUs would continue to remain outstanding and would vest and become exercisable or payable, as applicable, only upon the attainment of performance goals set forth in such stock option and RSU agreements at the same time as other participants.

The value of the options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2013 ($14.12), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2013 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2013. The value of the restricted stock and the RSUs included in the table above represents the aggregate value of the RSUs that would be accelerated as of the date of termination based on the closing price of our common stock on the NYSE at December 31, 2013 ($14.12).

(4)	Under our Executive LTI Cash-Based Plan:

•

As of December 31, 2013, only 50% of Mr. Ibrahim’s 2010 performance award (measuring the performance period 2010 through 2014) remained outstanding under our Executive LTI Cash-Based Plan. In the event of a change of control occurring prior to the end of the award term for this performance award, Mr. Ibrahim will be entitled to 100% of his remaining outstanding target award if his employment is terminated without cause or he terminates for good reason during the COC Period.

•

In the event of Mr. Ibrahim’s retirement, death or disability prior to the end of the award term for the 2010 performance award, the award will remain in force, and he (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) will be entitled to payment, if any, that becomes due under such award, at the same time, and to the same extent, as though Mr. Ibrahim had remained employed by us through the conclusion of the performance period.

(5)	Upon termination of Mr. Ibrahim’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our DCP is accelerated upon his death, disability or retirement. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control and therefore are not presented in the table above. Discretionary contributions, if any, made by our board of directors to Mr. Ibrahim’s BRP account will become fully vested upon his death or disability or upon a change of control.

(6)	Under Mr. Ibrahim’s employment agreement, if his employment is terminated other than for cause (including in the event of his retirement), Mr. Ibrahim and his wife each will be entitled to reimbursement for the cost of medical coverage under our medical plan until he or she turns 65 (which coverage may be terminated earlier upon events specified in the agreement).

(7)	Under Mr. Ibrahim’s employment agreement, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide to Mr. Ibrahim a greater net after-tax amount than would be the case if no reduction was made. The amounts presented in the tables do not reflect any such potential reduction in payment.

Other Named Executive Officers – Compensation Related Agreements

Throughout the discussion that follows, we refer to Ms. Bazemore and Messrs. Quint, Brummer and Hoffman collectively as, our “Other NEOs.”

Severance Agreements.    We have entered into severance agreements on substantially similar terms with each of our Other NEOs.

Under these severance agreements, if the executive officer’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the executive officer for good reason, the executive officer will be entitled to the following:

(i)	A percentage of the executive officer’s annual base salary (100%, 150% or 200%) at the time of termination, to be paid in accordance with the Company’s normal payroll practices (the “Base Salary Severance Payment”);

(ii)	A percentage (100%, 150% or 200%) of the executive officer’s target incentive award (the “Target Incentive Award”) under the STI/MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date (the “STI/MTI Severance Payment”); and

(iii)	A prorated Target Incentive Award amount equal to the executive officer’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the executive officer was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.

In order to receive any severance amounts under the severance agreement, the executive officer must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the executive officer or a tax gross-up. In addition, under the severance agreement, the executive officer has agreed not to compete with the Company and not to solicit the Company’s employees or customers during the Restricted Period, as described below, following termination of the executive officer’s employment for any reason.

Consistent with the Company’s standard severance policy for senior executive officers, the severance agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for the executive officer and his/her spouse and dependents under the Company’s health plan during the Restricted Period; and (ii) the Company will provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.

The following table highlights: (i) the severance payments (excluding the prorated target incentive award payment) and Restricted Period for each of our Other NEOs.

	Base Salary Severance Payment Amount	STI/MTI Severance Payment Amount	Restricted Period
Ms. Bazemore	200% of Base Salary	200% of Target Incentive Award	18 months

Mr. Quint	150% of Base Salary	150% of Target Incentive Award	18 months

Mr. Brummer	100% of Base Salary	100% of Target Incentive Award	12 months

Mr. Hoffman	100% of Base Salary	100% of Target Incentive Award	12 months

Payments and Benefits upon Termination or Change of Control

The following tables describe, for each of our Other NEOs, the potential payments and benefits to which the officer would be entitled under his or her compensation-related agreements, as well as under our other plans and arrangements, in the event of the triggering events listed in each column. As noted above, the Company does not provide any payments or the accelerated vesting of any equity or non-equity LTI awards in the event of a change of control of Radian unless there is also a subsequent termination event.

C. Robert Quint

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$600,000	$0	$600,000	N/A	$0
Bonus	0	1,250,000	0	1,250,000	N/A	0
STI/MTI (2):	328,125	648,125	0	648,125	N/A	648,125
Acceleration under Equity & Cash Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	1,613,698	$0	1,613,698
Accelerated RSUs (4)	0	0	0	4,435,093	0	4,435,093
Non-Equity LTI Awards: (5)			0
(2010-2013/2014 Performance)	0	0	0	100,000	N/A	0
Plan Benefits (6) and Perquisites:			0
Continued Health and Welfare Benefits (7)	0	25,461	0	25,461	N/A	0
Outplacement Services (7)	0	20,000	0	20,000	N/A	0

Total (8)	$328,125	$2,543,586	$0	$8,692,377	$0	$6,696,916

Teresa Bryce Bazemore

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$1,000,000	$0	$1,000,000	N/A	$0
Bonus	0	2,250,000	0	2,250,000	N/A	0
STI/MTI (2):	562,500	1,106,250	0	1,106,250	N/A	1,106,250
Acceleration under Equity & Cash Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	2,735,984	N/A	2,735,984
Accelerated RSUs (4)	0	0	0	7,545,869	N/A	7,545,869
Non-Equity LTI Awards: (5)			0
(2010-2013/2014 Performance)	0	0	0	200,000	N/A	0
Plan Benefits (6) and Perquisites:			0
Continued Health and Welfare Benefits (7)	0	25,601	0	25,601	N/A	0
Outplacement Services (7)	0	20,000	0	20,000	N/A	0

Total (8)	$562,500	$4,401,851	$0	$14,883,704	N/A	$11,388,103

Derek Brummer

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$390,000	$0	$390,000	N/A	$0
Bonus	0	858,000	0	858,000	N/A	0
STI/MTI (2):	279,125	434,638	0	434,638	N/A	434,638
Acceleration under Equity & Cash Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	1,707	N/A	1,707
Accelerated RSUs (4)	0	0	0	291,578	N/A	291,578
Non-Equity LTI Awards: (5)			0
(2010-2013/2014 Performance)	0	0	0	0	N/A	0
Plan Benefits (6) and Perquisites:			0
Continued Health and Welfare Benefits (7)	0	12,167	0	12,167	N/A	0
Outplacement Services (7)	0	20,000	0	20,000	N/A	0
Payments Under Prior Position Compensation Arrangements (9)	0	1,279,000	0	1,279,000	N/A	1,279,000

Total (8)	$279,125	$2,993,805	$0	$3,287,090	N/A	$2,006,923

Edward J. Hoffman

Payments and Benefits	Voluntary Termination ($)	Termination Without Cause / Resignation For Good Reason (No COC) ($)	COC Without Termination ($)	Termination Without Cause / Resignation For Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death or Disability ($)
Cash Severance:
Base Salary	$0	$350,000	$0	$350,000	N/A	$0
Bonus	0	700,000	0	700,000	N/A	0
STI/MTI (2):	218,750	531,250	0	531,250	N/A	531,250
Acceleration under Equity & Cash Based Performance Plans:
Accelerated Stock Options (3)	0	0	0	840,393	N/A	840,393
Accelerated RSUs (4)	0	0	0	2,360,299	N/A	2,360,299
Non-Equity LTI Awards: (5)			0
(2010-2013/2014 Performance)	0	0	0	50,000	N/A	0
Plan Benefits (6) and Perquisites:			0
Continued Health and Welfare Benefits (7)	0	16,128	0	16,128	N/A	0
Outplacement Services (7)	0	20,000	0	20,000	N/A	0

Total (8)	$218,750	$1,617,378	$0	$4,868,070	N/A	$3,731,942

The following footnotes relate to the preceding tables for our Other NEOs:

(1)	Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. Except as described below with respect to Mr. Quint, none of the Other NEOs was eligible to retire or receive benefits associated with retirement as of December 31, 2013.

Mr. Quint is retirement eligible pursuant to the terms of the awards of stock options and RSUs granted to him on June 9, 2011, June 6, 2012 and May 14, 2013. With respect to these awards, in the event of Mr. Quint’s retirement, the awards will continue to vest in accordance with their terms and will become exercisable or payable, as applicable, to Mr. Quint at the same time as other participants. For more information about these awards, see the Outstanding Equity Awards at 2013 Fiscal Year End and 2013 Grants of Plan Based Awards tables, respectively.

(2)	Under our STI/MTI Plan, if an Other NEO’s employment is terminated:

•

by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award (and corresponding MTI award), in each case with amounts to be paid at the same time as amounts are paid to other participants. In addition, if an NEO’s employment terminates on account of death at any point during the performance period, the Compensation and Human Resources Committee, in its discretion, may allow the NEO’s estate, representatives, heirs or beneficiaries, as applicable, to remain eligible to receive all or a pro rata portion of the named executive’s STI award and MTI award, following the end of the applicable performance periods. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or death as of December 31, 2013 represent: (i) the STI award that was paid to each NEO for 2013 performance, plus (ii) with respect to each NEO (other than Mr. Brummer, as further discussed below) the 2012 MTI award that was paid to such NEO (covering the 2012 through 2013 performance years). In addition, the NEO (or his or her estate, representatives, heirs or beneficiaries, as applicable) would remain eligible to receive the NEO’s 2013 MTI award (covering the 2013 through 2014 performance years) following the end of the 2014 performance period.

•

by the NEO voluntarily after the establishment of his or her target MTI award (established in connection with payment of the NEO’s STI award) for a particular performance period, such NEO remains eligible to receive such MTI award, with amounts to be paid at the same time as amounts are paid to other participants. As set forth in the table, the amounts deemed to have been paid to each NEO (other than Mr. Brummer, as further discussed below) for voluntary termination as of December 31, 2013, represent the 2012 MTI award that was paid to such NEO (covering the 2012 through 2013 performance years).

Each of the Other NEOs is not entitled to receive an STI award (and the corresponding MTI award) if: (i) his or her employment is terminated for any reason other than death before December 31st of the short-term performance year, (ii) the NEO is terminated for cause, or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid. The STI/MTI Plan does not provide for payment in the event of an NEO’s disability and does not provide for termination by the executive for “good reason.” For additional information, see “Compensation Discussion and Analysis—Primary Components of Compensation—Short-Term and Medium-Term Incentive Program.”

In connection with Mr. Brummer’s becoming CRO, he became eligible to participate in our STI/MTI Plan for the second half of 2013. As a result, his 2013 STI awards (reflected in the table above) consist of 50% of his STI target under our financial guaranty STI plan and 50% of his target award under the STI/MTI Plan. In his Prior Role, Mr. Brummer was not eligible to receive a 2012 MTI award.

(3)	All stock options and performance-based stock options granted to our Other NEOs on or after May 13, 2009 under our 2008 Equity Plan vest in full in connection with a change of control only if the NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, except as provided in the next sentence with respect to Mr. Quint, all stock options and performance-based stock options granted to the Other NEOs vest upon the Other NEO’s death, disability or retirement. In the event of Mr. Quint’s retirement, his performance-based stock options would continue to remain outstanding and would vest and become exercisable or payable, as applicable, only upon the attainment of performance goals set forth in such stock option at the same time as other participants. The value of the options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2013 ($14.12), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2013 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2013.

(4)

Vesting of RSUs granted to an Other NEO will be accelerated (at target for performance-based RSUs) in connection with a change of control only if such Other NEO’s employment is terminated without cause or such

Other NEO terminates for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, except as provided in the next sentence with respect to performance-based RSUs, all RSUs granted to the Other NEOs will vest (at target for performance-based RSUs) upon an Other NEO’s retirement, death or disability. In the event of an Other NEO’s retirement, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as other participants. The value of the RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2013 ($14.12).

(5)	As of December 31, 2013, only 50% of the 2010 performance award (measuring the performance period 2010 through 2014) granted to Ms. Bazemore and to each of Messrs. Quint and Hoffman under our Executive LTI Cash-Based Plan remained outstanding. Mr. Brummer was not eligible to receive a 2010 performance award at the time the awards were granted. Under our Executive LTI Cash-Based Plan, in the event of:

•

a change of control occurring prior to the end of the award term for the 2010 performance award, an Other NEO will be entitled to 100% of any outstanding target award only if such NEO’s employment was terminated without cause or such NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control; and

•

an Other NEO’s retirement, death or disability prior to the end of the award term for the 2010 performance award, the award will remain in force, and the Other NEO (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) will be entitled to the payment, if any, that becomes due under such awards, at the same time, and to the same extent, as though the NEO had remained employed by us through the conclusion of the performance period.

(6)	Upon termination of the Other NEO’s employment with us, he or she may be entitled to other amounts under our benefit plans, as discussed above. The payment deferral date under our DCP is accelerated upon a NEO’s death, disability or retirement. This plan is discussed above under “Nonqualified Deferred Compensation.” Accrued amounts under this plan are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above. Discretionary contributions, if any, made by our board of directors to each Other NEO’s BRP account, will become fully vested upon the Other NEO’s death or disability and upon a change of control.

(7)	Under the severance agreements for the Other NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period; and (ii) outplacement services for up to 12 months after termination (up to $20,000) in the event the Other NEO is terminated other than for cause or such Other NEO terminates employment for good reason.

(8)	Under the applicable agreements with each Other NEO, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such Other NEO with a greater net after-tax amount than would be the case if no reduction was made.

(9)

In his Prior Role, Mr. Brummer participated in compensation programs that included certain awards that were designed to vest and be paid over a period of time in order to incent Mr. Brummer to continue employment with Radian Asset and help manage the successful reduction and runoff of the company’s financial guaranty exposures. These programs include the following Legacy Retention Awards: (i) awards granted in 2011 that are scheduled to vest in the 2014 ($312,000 vesting on March 10, 2014 and $135,000 vesting on May 1, 2014); (ii) awards granted in 2012 that are scheduled to vest in 2015 ($312,000 vesting on March 15, 2015 and $135,000 vesting on May 1, 2015); and (iii) a 2013 award that vests in 2015 ($385,000 vesting on December 31, 2015). Mr. Brummer will forfeit any unvested amounts if he terminates employment with the Company or its affiliates except under certain specified circumstances. The amounts reported in the table reflect the aggregate Legacy Retention Award amounts that Mr. Brummer would be entitled to receive had the specified triggering events occurred on December 31, 2013.

Assumptions, Definitions and Other Terms of Agreements

Set forth below is a description of the assumptions that were used in creating the tables above, and certain definitions and other material terms contained in the plans and agreements described above. Unless otherwise noted, the descriptions below are applicable to all of the above tables relating to potential payments upon termination or change of control:

1995 and 2008 Equity Plans.    Our 1995 and 2008 Equity Plans include the following definitions:

•

“Change of Control” is generally defined as (1) an acquisition by any third party of 20% (40% under our 2008 Equity Plan) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); and

•	“Disability” is defined as a physical or mental impairment of sufficient severity that the NEO would be both eligible for and receiving benefits under our long-term disability plan.

2010 through 2013 Equity Award Agreements.    Awards of stock options and RSUs granted in 2010 through 2013 under our 2008 Equity Plan include the following definitions:

•	“Cause” is generally defined as it is defined in our 2008 Equity Plan; and

•

“Good Reason” is generally defined as a material diminution of the executive’s authority, duties or responsibilities or a reduction in the NEO’s base salary, which means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

Benefit Restoration Plan.    “Change of Control” is generally defined as it is defined above under our 1995 Equity Plan.

Ibrahim Employment Agreement.    Mr. Ibrahim’s 2011 employment agreement referred to above includes the following definitions:

•

“Cause” is defined as: (1) indictment, conviction or a plea of nolo contendere to a felony or crime involving fraud, misrepresentation or moral turpitude (excluding traffic offenses other than those involving alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with Mr. Ibrahim’s duties; (3) breach of the agreement’s restrictive covenants, or a material violation of our code of conduct or employment policies; or (4) gross negligence or willful misconduct in the performance of Mr. Ibrahim’s duties, in each case after a 20-day cure period, to the extent curable;

•

“Good Reason” is defined as: (1) a material reduction in the scope of Mr. Ibrahim’s duties and responsibilities; (2) a relocation of Mr. Ibrahim’s principal work location to an area other than (i) the San Francisco, CA metropolitan area or (ii) the area on the eastern coast of the United States between Fairfield County, CT and the Washington D.C. metropolitan area; or (3) a material breach of the agreement by us, including our failure to require any successor to us to expressly assume and agree to perform the agreement, in each case if not corrected within 30 days of our receiving written notice of such good reason termination; and

•	“Disability” is defined by reference to our long-term disability plan.

Severance Agreements.    The severance agreements for Ms. Bazemore and Messrs. Quint, Hoffman and Brummer include the following definitions:

•

“Cause” is defined as (i) misappropriation of funds with respect to the Company or its affiliates, (ii) habitual insobriety, (iii) substance abuse, (iv) a material violation of the Code of Conduct of Ethics or employment policies of the Company or an affiliate, as in effect from time to time; (v) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an affiliate, (vi) conviction of a crime involving moral turpitude, or (vii) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its affiliates taken as a whole or, where the executive officer’s professional efforts are principally on behalf of a single affiliate of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such affiliate.

•

“Good Reason” is defined as: (i) any material diminution by the Company of the authority, duties or responsibilities of the executive officer; (ii) any material reduction in the executive officer’s base salary, which means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company; (iii) any material change in the geographic location at which the executive officer must perform his or her duties to the Company, which means the permanent relocation of the executive officer’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the executive officer is based immediately prior to the change in location; or (iv) any action or inaction that constitutes a material breach by the Company of the severance agreement.

•	“Disability” is defined by reference to our long-term disability plan.

2008 Executive LTI Cash-Based Plan.    Our Executive LTI Cash-Based Plan includes the following definitions:

•

“Change of Control” is defined as (1) an acquisition by any third party of 40% or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of 75% of the directors who were in office at the beginning of such period); or (4) the merger or consolidation of Radian with another person where our stockholders immediately prior to the merger or consolidation will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 40% of all votes to which all stockholders of the surviving corporation or other entity would be entitled in the election of directors; and

•	“Disability” is defined under the Executive LTI Cash-Based Plan as it is defined above under our equity plans.

2010, 2011 and 2012 Executive LTI Award Agreements.    2010, 2011 and 2012 awards under our Executive LTI Plan include the following definitions:

•

“Cause” is defined as the executive’s: (1) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation or moral turpitude (excluding minor traffic offenses other than traffic offenses involving use of alcohol or illegal substances); (2) fraud, dishonesty, theft or misappropriation of funds in connection with the executive’s duties with the Company or any of its subsidiaries; (3) material violation of our Code of Conduct and Ethics or employment policies, as in effect from time to time; or (4) gross negligence or willful misconduct in the performance of the executive’s duties with the Company or any of its subsidiaries, in each case as determined in the sole discretion of the Compensation and Human Resources Committee; and

•

“Good Reason” is defined as (i) a material diminution of the executive’s authority, duties or responsibilities; or (ii) a reduction in the NEO’s base salary of 10% or more that does not apply generally to all similarly situated employees of the Company.

General.    Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Alliance Advisors, LLC to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $22,500 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2015 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2015 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 5, 2014. If the date of our 2015 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2015 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2015 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 13, 2015 but no earlier than January 14, 2015 (except that if the date of the 2015 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2014 Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2015 annual meeting or, if the first public announcement of the date of the 2015 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and

(iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2015 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.”

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC on February 28, 2014. We will mail without charge, upon written request, a copy of our 2013 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania. Our 2013 Form 10-K may also be accessed and printed directly from our website at www.ir.radian.biz. Our 2013 Annual Report to Stockholders, which includes our 2013 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2013 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding.” This saves us money in printing and distribution costs. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement and annual report. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the annual meeting other than those discussed in this proxy statement. However, if any other matters properly come before the annual meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

APPENDIX A

RADIAN GROUP INC.

2014 EQUITY COMPENSATION PLAN

The purpose of the Radian Group Inc. 2014 Equity Compensation Plan (the “Plan”) is to promote the interests of Radian Group Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), by providing employees, non-employee directors, independent contractors, consultants, and advisors of the Company with appropriate incentives and by aligning their long-term interests with those of the Company’s stockholders. The Plan is the successor to the Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan (the “2008 Plan”). No further incentive awards will be granted under the 2008 Plan after the Effective Date of this Plan. The Plan shall be effective upon approval by the Company’s stockholders at the May 2014 annual meeting.

1. Definitions

Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 23 below, unless the context otherwise requires.

2. Grants Under the Plan

The following incentives may be granted under the Plan: Stock Options (as defined in Section 6(a) below), Restricted Stock Grants (as defined in Section 7 below), Restricted Stock Units (as defined in Section 7 below), SARs (as defined in Section 8 below), and Performance Share Awards (as defined in Section 9 below). Each award of an incentive under the Plan may be referred to herein as a “Grant.” All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as the Committee deems appropriate and specifies in writing to the Grantee in order to evidence the Grant (including all amendments thereto, the “Grant Letter”), as long as they are not inconsistent with the Plan. Grants under any section of the Plan need not be uniform as among the Grantees receiving the same type of Grant, and Grants under two or more Sections of the Plan may be combined in one Grant Letter.

3. Shares Subject to the Plan

(a) Maximum Number of Shares.    Subject to adjustment as provided in Section 3(e) below, the aggregate number of shares of the Company’s common stock, par value $0.001 (“Common Stock”), that may be issued under the Plan is the sum of (i) 6,300,000 shares, plus (ii) the number of shares of Common Stock subject to outstanding awards that are payable in shares under the 2008 Plan as of the Effective Date, which terminate, expire, or are cancelled, forfeited, exchanged, or surrendered (the “2008 Plan Shares”). The aggregate number of shares reserved for issuance under this Plan, including the 2008 Plan Shares, is referred to as the “Plan Reserve.” If and to the extent that any outstanding award that is payable in cash under the 2008 Plan is amended to provide for payment in shares of Common Stock, such shares shall be issued under this Plan and shall count against the Plan Reserve as described in Section 3(d) below, as if they were Grants under this Plan. In addition, shares of Common Stock shall be issued under the Plan with respect to dividend equivalents that are credited after the Effective Date on outstanding awards granted under the 2008 Plan or the Company’s prior Equity Compensation Plan, and such shares shall count against the Plan Reserve.

(b) Individual and other Limits.    The individual limits on the number of shares that may be subject to Grants in a calendar year are as follows:

(1) The maximum aggregate number of shares of Common Stock to which Stock Options or SARs may be granted under the Plan to any individual Grantee during any calendar year is 1,000,000 shares, subject to adjustment pursuant to Section 3(e) below.

(2) The maximum aggregate number of shares of Common Stock to which Restricted Stock Grants, Restricted Stock Units, or Performance Share Awards may be granted under the Plan to any individual Grantee during any calendar year as Performance Awards under Section 10 is 1,000,000 shares, subject to adjustment pursuant to Section 3(e) below.

(3) The foregoing individual share limits shall apply without regard to whether such Grants are to be paid in shares of Common Stock or cash.

(c) Shares Restored to the Plan Reserve.    The shares issued under the Plan may be authorized but unissued shares or reacquired shares. If and to the extent that (i) Stock Options or SARs granted under the Plan terminate, expire, or are canceled without having been exercised, (ii) any shares of Restricted Stock or any Restricted Stock Units or Performance Share Awards granted under the Plan are forfeited or otherwise terminate or are cancelled without being vested or settled in full, (iii) awards are settled in cash rather than Common Stock, or (iv) any outstanding awards that are payable in shares under the 2008 Plan as of the Effective Date (“2008 Plan Awards”) terminate, expire, or are canceled without having been exercised, vested or settled in full, as applicable, the shares subject to such Grant or 2008 Plan Awards shall be restored to the Plan Reserve and shall again be available for Grants under the Plan, computed as provided in Section 3(d) below. With respect to Grants that provide for settlement solely in cash (and not Common Stock), the Common Stock on which the awards are based shall not count against the Plan Reserve. For the avoidance of doubt, the following shares shall not again be made available for subsequent Grants under the Plan: (1) shares not issued as a result of the net settlement of any Grant or 2008 Plan Award that is a stock-settled stock appreciation right; (2) shares tendered or withheld to pay the exercise price or withholding taxes related to a Grant or 2008 Plan Award; or (3) shares repurchased on the open market with the proceeds of the exercise price of any Grant or 2008 Plan Award.

(d) Flexible Plan Reserve.

(1) Each Stock Option or SAR (other than a SAR providing for settlement solely in cash, which shall not count against the Plan Reserve) granted under this Plan shall reduce the Plan Reserve available for grant under the Plan by one (1) share for every share subject to such Grant.

(2) Each Restricted Stock Grant, Grant of Restricted Stock Units, or Performance Share Award (other than a Grant providing for settlement solely in cash, which shall not count against the Plan Reserve) under this Plan (collectively, “Full Value Grants”) shall reduce the Plan Reserve available for grant under the Plan by 1.31 shares for every share subject to such Full Value Grant.

(3) To the extent that shares subject to Stock Options or SARs granted under the Plan, or 2008 Plan Awards that are stock options or stock-settled stock appreciation rights, are restored to the Plan Reserve through the operation of clause (i) or (iv) of Section 3(c) above, such shares shall increase the Plan Reserve available for grant under the Plan by one (1) share for each share so restored. To the extent that shares subject to Full Value Grants under the Plan are restored to the Plan Reserve through the operation of clause (ii) of Section 3(c) above, such shares shall increase the Plan Reserve available for grant under the Plan by 1.31 shares for each share so restored. To the extent that shares subject to full value grants under the 2008 Plan are restored to the Plan Reserve through the operation of clause (iv) of Section 3(c) above, such shares shall increase the Plan Reserve available for grant under the Plan by the applicable formula used under the 2008 Plan (1.19 shares for each share restored for full value grants made on or after the effective date of the 2011 plan restatement and 1.14 shares for each share restored for full value grants made on or after the effective date of the 2009 plan restatement and before the effective date of the 2011 plan restatement).

(e) Adjustment Upon Changes in Capitalization.    If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant, any performance goals, and other terms, as applicable. Any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to ..500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4. Administration

(a) Composition of Committee.    The Plan shall be administered and interpreted by the Compensation and Human Resources Committee of the Board or such other committee of the Board as may be appointed from time to time by the Board (the “Committee”); provided, however, that grant decisions made hereunder shall be made by at least two members of the Committee, each of whom shall be (i) “outside directors” as defined under Section 162(m) of the Code, (ii) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and (iii) “independent directors” under the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed. A majority of the independent directors of the Company, in their sole discretion, may exercise any or all authority of the Committee under the Plan in lieu of the Committee, and in such instances references herein to the Committee shall be deemed to refer to such directors.

(b) Powers of the Committee.    Subject to the express provisions and limitations set forth in this Plan, the Committee shall have the sole authority to determine: (i) who from among the Eligible Participants will receive Grants under the Plan; (ii) the type, size, and terms of each Grant under the Plan; (iii) the time when each Grant will be made and the duration of any exercise or restriction periods; (iv) any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant; (v) whether any Grant shall be subject to any non-competition, non-solicitation, confidentiality, clawback, or other covenants or conditions; and (vi) any other matters arising under the Plan. The actions of a majority of the members of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall constitute actions of the Committee for purposes of the Plan; provided, however, that the Committee may also act by delegated authority pursuant to Section 4(c) below. The Committee shall have full power and discretionary authority to administer and interpret the Plan and to adopt or amend such rules, procedures, agreements and instruments as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants under the Plan. No person acting under this Section 4 shall be held liable for any action or determination made with respect to the Plan or any Grant under the Plan, except for the willful misconduct or gross negligence of such person. All Grants shall be made conditional upon the Participant’s acknowledgment, by acceptance of the Grant (whether electronic or otherwise), that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.

(c) Delegation and Administrative Action.    The Committee may delegate to one or more separate committees (any such committee, a “Subcommittee”) composed of at least two members of the Committee who meet the requirements of Sections 4(a)(i), (ii), and (iii), one of whom shall be the member then serving as the chairman of the Committee, the ability to make Grants, as provided in Section 4(b) above, and to exercise all powers of the Committee described herein. Any such actions of a Subcommittee shall be treated for all purposes as if taken by the Committee. The Committee may also delegate to the Chief Executive Officer of the Company the authority to make Grants under the Plan to employees, independent contractors, consultants, and advisors who are not subject to the restrictions of Section 16(b) of the Exchange Act, provided the Grants are not intended to meet the requirements of “qualified performance based compensation” pursuant to the requirements of Section 162(m) of the Code and provided the Grants are made in accordance with appropriate parameters set by the Committee in accordance with applicable law. Furthermore, the Committee may delegate certain administrative matters under the Plan to such other officer or officers of the Company as determined in the Committee’s discretion, and such administrator(s) may have the authority to execute and distribute Grant Letters in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Grants, to process or oversee the issuance of shares or cash upon the exercise, vesting and/or settlement of a Grant, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this Section 4(c) shall be subject to such conditions and limitations as may be determined by the Committee and shall be subject to and limited by applicable law or regulation, including without limitation the General Corporation Law of the State of Delaware and the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

5. Eligibility for Participation

(a) Eligibility.    Employees of the Company, non-employee members of the Board, and independent contractors, consultants, and advisors to the Company shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are employees of the Company shall be eligible to receive Performance Share Awards. All Eligible Participants shall be eligible to receive Stock Options, Restricted Stock Grants, Restricted Stock Units, and SARs. Those Eligible Participants who are selected by the Committee to receive Grants under the Plan are referred to individually as a “Grantee” and collectively as the “Grantees.”

(b) Continued Service.    With respect to a Grantee who is an employee of the Company, a leave of absence by the Grantee, if in accordance with Company policy or otherwise approved by the Company, shall not be deemed a termination or interruption of the continuous employment of the Grantee for purposes of the Plan. For purposes of this Plan, unless provided otherwise by the Committee in the Grant Letter, a Participant’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company as an employee, non-employee member of the Board, independent contractor, consultant, or advisor or a change in the Company entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s continuous employment or service to the Company. For the avoidance of doubt, the provisions of the Plan that refer to “retirement” and “disability” shall not apply to a Grantee who is an independent contractor, consultant, or advisor.

6. Stock Options

(a) Grant and Number of Shares.    The Committee may grant stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code (“Stock Options”), in accordance with the terms and conditions set forth in this Section 6. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Stock Option.

(b) Exercise Price.    The option exercise price per share of each Stock Option shall not be less than the Fair Market Value of a share of Common Stock on the date of grant (as determined pursuant to this subsection (b)). For all valuation purposes under the Plan, the “Fair Market Value” of a share of Common Stock shall be the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the Fair Market Value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(c) Exercise Period.    The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant.

(d) Vesting of Options; Restrictions on Shares; Acceleration of Vesting.    The Committee shall determine the vesting terms for Stock Options. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter. The vesting period for any Stock Option shall be a minimum of one year from the grant date; provided however, that up to 10% of the number of shares subject to the initial Plan Reserve as set forth in this Plan may be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the vesting of Stock Options may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

(e) Manner of Exercise.    A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Company or its designee. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock shall be issued on the exercise of a Stock Option unless the exercise price and applicable tax withholding are paid in full at the time of exercise. Payment for shares of Common Stock purchased upon the exercise of a Stock Option shall be made (i) in cash or, (ii) if so permitted by the Committee and subject to such conditions as may be established by the Committee, (1) by tendering (actually or by attestation) shares of Common Stock owned by the Grantee and valued at the then Fair Market Value thereof, (2) by having shares subject to the exercisable Stock Option withheld to pay the exercise price, with the shares valued at the then Fair Market Value thereof, (3) by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding resulting from such exercise, or (4) by any combination of the foregoing. The shares of Common Stock so purchased will be issued and delivered to the person entitled thereto at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a Stock Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(e) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

7. Restricted Stock Grants and Restricted Stock Units

The Committee may (i) issue shares of Common Stock to an Eligible Participant subject to such restrictions as the Committee shall determine (a “Restricted Stock Grant”), or (ii) grant to an Eligible Participant the right to receive shares of Common Stock, or, if so designated in the Grant Letter, cash equal to the Fair Market Value of shares of Common Stock, upon the lapsing of such restrictions as the Committee shall determine (“Restricted Stock Units”).

(a) General Requirements.    All conditions and restrictions imposed under each Restricted Stock Grant or Grant of Restricted Stock Units, including (as applicable) the employment or service period and the performance period, during which the Restricted Stock Grant or Restricted Stock Units will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” The restrictions imposed under any Restricted Stock Grant or grant of Restricted Stock Units shall lapse on such date or dates as the Committee may specify. In the case of a Restricted Stock Grant, on the grant date, the specified number of shares of Restricted Stock shall be issued subject to the provisions of this Section 7. In the case of Restricted Stock Units, on the grant date, the Company shall credit to a bookkeeping account established on its records the specified number of Restricted Stock Units awarded to the Grantee (without the creation of any trust or segregated account).

(b) Number of Shares and Form of Payment.    The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Restricted Stock Grant or the number of Restricted Stock Units to be granted, subject to Section 3(b) above. Payments with respect to Restricted Stock Units may be made in cash, in Common Stock, or in a combination of the two, as determined by the Committee and specified in the Grant Letter.

(c) Requirement of Employment or Service Relationship with Company.    Except as otherwise specified in the Grant Letter, if the Grantee’s employment or service relationship with the Company terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant or Grant of Restricted Stock Units shall terminate as to all shares covered by the Grant for which the restrictions have not lapsed, and in the case of Restricted Stock, such shares shall be immediately forfeited to the Company. The Restriction Period for any Restricted Stock Grant or Grant of Restricted Stock Units that is based solely upon a continuing employment or service relationship with the Company, shall be a minimum of three years from the grant date, and the Restriction Period for any Restricted Stock Grant or Grant of Restricted Stock Units that is based upon performance criteria shall be based upon performance over a minimum period of one year; provided however, that up to 10% of the number of shares subject to the initial Plan Reserve as set forth in this Plan may be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the lapse of the restrictions on a Restricted Stock Grant or Grant of Restricted Stock Units may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

(d) Restrictions on Transfer and Issuance of Stock Certificates.    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Restricted Stock for which the restrictions have not yet lapsed, except to a Successor Grantee pursuant to Section 11(a) below. The Grantee shall not be entitled to the delivery of any stock certificate or certificates representing unrestricted shares subject to a Restricted Stock Grant or a Grant of Restricted Stock Units until any and all restrictions on such Grant and shares shall have lapsed. With respect to a Restricted Stock Grant, the Company may issue shares subject to such restrictive legends or stop-transfer instructions as it deems appropriate, and may provide for the escrow or retention of custody of such shares, including in book-entry form, during the Restriction Period.

(e) Restricted Stock Grants—Stockholder Rights; Dividends.    In the case of a Restricted Stock Grant, except as provided in this Section 7 and except as the Committee otherwise specifies, during the Restriction Period, the Grantee shall have all of the rights of a stockholder with respect to the shares subject to the Restricted Stock Grant, including the right to vote the shares and the right to receive any cash dividends. Any dividends on Restricted Stock Grants shall accrue and be subject to the same restrictions as the underlying Restricted Stock Grant, and such restrictions shall lapse at the same time as the restrictions on the underlying Restricted Stock Grant lapse, unless the Committee determines otherwise. Unless otherwise specified in the Grant Letter, accrued dividends will not accrue interest.

(f) Restricted Stock Units—No Stockholder Rights; Dividend Equivalents.    In the case of Restricted Stock Units, during the Restriction Period, the Grantee shall not have any of the rights of a stockholder with respect to the shares subject to such Restricted Stock Units, including voting or dividend rights, and shall be an unsecured creditor of the Company. The Committee may provide in the Grant Letter that the Grantee shall be entitled to dividend equivalent rights with respect to Restricted Stock Units as and when dividends are payable on Common Stock. Any such dividend equivalents shall be credited to the Grantee’s bookkeeping account on the dividend payment date and shall be accrued as a cash obligation or additional Restricted Stock Units, as determined by the Committee. Unless otherwise specified in the Grant Letter, deferred dividend equivalents will not accrue interest. The restrictions with respect to any dividend equivalents underlying Restricted Stock Units shall lapse and such dividend equivalents shall become payable at the same time as the underlying Restricted Stock Units, unless the Committee determines otherwise.

(g) Settlement.    With respect to Restricted Stock Grants, and Restricted Stock Units that are to be settled in shares of Common Stock, during a period specified in the Grant Letter, the Company shall cause the applicable number of shares of Common Stock to be issued in the name of, and delivered to, the Grantee at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose, whereupon the Grantee shall have all of the rights of a stockholder with respect to such shares. Fractional shares will be paid in cash. Settlement of Restricted Stock Units that are payable in cash shall be made during a period specified in the Grant Letter.

8. Stock Appreciation Rights

(a) General Provisions.    The Committee may grant stock appreciation rights (“SARs”) as provided in this Section 8. The Committee may grant stand-alone SARs, or may grant SARs in conjunction with all or part of any Stock Option granted under the Plan. The exercise price of each SAR shall not be less than the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.

(b) Number of SARs.    The Committee shall determine the number of SARs granted to any Grantee.

(c) Settlement Amount.    Upon a Grantee’s exercise of SARs, the Grantee shall receive in settlement of such SARs an amount equal to the stock appreciation for the number of SARs exercised, payable in cash, Common Stock, or a combination thereof (as determined by the Committee and specified in the Grant Letter). The “stock appreciation” for a SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the exercise price of the SAR.

(d) Exercise Period.    The Committee shall determine the option exercise period of each SAR Grant. The exercise period shall not exceed ten years from the date of grant.

(e) Manner of Exercise.    A Grantee may exercise a SAR by delivering a duly completed notice of exercise to the Company or its designee. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock or cash shall be issued upon the exercise of a SAR unless the applicable tax withholding is paid in full at the time of exercise as described in Section 17(a). If shares of Common Stock are issued upon exercise of a SAR, such shares will be issued and delivered to the person entitled thereto at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a SAR unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(e) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(f) Vesting of SARs; Restrictions on Shares; Acceleration of Vesting.    The Committee shall determine the vesting terms for SARs. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a SAR such restrictions as it deems appropriate and specifies in the Grant Letter. The vesting period for any SAR shall be a minimum of one year from the grant date; provided however, that up to 10% of the number of shares subject to the initial Plan Reserve as set forth in this Plan may be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the vesting of SARs may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

9. Performance Share Awards

(a) General Provisions.    The Committee may grant Performance Share Awards (“Performance Share Awards”) to employees of the Company as provided in this Section 9. A Performance Share Award shall entitle the Grantee to receive shares of Common Stock or cash upon settlement of the Performance Share Award, contingent upon the satisfaction of specified performance goals established by the Committee and such other terms as the Committee deems appropriate. The terms and conditions of each Performance Share Award, including the Grantee, the target number of shares thereunder, the performance goals, the award term, and the formula, method, or matrix for determining payout, shall be determined by the Committee and shall be set forth in the Grant Letter.

(b) Number of Shares; Accounts; Form of Payment.    The Committee, in its sole discretion, shall determine the target number of shares of Common Stock that will be subject to each Performance Share Award. Payments with respect to Performance Share Awards may be made in cash or shares of Common Stock, as determined by the Committee and specified in the Grant Letter. The actual number of shares or amount of cash that may be paid upon settlement of a Performance Share Award will be determinable at the conclusion of the performance period or as otherwise determined by the Committee and specified in the Grant Letter. The Company shall establish on its records and maintain a bookkeeping account in which shall be recorded the number of shares of Common Stock subject to a Performance Share Award (without the creation of any trust or segregated account).

(c) Vesting of Performance Share Awards; Restrictions on Shares; Acceleration of Vesting.    The Committee shall determine the vesting terms and performance goals for Performance Shares Awards. The performance goals for Performance Share Awards shall be based on performance over a minimum period of one year, provided, however, that up to 10% of the number of shares subject to the initial Plan Reserve as set forth in the Plan may be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the vesting of Performance Share Awards may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

(d) Settlement.    With respect to Performance Share Awards that are to be settled in shares of Common Stock, during a period specified in the Grant Letter following the conclusion of the performance period, the Grantee shall receive in settlement of such Performance Share Award a number of shares of Common Stock as may be determined in accordance with the Grant Letter. Fractional shares will be paid in cash. Settlement of Performance Share Awards that are payable in cash shall be made during a period specified in the Grant Letter.

(e) No Rights as a Stockholder.    The Grantee shall not have any of the rights of a stockholder with respect to the shares subject to outstanding Performance Share Awards, including voting or dividend rights, and shall be an unsecured creditor of the Company. The Committee may provide in the Grant Letter that the Grantee shall be entitled to dividend equivalent rights as and when dividends are payable on Common Stock. Any such dividend equivalents shall be credited to the Grantee’s bookkeeping account on the dividend payment date and shall be accrued as a cash obligation or additional Performance Share Awards, as determined by the Committee and specified in the Grant Letter. Unless otherwise specified in the Grant Letter, dividend equivalents will not accrue interest. Any dividend equivalents underlying Performance Share Awards shall vest and become payable at the same time as the underlying Performance Share Awards, unless the Committee determines otherwise as specified in the Grant Letter.

10. Qualified Performance Based Compensation

(a) Designation as Qualified Performance-Based Compensation.    The Committee may determine that Restricted Stock Grants, a Grant of Restricted Stock Units, or Performance Share Awards made to an Eligible Participant shall be considered “qualified performance-based compensation” under Section 162(m) of the Code (a “Performance Award”), in which case such Performance Award shall be contingent upon the achievement of pre-established objective performance goals and other terms as set forth in this Section 10.

(b) Performance Goals.    When Performance Awards are granted under this Section 10, the Committee shall establish in the Grant Letter (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c) Criteria Used for Objective Performance Goals.    The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA (earnings before interest, taxes, depreciation, and amortization), net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio, paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, stockholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), credit quality, loss ratio (including as may be measured and reported over a specified period), risk/credit characteristics (including FICO, debt to income, or loan to value), early default experience, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions, or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Grantees.

(d) Timing of Establishment of Goals.    Achievement of performance goals with respect to a Performance Award shall be measured over a performance period as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain, and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period.

(e) Performance Award Pool.    The Committee may establish a performance award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of performance goals based on one or more of the business criteria set forth in Section 10(c) above during the performance period. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Grants may be made as rights to payment of a specified portion of the award pool.

(f) Certification of Results.    The Committee shall certify the performance results for the performance period specified in the Grant Letter after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Letter.

(g) Settlement of Performance Awards; Other Terms.    Settlement of Performance Awards shall be in cash or shares of Common Stock, at the discretion of the Committee and as set forth in the Grant Letter.

(h) Stockholder Approval for Performance-Based Awards.    The Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of this Section 10, if Performance Awards are to be made after such time and if required by Section 162(m) of the Code or the regulations thereunder.

(i) Disability, Death, or Other Circumstances.    To the extent consistent with Section 162(m) of the Code, the Committee may provide in the Grant Letter that Performance Awards shall be payable, in whole or in part, in the event of the Grantee’s termination of employment or service, retirement, disability, or death, a Change of Control, or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

(j) Impact Of Extraordinary Items Or Changes In Accounting.    To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of performance goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m) of the Code, in setting the performance goals within the period prescribed in Section 10(d), the Committee may provide for adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; severance, contract termination, and other costs related to exiting, modifying, or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; stock compensation costs and other non-cash expenses; unrealized gains and losses relating to fair valuations of derivatives; any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; business or other structural changes in the total shareholder return peer group; and any other specified non-operating items as determined by the Committee in setting performance goals.

(k) Status of Performance Awards under Code Section 162(m).    It is the intent of the Company that Performance Awards under this Section 10 constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 10 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. If any provision of the Plan as in effect on the date of adoption of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

11. Transferability of Options and Grants

(a) Restrictions on Transferability.    Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative) may exercise rights under a Grant except as otherwise stated herein and in Section 11(b) below. No individual Grantee may transfer those rights except (i) by will or by the laws of descent and distribution, or (ii) as may be provided under Section 11(b) below. Upon the death of an individual Grantee, the legal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the benefit of the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b) Stock Options and SARs.    Notwithstanding the foregoing, the Committee may provide in its sole discretion that a Grantee may transfer Stock Options or SARs to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that any such transfer shall not be for value, the Grantee shall receive no consideration for the transfer of such Stock Options or SARs, and the transferred Stock Options or SARs shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer.

12. Change of Control of the Company

(a) Change of Control.    As used in this Plan, unless otherwise specified in the Grant Letter, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company, or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 40% or more of the shares of the Company then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Company, or (iii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

(b) Affiliate, Associate, Person, Beneficial Owner.    For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership, or other entity (which, for the avoidance of doubt, does not include the United States government, any of its states, or any of their respective political subdivisions, departments, agencies, or instrumentalities), as determined by the Committee in its sole discretion; and a Person shall be deemed the “Beneficial Owner” of any securities:

(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase, or exchange;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement, or understanding to vote such security if such agreement, arrangement, or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii) to the extent that such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement, or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above), or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above; provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(c) Effect of Change of Control.    The Committee may establish such terms and conditions relating to the effect of a Change of Control on Grants as the Committee deems appropriate. In addition to other actions, in the event of a Change of Control of the Company, unless otherwise specified in the Grant Letter, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Grantee: (i) the Committee may determine that outstanding Stock Options and SARs shall be fully exercisable, restrictions on outstanding Restricted Stock Grants shall lapse, and other Grants shall become payable upon specified terminations of employment or service, including retirement, death, or disability, or at such other time as the Committee determines; (ii) the Committee may require that Grantees surrender their outstanding Stock Options and SARs for cancellation and the Grantees shall receive one or more payments by the Company, in cash, Common Stock, or other property (including the property, if any, payable in the transaction), as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Stock Options and SARs exceeds the exercise price, and on such terms as the Committee determines; (iii) after giving Grantees an opportunity to exercise their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate; (iv) with respect to Grantees holding Restricted Stock Units or Performance Share Awards, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Grants, in such amount and form and on such terms as may be determined by the Committee; or (v) the Committee may determine that Grants that remain outstanding after the Change of Control shall be converted to similar Grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share exercise price of a Stock Option or SAR, the Company shall not be required to make any payment to the participant upon surrender of the Stock Option or SAR. Any acceleration, surrender, termination, settlement, or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

13. Dissolution, Liquidation or Winding Up

If the Company is to be dissolved or liquidated, then the Committee may, in its discretion, take any of the actions set forth in Section 12(c).

14. Amendment and Termination of the Plan and Grants

(a) Amendment.    The Board may amend or terminate the Plan at any time, provided that the approval by the stockholders of the Company shall be required in respect of any amendment to the extent then required by applicable law (including the Code) or by the regulations of the U.S. Securities and Exchange Commission or the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

(b) Termination of Plan.    The Plan shall terminate on May 14, 2024, unless earlier terminated by the Board or unless extended by the Board with the approval of the stockholders.

(c) Termination and Amendment of Outstanding Grants.

(1) General.    A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents, unless the Committee acts under Section 22(b) below or as described below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) below or may be amended by mutual agreement of the Company and the Grantee which is consistent with the Plan; provided, however, that an amendment of the Plan or of the Grant that merely accelerates the vesting or extends the post-termination exercise period of the Grant or that does not adversely affect the Grant shall become effective without the consent of the Grantee.

(2) No Repricing.    Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities. This Section 14(c)(2) is intended to govern the repricing or exchange of “underwater” Stock Options and SARs and shall not be construed to prohibit the adjustments provided for in Section 3(e) of this Plan.

15. Funding of the Plan

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

16. Rights of Eligible Participants

Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, non-employee member of the Board, independent contractor, consultant, advisor, or otherwise.

17. Tax Matters

(a) Withholding of Taxes.    The Company shall have the right to deduct from all Grants paid in cash any federal, state, or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan up to the minimum applicable tax withholding amount. The Company’s obligation to issue or transfer shares of Common Stock in connection with any Grant shall be conditioned upon the Grantee’s compliance with the requirements of this Section 17(a) to the satisfaction of the Committee.

(b) Deferrals and Code Section 409A.    The Committee, in its sole discretion, may permit a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the Plan. In the event of such a deferral, the Committee may, if applicable, provide that the payment of dividend equivalents attributable thereto shall be also deferred until such time as the Grant will be settled in accordance with the Grantee’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. The Committee may establish such rules and procedures as it may deem advisable and in the best interests of the Company in the event that Section 409A of the Code is implicated by any transaction under the Plan.

(c) Section 409A.    The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If a Grant is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under Section 409A of the Code, (iv) unless the Grant specifies otherwise, each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Grant granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 60 days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

18. Agreements with Grantees

Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Grant Letter, the provisions of the Plan shall control.

19. Requirements for Issuance of Shares

No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation, or official interpretation thereof, and certificates representing such shares maybe legended to reflect any such restrictions. Any such restrictions are in addition to and not in lieu of the restrictions on shares provided for elsewhere in the Plan, including in Section 7 hereof in the case of Restricted Stock or Restricted Stock Units.

20. Non-U.S. Grants

In order to conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Grantee, the Committee may (a) modify the terms and conditions of Grants to Grantees employed or engaged outside the United States, (b) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances, and (c) take any action which it deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions, or approvals with respect to the Plan. The decision to grant non-US Grants or to establish subplans shall be at the sole discretion of the Committee. The Committee may amend, modify, or terminate any subplans at any time, and such amendment, modification, or termination may be made without prior notice to the Grantees. The Company, Subsidiaries, Affiliates, and members of the Committee shall not incur any liability of any kind to any Grantee as a result of any change, amendment, or termination of any subplan at any time. The benefits and rights provided under any subplan or by any non-US Grants (a) are wholly discretionary and, although provided by either the Company, a Subsidiary, or Affiliate, do not constitute regular or periodic payments, and (b) are not to be considered part of the Grantee’s salary or compensation under the Grantee’s employment or service with the Grantee’s local employer for purposes of calculating any severance, resignation, redundancy, or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits, or rights of any kind. If a subplan is terminated, the Committee may direct the payment of non-US Grants (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments, subject to applicable law.

21. Effective Dates

(a) Effective Date of the Plan.    The Plan shall be effective as of May 14, 2014, upon approval by the Company’s stockholders.

(b) Effectiveness of Section 16 Provisions.    The provisions of the Plan that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act shall remain in effect for so long as the Common Stock is registered under the Exchange Act.

22. Miscellaneous

(a) Company Policies.    All Grants granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time.

(b) Substitute Grants.    The Committee may make a Grant to an employee, a non-employee director, or an independent contractor, consultant, or advisor of another corporation or other entity, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization, or liquidation involving the Company and such entity. Any such Grant shall be made in substitution for a stock option, restricted stock grant, or other incentive award granted by such entity, but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

(c) Compliance with Law.    Notwithstanding anything in the Plan or any Grant Letter to the contrary, the Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may, in its sole discretion, agree to limit its authority under this Section 22(c). All Grants shall be subject to any required approvals by any governmental or regulatory agencies. Notwithstanding anything in this Plan or a Grant Letter to the contrary, the Plan, the Grant Letter, and a Grant awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify a Grant Letter and a Grant as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Grant, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

(d) Governing Law.    Except to the extent preempted by any applicable federal law, the Plan and the Grant Letters shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

(e) Severability.    In the event any provision of the Plan or of any Grant Letter shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or Grant Letter, and the Plan or Grant Letter shall be construed or enforced as though the illegal or invalid provision had not been included.

(f) Headings.    The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a Section of the Plan, the content of the Section shall control.

23. Index of Defined Terms

For purposes of the Plan:

“Affiliate” is defined in Section 12(b).

“Associate” is defined in Section 12(b).

“Beneficial Owner” is defined in Section 12(b).

“Board” shall mean the Board of Directors of Radian Group Inc. The term “director” shall refer to an individual member of the Board.

“Change of Control” is defined in Section 12(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” is defined in Section 4(a).

“Common Stock” is defined in Section 3(a).

“Company” is defined in the preamble to the Plan. For purposes of the Plan, the term “Company” includes Radian Group Inc. and all of its Subsidiaries as a group.

“Effective Date” of the Plan shall mean May 14, 2014.

“Eligible Participant” is defined in Section 5.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

The “Fair Market Value” of a share of Common Stock shall be as determined in Section 6(b).

“Full Value Grants” is defined in Section 3(d).

“Grant” is defined in Section 2.

“Grantee” is defined in Section 5.

“Grant Letter” is defined in Section 2.

“Performance Award” is defined in Section 10(a).

“Performance Share Awards” is defined in Section 9(a).

“Person” is defined in Section 12(b).

“Plan” shall mean this Radian Group Inc. 2014 Equity Compensation Plan as defined in the preamble, as the same may be amended from time to time.

“Plan Reserve” is defined in Section 3(a), subject to adjustment from time to time as provided in Section 3.

A share of “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to a Restricted Stock Grant.

“Restricted Stock Grant” is defined in Section 7.

“Restricted Stock Units” is defined in Section 7.

“Restriction Period” is defined in Section 7(a).

“SAR” is defined in Section 8(a).

“Stock Option” is defined in Section 6(a).

“Subcommittee” is defined in Section 4(c).

“Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.

“Successor Grantee” is defined in Section 11(a).

“2008 Plan” is defined in the introductory paragraph.

* * *

This Radian Group Inc. 2014 Equity Compensation Plan was adopted by the Board of Directors of the Company on February 13, 2014, and was approved by the stockholders of the Company at the annual meeting of stockholders held on May 14, 2014.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Item 1 and “FOR” Items 2, 3 and 4. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

+
A	Proposals — The board of directors recommends a vote “FOR” Items 1, 2, 3 and 4.

Item 1 - To elect eleven directors, each for a one-year term, to serve until their successors have been duly elected and qualified Nominees:

	For	Against	Abstain		For	Against	Abstain			For	Against	Abstain

1(a) Herbert Wender	☐	☐	☐	1(g) Brian D. Montgomery	☐	☐	☐	Item 2 -	To approve, by an advisory, non-binding vote, the overall compensation of Radian’s named executive officers.	☐	☐	☐
1(b) David C. Carney	☐	☐	☐	1(h) Gaetano Muzio	☐	☐	☐
1(c) Howard B. Culang	☐	☐	☐	1(i) Jan Nicholson	☐	☐	☐

1(d) Lisa W. Hess	☐	☐	☐	1(j) Gregory V. Serio	☐	☐	☐	Item 3 -	To approve the Radian Group Inc. 2014 Equity Compensation Plan.	☐	☐	☐
1(e) Stephen T. Hopkins	☐	☐	☐	1(k) Noel J. Spiegel	☐	☐	☐

1(f) Sanford A. Ibrahim	☐	☐	☐					Item 4 -	To ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

								NOTE:	Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RADIAN GROUP INC.	+

PROXY FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 2014

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and C. Robert Quint, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 1601 Market St., 12th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time, on May 14, 2014, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2014 Annual Meeting of Stockholders, the Proxy Statement and the 2013 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+